   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 1998
                                                     REGISTRATION NO. 333-48405
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 -----------

                            AMENDMENT NO. 3 TO
                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 -----------
                           FEDERATED INVESTORS, INC.
            (Exact name of registrant as specified in its charter)

      PENNSYLVANIA                 6722                    25-1111467
     (State or other         (Primary Standard          (I.R.S. Employer
     jurisdiction of            Industrial             Identification No.)
    incorporation or        Classification Code
      organization)               Number)

                           FEDERATED INVESTORS TOWER
                      PITTSBURGH, PENNSYLVANIA 15222-3779
                                (412) 288-1900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               JOHN W. MCGONIGLE
                 EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                           FEDERATED INVESTORS TOWER
                      PITTSBURGH, PENNSYLVANIA 15222-3779
                                (412) 288-1900
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 -----------
                                With Copies To:

                               MICHAEL C. MCLEAN
                          KIRKPATRICK & LOCKHART LLP
                             1500 OLIVER BUILDING
                      PITTSBURGH, PENNSYLVANIA 15222-2312
                                (412) 355-6500


  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                 -----------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXHIBIT INDEX IS ON PAGE II-3.
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

                               EXPLANATORY NOTE

  This registration statement contains two forms of prospectus: one to be used in connection with the initial public offering of Class B Common Stock in the United States and Canada (the "U.S. Prospectus") and one to be used in connection with the concurrent initial public offering of Class B Common Stock outside the United States and Canada (the "International Prospectus"). The form of U.S. Prospectus is included herein and is followed by those pages that differ from those in the U.S. Prospectus (each marked "Alternate Page for International Prospectus") and which are to be used in the International Prospectus.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED MAY 7, 1998

PROSPECTUS

                               16,290,235 SHARES
                                      LOGO
                                   Federated
                                  World-Class
                               Investment Manager
                           FEDERATED INVESTORS, INC.

                              CLASS B COMMON STOCK
                                  (NON-VOTING)

                                  ----------

  Of the 16,290,235 shares of Class B Common Stock ("Class B Common Stock") offered hereby, 13,032,190 shares are being offered in the United States and Canada by the U.S. Underwriters (the "U.S. Offering") and 3,258,045 shares are being offered concurrently outside the United States and Canada by the International Underwriters (the "International Offering"). Such offerings are collectively referred to as the "Offering." The offering price and underwriting discount in the U.S. Offering and the International Offering are identical. See "Underwriting."

  Of the 16,290,235 shares of Class B Common Stock offered hereby, 2,610,000 shares will be issued and sold by Federated Investors, Inc., a Pennsylvania corporation (the "Company" or "Federated"), and 13,680,235 shares will be sold by certain selling shareholders (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any proceeds from the sale of the shares by the Selling Shareholders.

  The Company has two classes of authorized Common Stock consisting of Class A Common Stock and Class B Common Stock. Except as provided in the Restated Articles of the Company or by applicable law, the entire voting power of the Company is vested in the holders of Class A Common Stock. Until the occurrence of a specified future event (the "Agreement Date" as defined in the Restated Articles), the holders of Class B Common Stock shall have no voting rights, except as otherwise required by law. With the exception of voting rights and except as otherwise required by applicable law or otherwise provided in the Restated Articles of the Company, each share of Class A Common Stock has identical powers, preferences and rights, including rights in liquidation. See "Description of Securities."

  Prior to this Offering, there has been no public market for the Class B Common Stock. It is currently estimated that the initial public offering price will be between $18.00 and $20.00 per share of Class B Common Stock. For a discussion of the factors which will be considered in determining the initial public offering price, see "Underwriting." For a description of the terms of the Company's Class B Common Stock, see "Description of Securities."

  The Offering is conditioned upon the consummation of a concurrent merger of Federated Investors, a Delaware business trust, into its wholly owned subsidiary, the Company (the "Merger"). Unless otherwise stated, this Prospectus assumes consummation of the Merger. See "Federated--Merger."

  Application has been made to list Class B Common Stock on the New York Stock Exchange.

FOR INFORMATION CONCERNING RISK FACTORS RELATING TO THIS OFFERING, SEE "RISK FACTORS" ON PAGE 13 IMMEDIATELY FOLLOWING THE SUMMARY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
 OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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
                                         UNDERWRITING PROCEEDS TO PROCEEDS TO SELLING
                         PRICE TO PUBLIC DISCOUNT (1) COMPANY (2)  SHAREHOLDERS (2)
-------------------------------------------------------------------------------------
Per Share............... $               $            $           $
-------------------------------------------------------------------------------------
Total (3)............... $               $            $           $

--------------------------------------------------------------------------------
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(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of
    1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of the Offering of $    , of which
    $         will be paid by the Company and $     will be paid by the Selling
    Shareholders.
(3) The Company and the Selling Shareholders have granted the U.S. Underwriters 30 day options to purchase up to 312,000 and 1,642,828 additional shares of Class B Common Stock, respectively, and have granted the International Underwriters 30 day options to purchase up to 78,000 and 410,707 additional shares of Class B Common Stock, respectively, solely to cover over-allotments, if any. If such options are exercised in full, the total price to public, underwriting discount, proceeds to the Company and proceeds to
    the Selling Shareholders will be $   , $   , $   , and $   , respectively.
    See "Underwriting."

  The Class B Common Stock is offered by the several Underwriters, subject to prior sale, when, as and if issued or sold to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of shares of the Class B Common Stock will be made in
New York, New York on or about May   , 1998.

                                  ----------
MERRILL LYNCH & CO.
                            PAINEWEBBER INCORPORATED
                                                            SALOMON SMITH BARNEY
                                  ----------

                  The date of this Prospectus is May   , 1998.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERAGE TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Class B Common Stock offered hereby (the "Offering"). This Prospectus, which is a part of the Registration Statement, is complete in material respects but does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares of Class B Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at the Northwest Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the public reference section of the Commission upon payment of the fees prescribed by the Commission. In addition, registration statements and certain other documents filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR. The summaries in this Prospectus of additional information included in the Registration Statement or any exhibit thereto are qualified in their entirety by reference to such information or exhibit.

  The Company has also filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the proposed merger of Federated Investors, a Delaware business trust which currently owns all of the outstanding capital stock of the Company, into the Company (the "Merger"). The Merger is conditioned, among other matters, upon the consummation of the Offering.

  As a result of the Offering, the Company will become subject to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file periodic reports, proxy statements and other information with the Commission. After the Offering, such reports, statements and other information may also be obtained from the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Company intends to furnish its shareholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by independent public accountants and with quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year.

              SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

  Certain statements under "Summary;" "Risk Factors;" "Management's Discussion and Analysis of Financial Condition and Results of Operations;" "Business;" and elsewhere in this Prospectus constitute forward-looking statements, which involve known and unknown risks, uncertainties, and other factors that may cause the actual results, levels of activity, performance, or achievements of the Company, or industry results, to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this Prospectus. As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity, or achievements, and neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus and the Appendices hereto. All share references reflect the one for one stock dividend paid in December 1996, the one for one stock dividend paid on April 15, 1998, and the one for two stock dividend paid on April 30, 1998. Unless otherwise indicated, the information in the Prospectus assumes (i) the consummation of the Merger and
(ii) no exercise of the Underwriters' over-allotment options. Shareholders are urged to read this Prospectus and the Appendices hereto in their entirety.

                                   FEDERATED

  Federated is a leading provider of investment management products and related financial services. Federated sponsors, markets and provides investment advisory, distribution and administrative services primarily to mutual funds. Federated has been in the mutual fund business for over 40 years and is one of the ten largest mutual fund managers in the United States based on assets under management. Federated's assets under management at December 31, 1997 were $92.5 billion, primarily in funds managed, distributed and administered by Federated and in other non-fund products ("Managed Assets"), of which $2.1 billion were in separately managed accounts. In addition, at year end 1997 Federated provided administrative services to mutual funds sponsored by third parties, primarily banks, having $47.0 billion in assets ("Administered Assets").

  Federated manages assets across a wide spectrum of asset categories including substantial participation in fast-growing areas such as equity and international investments. Many of Federated's products are ranked highly by recognized industry sources based on investment performance relative to peer funds. At December 31, 1997, Federated had 80 managed funds eligible for Morningstar, Inc. ratings. Of these funds, 73 (or 91%) are rated "three," "four" or "five" stars, and 39 (or 49%) are rated "four" or "five" stars, placing Federated among the leaders in the mutual fund industry for percentage of top-rated funds.

  Federated has built a national reputation as a high quality provider of a broad range of investment management products and related financial services. Federated distributes its products through a diversified network of financial intermediaries such as banks, brokers and other investment advisers who use them to meet the needs of their customers; these customers include retail investors, corporations, and retirement plans. Federated employs one of the largest sales forces directed to financial intermediaries and institutions in the industry with more than 175 sales representatives and managers across the United States. Through substantial investments in distribution over the last 20 years, Federated has developed an extensive network of over 3,500 financial institutions which sell Federated's products to their customers. Federated also directly sells its products to more than 500 institutions such as corporations and government entities.

  Federated believes that the diversification in its products and distribution channels allows it to accumulate assets in different market cycles, thereby reducing earnings volatility. Federated's mix of products is designed to include products that serve individuals at different stages of their life and earnings cycle and to include products that will be in demand under a variety of economic and market conditions. Similarly, Federated reaches customers through a variety of distribution channels which allow it access to many segments of the marketplace and lessen the dependence on any one source of assets.

  Historically, Federated's mix of Managed Assets has been dominated by money market and other fixed income assets where Federated continues to be among the leading mutual fund managers based on assets under management. More recently, in response to market demand and to diversify its Managed Assets, Federated has emphasized growth of its equity fund business and has broadened its range of equity products to include international, aggressive growth, and small capitalization equity products. Federated established a New York-based investment management unit to develop global and international investment products. Within Federated's Managed Asset categories, equity fund assets have been the fastest growing class. In 1997, Federated's equity fund assets increased by 54% compared to 37% for the overall industry according to Investment Company Institute ("ICI") data. Equity fund assets have grown at a 49% compound annual rate over the past two years versus 38% for the overall industry according to ICI data.

  In late 1996, Federated initiated a comprehensive review and reengineering of its products, markets and operations ("Federated First"). Federated First generated major initiatives to improve profitability, accelerate growth in assets under management and enhance customer service. These initiatives include
(1) refocusing Federated's service activities to emphasize the growth of Managed Assets and Administered Assets rather than selling individual services such as transfer agency, portfolio accounting, and technology solutions as stand-alone products, (2) standardizing retirement plan record keeping products, (3) reengineering various shareholder servicing activities, (4) entering into an agreement in the fourth quarter of 1997 with State Street Corporation ("State Street") to provide portfolio accounting services to both Federated and third party administered funds and (5) accelerating Federated's investment in the development of an improved management information system and decision support resources. The financial results of the initiatives undertaken by management during this period have been positive. In 1997, operating income increased $58.0 million and net income increased $38.0 million over 1996, and in the first quarter of 1998 operating income increased $18.4 million and net income increased $12.0 million over the first quarter of 1997. See "Recent Developments."

BUSINESS STRATEGY

  Federated pursues a multi-faceted business strategy to expand assets under management and increase profitability:

 .  BROADEN RECOGNITION AS A WORLD CLASS INVESTMENT MANAGEMENT COMPANY.
   Throughout its history, Federated has generated highly competitive investment performance across various asset classes. However, Federated believes that as a result of its historical concentration on fixed income and money market funds and its emphasis on the bank trust distribution channel, it does not enjoy the level of name recognition of companies historically focused on equity products sold to retail investors. Federated has undertaken a national advertising campaign designated to promote brand awareness and enhance its ability to take full advantage of its broad product line and competitive historical investment performance. More importantly, Federated intends to continue to invest in its investment management operation in order to seek to continue its record of highly-ranked investment performance.

 .  USE ITS EXTENSIVE DISTRIBUTION NETWORK TO EXPAND MARKET PENETRATION,
   PARTICULARLY OF THE EQUITY AND INTERNATIONAL FUND BUSINESS. Equity and international investments, which generally produce higher fee revenue than money market and fixed income investments, have experienced substantial growth. Federated believes that its substantial money market fund business, which provides a revenue base that is generally stable and recurring, will provide a platform from which to achieve this expansion. Federated believes that its investment performance combined with the size and quality of its distribution network will enable it to continue to expand its business in these key areas.

 .  PROFITABLY EXPAND ITS CUSTOMER RELATIONSHIPS THROUGH SUPERIOR CUSTOMER
   SERVICES. Federated intends to use its experience and expertise to expand its relationships with financial intermediaries by offering value-added services designed to support the growth of Managed Assets and Administered Assets. Federated believes that the quality of its services activities, as evidenced by various awards from Dalbar, Inc. based on its widely recognized surveys of financial intermediaries, differentiates Federated from many of its competitors.

 . CONTINUE THE IMPLEMENTATION OF FEDERATED FIRST INITIATIVES. Federated believes that the continued implementation of Federated First will provide ongoing opportunities to improve its profitability and accelerate earnings growth.

 . ACTIVELY PURSUE ACQUISITIONS AND ALLIANCES. Federated will seek to identify acquisitions and alliances that will enhance shareholder value by adding assets, complementary investment management expertise or distribution capabilities. Federated has completed three acquisitions since November 1996 which together resulted in an increase of approximately $4.8 billion in Managed Assets. Federated believes its disciplined investment management style, broad product line, competitive fund performance, strong customer support and proven operational capabilities offer a compelling package that addresses key concerns of sellers. Federated also believes that its substantial distribution capabilities appeal to sellers who have developed attractive products but have been unable to make the ongoing investments necessary for successful product distribution.

  Federated believes that its broad product line, highly competitive investment performance, distribution strength and strategy will position it to take advantage of favorable economic and demographic trends affecting the asset management industry. These trends include the need for the aging baby boom generation to increase savings and investment, lower public confidence in the adequacy of government and employee sponsored retirement benefits, longer life expectancies and rising health care costs. According to U.S. Census Bureau projections, the number of Americans between the ages of 45 and 65 will grow from 53.7 million in 1996 to 71.1 million in 2005, making this pre-retirement age group the fastest growing segment of the U.S. population. The Company also believes that it benefits from a developing industry trend toward "intermediary assisted sales"--sales of mutual fund products through a financial intermediary--driven by the array of options now available to investors and the need for financial planning advice that has resulted from the recent increase in the average household's financial assets. According to the ICI, intermediary assisted sales for the year ended December 31, 1997 constituted 61.9% of the total dollar value of mutual fund sales, a figure that has grown from 54.9% in 1994.

                         CONCURRENT MERGER AND OFFERING

  Pursuant to the merger of Federated Investors, a Delaware business trust (the "Trust"), into the Company, a Pennsylvania corporation and currently the wholly owned subsidiary of the Trust (the "Merger"), the Company as the surviving corporation, through its subsidiaries and affiliates, will continue to provide the same investment management products and related financial services. The holders of Trust Class A Common Shares and Trust Class B Common Shares will become holders of Class A Common Stock and Class B Common Stock, respectively, of the Company, having the relative rights as set forth in the Restated Articles of the Company, and will hold the same proportionate beneficial ownership interest in the Company as such holders held in the Trust. A special meeting of the shareholders of the Trust will be held on May 15, 1998 to approve and adopt the Agreement and Plan of Merger between the Trust and the Company. The Merger is conditioned upon, among other matters, the consummation by the Company of this Offering. See "Federated--Merger."

  After the Offering, the executive officers and directors of the Company will own approximately 31.6% of the outstanding shares of Class B Common Stock (approximately 31.5% if the Underwriters' over-allotment options are exercised in full) and all of the outstanding Class A Common Stock will continue to be owned by a trust, the trustees of which are John F. Donahue, Chairman of the Company, his wife, and his son, J. Christopher Donahue, President and Chief Executive Officer of the Company (the "Voting Trust"). The entire voting power of the Company's capital stock shall be vested in the holders of Class A Common Stock, except as provided in the Restated Articles of Incorporation of the Company ("Restated Articles") or as otherwise required by applicable law.

  The Company is a Pennsylvania corporation, with its principal executive offices located at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779, and its telephone number is (412) 288-1900. Unless the context otherwise requires,"Federated" or the "Company" refers to Federated Investors, Inc., a Pennsylvania corporation, after giving effect to the concurrent merger of Federated Investors, a Delaware business trust which currently owns all of the outstanding capital stock of the Company, into the Company. References to "Common Stock" are to the Class A Common Stock and the Class B Common Stock of the Company.

                            ORGANIZATIONAL STRUCTURE

  Set forth below is an organizational chart which illustrates, as of the consummation of the Merger of the Trust into the Company (its wholly owned subsidiary) and the Offering, the ownership of the Company and its directly and indirectly owned subsidiaries and affiliates:

                                      LOGO
  This amendment includes an organizational chart of the Company. The chart shows that (1) the Company is a wholly-owned subsidiary of the Trust, (2) the Trust is merging with and into the Company, (3) the stock of the Company, upon consummation of the Merger and the Offering, will be owned as follows: Class A Common Stock by the Voting Trust and Class B Common Stock by the existing and public shareholders, (4) the Company owns various wholly-owned investment management subsidiaries, distribution subsidiaries, services subsidiaries, and other subsidiaries, and (5) the Company owns a 50.5% interest in a limited partnership, which is one of the Company's investment management subsidiaries.

--------
*All direct and indirect subsidiaries of the Company are wholly owned, except for one 50.5% owned limited partnership with a broker/dealer which shares income and expenses from two funds. See "Business--Distribution--Broker/Dealer Market."

                                  THE OFFERING

Class B Common Stock offered by the
 Company:
  U.S. Offering.....................    2,088,000 Shares
  International Offering............      522,000 Shares
                                        ------
    Total...........................    2,610,000 Shares
                                        ------
                                        ------

Class B Common Stock offered by the
 Selling Shareholders:
  U.S. Offering.....................    10,944,190 Shares
  International Offering............     2,736,045 Shares
                                        -------
    Total...........................    13,680,235 Shares
                                        -------
                                        -------

                                        The 13,680,235 shares consist of
                                        6,394,500 shares held by certain
                                        institutions and 7,285,735 shares
                                        owned in the aggregate by certain
                                        other shareholders, including
                                        members of management, Federated's
                                        Profit Sharing Trust and other
                                        shareholders. See "Principal and
                                        Selling Shareholders."

Common Shares Outstanding After
 Offering:
  Class A (voting)..................    6,000 shares
  Class B (non voting)..............    86,037,000 shares (without giving
                                        effect to the Underwriters'
                                        exercise of the over-allotment
                                        options)

Preferred Shares Outstanding After      None
 Offering:..........................

Control by Class A Common               The entire voting power of the
 Shareholders:......................    Company's capital stock shall be
                                        vested in the holders of Class A
                                        Common Stock until the first date
                                        on which the Company shall execute
                                        and deliver, and enter into, a
                                        legally binding and enforceable
                                        agreement providing for the issue
                                        by the Company of shares of Class B
                                        Common Stock in a transaction
                                        constituting a
                                        business combination which, for
                                        financial reporting purposes, shall
                                        be accounted for as a pooling of
                                        interests in accordance with
                                        generally accepted accounting
                                        principles (the "Agreement Date").
                                        Except as otherwise provided in the
                                        Restated Articles or by applicable
                                        law, the holders of the outstanding
                                        shares of Class B Common Stock
                                        shall have no voting rights.

                                        From and after the Agreement Date,
                                        the holders of the outstanding
                                        shares of Class A Common Stock and
                                        the holders of the outstanding
                                        shares of Class B Common Stock,
                                        except as provided below, shall
                                        vote together as a single class,
                                        and every holder of the outstanding
                                        shares of the Class A Common Stock
                                        shall be entitled to cast 1,000
                                        votes for each share of Class A
                                        Common Stock held of record by such
                                        holder, and every holder of the
                                        outstanding shares of the Class B
                                        Common Stock shall be entitled to
                                        cast one vote for each share of
                                        Class B Common Stock held of record
                                        by such holder. Notwithstanding the
                                        foregoing, from and after the
                                        Agreement Date the holders of the
                                        Class A Common Stock, voting
                                        separately as a class with each
                                        holder of the outstanding shares of
                                        Class A Common Stock being entitled
                                        to one vote in person or by proxy
                                        for each share of the Class A
                                        Common Stock held of record by such
                                        holder, shall have the right to
                                        elect that number of directors so
                                        that four-tenths (4/10) (calculated
                                        to the next highest whole number)
                                        of the total number of directors of
                                        the Company fixed from time to time
                                        by, or in the manner provided for
                                        in, the Bylaws of the Company,
                                        shall have been elected by the
                                        holders of the Class A Common Stock
                                        separately. Neither holders of the
                                        Class A Common Stock nor holders of
                                        the Class B Common Stock shall be
                                        entitled to cumulate their votes
                                        for election of directors of the
                                        Company. See "Description of
                                        Securities." The Voting Trust,
                                        controlled by John F. Donahue, his
                                        wife and J. Christopher Donahue,
                                        holds all of the issued and
                                        outstanding Class A Common Stock
                                        and, as a result, will be able to
                                        continue to exercise significant
                                        control over the affairs of the
                                        Company in such event. See
                                        "Principal and Selling
                                        Shareholders."

Relative Rights of Class A and
   Class B Common Stock:............
                                        Except as otherwise required by
                                        applicable law or otherwise
                                        provided in the Restated Articles,
                                        each share of Class A Common Stock
                                        and each share of Class B Common
                                        Stock shall have identical powers,
                                        preferences and rights, including
                                        rights in liquidation. Upon
                                        liquidation of the Company, holders
                                        of Class A Common Stock and holders
                                        of Class B Common Stock are
                                        entitled to share ratably in the
                                        assets thereof that may be
                                        available for distribution after
                                        satisfaction of creditors. In
                                        addition, the holders of the Class
                                        A Common Stock and the Class B
                                        Common Stock shall receive the same
                                        amount of consideration per share,
                                        notwithstanding any differences in
                                        voting rights, in connection with
                                        (A) the acquisition of the Company
                                        by another entity by means of any
                                        transaction or series of related
                                        transactions (including, without
                                        limitation, any reorganization,
                                        merger, consolidation or stock
                                        purchase) or (B) a sale of all or
                                        substantially all of the assets of
                                        the Company. The holders of the
                                        Class B Common Stock
                                        shall have no preemptive rights to
                                        subscribe for any shares of any
                                        class of stock of the Company,
                                        whether now or hereafter
                                        authorized. The holders of the
                                        Class A Common Stock have certain
                                        preemptive rights more fully set
                                        forth under "Description of
                                        Securities."

Dividend Policy:....................    The Company currently intends to
                                        pay a quarterly dividend of $.038
                                        per share on its Class A Common
                                        Stock and a quarterly dividend of
                                        $.038 per share on its Class B
                                        Common Stock (Class A Common Stock
                                        together with Class B Common Stock
                                        shall be collectively referred to
                                        herein as "Common Stock") Common
                                        Stock. However, the declaration and
                                        payment by the Company of any
                                        future dividends on its Common
                                        Shares and the amount thereof will
                                        depend upon the Company's results
                                        of operations, financial condition,
                                        cash requirements, restrictions
                                        imposed by lenders, future
                                        prospects and other factors deemed
                                        relevant by the Company's Board of
                                        Directors. See "Dividend Policy."

Use of Proceeds:....................    The net proceeds to be received by
                                        the Company from the sale of the
                                        Class B Common Stock offered hereby
                                        is estimated at $46.2 million,
                                        assuming an offering price of
                                        $19.00 per share, after deducting
                                        the underwriting discount and
                                        estimated offering expenses to be
                                        paid by the Company.

                                        The net proceeds received by the
                                        Company will be used for working
                                        capital and other general corporate
                                        purposes. The Company will receive
                                        no proceeds from the sale of Class
                                        B Common Stock by the Selling
                                        Shareholders. See "Use of
                                        Proceeds."

NYSE Listing:.......................    Application has been made to list
                                        Class B Common Stock on The New
                                        York Stock Exchange.

NYSE Symbol:........................
                                        FII

                              SUMMARY RISK FACTORS

  Prospective Purchasers of the Class B Common Stock offered hereby should consider the factors set forth under "Risk Factors" as well as the other information set forth in this Prospectus, including potential adverse effects of increased competition in the investment management business, potential adverse effects of a decline in securities market, potential adverse effects on money market funds resulting from increases in interest rates, adverse effects of poor fund performance, adverse effects of termination or failure to renew fund agreements on the Company's revenues and profitability, potential adverse effects of changes in laws and regulations on the Company's investment management business, no assurance of successful future acquisitions, no assurance of dividends; holding company structure, year 2000 risks, no assurance of success in retaining and recruiting key personnel and sales force, concentration of voting power in Class A Common Stock, anti-takeover provisions, absence of a prior public market, volatility of stock price, potential adverse impact on market price due to future sale or distribution of shares of Common Stock, and immediate and substantial dilution to prospective purchasers.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          FOR THE YEAR ENDED DECEMBER 31,
                                    ----------------------------------------------
                                      1993     1994      1995     1996      1997
                                    -------- --------  -------- --------  --------
STATEMENT OF OPERATIONS DATA:
Total Revenue.....................  $265,977 $271,190  $279,831 $321,793  $403,719
                                    -------- --------  -------- --------  --------
Operating Expenses:
 Compensation and related.........    81,542   90,003   101,534  126,966   139,373
 Other operating..................    91,936  115,077   104,885  134,308   141,004
 Amortization and revaluation of
  intangible assets...............    30,823  105,868    10,445    8,886    13,715
                                    -------- --------  -------- --------  --------
  Total Operating Expenses........   204,301  310,948   216,864  270,160   294,092
                                    -------- --------  -------- --------  --------
Operating income (loss)...........  $ 61,676 $(39,758) $ 62,967 $ 51,633  $109,627
                                    ======== ========  ======== ========  ========
Net income (loss).................  $ 31,216 $(39,336) $ 28,531 $ 12,619  $ 50,577
Dividends on preferred shares(1)..     8,176    6,108     6,000    3,025         0
                                    -------- --------  -------- --------  --------
Net income (loss) applicable to
 Common Shares....................  $ 23,040 $(45,444) $ 22,531 $  9,594  $ 50,577
                                    ======== ========  ======== ========  ========
Cash dividends per Common
 Share(2).........................  $   0.00 $   0.00  $ 0.1667 $ 0.0417  $ 0.0583
                                    ======== ========  ======== ========  ========
Earnings (loss) per Common Share--
 basic
 Income before extraordinary
  item(2).........................  $   0.27 $  (0.53) $   0.25 $   0.13  $   0.62
                                    ======== ========  ======== ========  ========
Earnings (loss) per Common Share--
 assuming dilution
 Income before extraordinary
  item(2).........................  $   0.27 $  (0.53) $   0.24 $   0.13  $   0.61
                                    ======== ========  ======== ========  ========
BALANCE SHEET DATA AT PERIOD END:
 Intangible assets, net...........  $165,560 $ 74,413  $ 63,703 $ 69,105  $ 67,880
 Total assets.....................   286,304  178,150   185,402  247,377   337,156
 Long-term debt--Recourse.........   135,394   88,690    68,062  244,125    98,950
 Long-term debt--Nonrecourse(3)...         0        0         0        0   185,388
 Total liabilities................   222,251  156,284   155,883  333,485   377,800
 Shareholders' equity.............    63,700   20,733    28,692  (86,922)  (41,110)
MANAGED AND ADMINISTERED ASSETS
 AT PERIOD END (IN MILLIONS):
 Money Market Funds...............  $ 31,856 $ 31,528  $ 40,610 $ 51,163  $ 63,622
 Fixed Income Funds...............    19,967   14,106    14,330   14,109    15,067
 Equity Funds.....................     4,244    3,927     5,287    7,594    11,710
 Separate Accounts................     1,137    1,257     1,486    1,976     2,141
                                    -------- --------  -------- --------  --------
  Total Managed Assets............  $ 57,204 $ 50,818  $ 61,713 $ 74,842  $ 92,540
                                    ======== ========  ======== ========  ========
  Total Administered Assets.......  $ 19,505 $ 21,304  $ 22,089 $ 35,574  $ 46,999
                                    ======== ========  ======== ========  ========

--------
(1) Termination dividend paid in January 1996 in connection with the conversion of all outstanding Trust Series A Preferred Shares into Trust Class B Common Shares and the repurchase of the converted shares by the Trust. See
    Note 10 to the Consolidated Financial Statements.

(2) Reflects the one for one stock dividend paid in 1996, the one for one stock dividend paid on April 15, 1998 and the one for two stock dividend paid on April 30, 1998.
(3) See Note 6 to the Consolidated Financial Statements for information concerning nonrecourse debt.

                              RECENT DEVELOPMENTS

  Results for the First Quarter Ended March 31, 1998. Federated's consolidated net income increased to $20.8 million ($0.25 per diluted Common Share) for the first quarter of 1998, up $12.0 million ($0.14 per diluted Common Share) or 135.6% from the first quarter of 1997 results of $8.8 million ($0.11 per diluted Common Share).

  Consolidated revenues for the first quarter 1998 totaled $122.6 million, up $31.0 million or 33.8% from $91.6 million for the same period of 1997. The increase is primarily the result of higher fees generated on average Managed Assets which were up 23.4% to $95.1 billion for the first quarter of 1998 as compared to $77.1 billion for the first quarter of 1997. Average Managed Asset increases include a 56.2% increase in equity products, a 22.6% increase in money market products, a 9.2% increase in fixed income products and a 10.9% increase in separate account assets. Revenues also increased as a result of a one time payment of $2.5 million resulting from a buyout of a servicing contract for a bank sponsored mutual fund complex. The reduction to future revenue as a result of the loss of this bank client is approximately $0.5 million per quarter.

  Consolidated operating expenses for the first quarter of 1998 totaled $82.7 million, an increase of $12.6 million or 17.9% over the first quarter of 1997 operating expenses of $70.1 million. The increase in operating expenses was due principally to increases in variable based compensation of $4.0 million as a result of increased sales and profitability, a $2.7 million increase in advertising and promotional expenses attributable to increased Managed Assets and a $0.8 million increase in amortization of intangible assets as a result of an acquisition occurring in the second quarter of 1997.

  The tables below compare summary unaudited financial and statistical results:

                                                          FOR THE QUARTER ENDED
                                                                MARCH 31,
                                                          ----------------------
SELECTED OPERATING DATA (IN THOUSANDS, EXCEPT PER SHARE
DATA)                                                         1997        1998
-------------------------------------------------------   ---------- -----------
Total Revenue............................................ $   91,627 $   122,592
Operating Expenses.......................................     70,137      82,699
                                                          ---------- -----------
Operating Income.........................................     21,490      39,893
Nonoperating Expenses and Minority Interest..............      6,983       8,148
                                                          ---------- -----------
Income Before Income Taxes...............................     14,507      31,745
Income Tax Provision.....................................      5,664      10,908
                                                          ---------- -----------
Net Income............................................... $    8,843 $    20,837
                                                          ========== ===========
Earnings per Basic Common Share..........................      $0.11       $0.25
Earnings per Diluted Common Share........................      $0.11       $0.25
                                                                MARCH 31,
                                                          ----------------------
MANAGED AND ADMINISTERED ASSETS (IN MILLIONS)                 1997        1998
---------------------------------------------             ---------- -----------
Money Market Funds....................................... $   53,086 $    64,215
Fixed Income Funds.......................................     13,788      15,601
Equity Funds.............................................      8,000      13,843
Separate Accounts........................................      2,069       2,389
                                                          ---------- -----------
  Total Managed Assets................................... $   76,943 $    96,048
                                                          ========== ===========
  Total Administered Assets.............................. $   38,860 $    51,651
                                                          ========== ===========
                                                          FOR THE QUARTER ENDED
                                                                MARCH 31,
                                                          ----------------------
AVERAGE MANAGED AND ADMINISTERED ASSETS (IN MILLIONS)         1997        1998
-----------------------------------------------------     ---------- -----------
Managed Assets...........................................    $77,087 $    95,102
Administered Assets......................................     39,228      49,946

  Assets Under Management. Federated's Managed Assets were $96.0 billion at March 31, 1998, an increase of $3.5 billion from December 31, 1997. Managed Assets increased in each asset class. International and global Managed Assets increased approximately $241 million from $1.2 billion to $1.4 billion. Administered Assets were $51.7 billion at March 31, 1998, an increase of $4.7 billion from December 31, 1997.

  Sales and net sales of both equity and fixed income managed funds contributed positively to these asset changes in the first quarter of 1998. Sales of equity funds totaled $1.4 billion and net sales (sales minus redemptions) were $759 million. Sales of fixed income funds totaled $1.6 billion and net sales were $514 million. Most of the remaining asset increase was due to the impact of favorable securities market conditions in the first quarter of 1998. The S&P 500 index rose nearly 14% in the first quarter of 1998, and most other investment indices showed substantial increases. In addition to creating favorable sales conditions, market appreciation increased the value of Managed Assets. Under different market conditions, the Company's performance could differ substantially. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Economic and Market Conditions."

  The tables below compare Federated's Managed and Administered Assets by Market as of:

                                               MARCH 31, DECEMBER 31, MARCH 31,
                                                 1997        1997       1998
                                               --------- ------------ ---------
                                                        (IN MILLIONS)
MANAGED ASSETS BY MARKET
------------------------
 Bank Trust Market............................  $40,982    $49,662     $49,741
 Broker/Dealer Market.........................   23,368     28,256      31,662
 Institutional Market.........................    9,755     11,343      11,266
 Other Markets................................    2,838      3,279       3,379
                                                -------    -------     -------
    Total Managed Assets by Market............  $76,943    $92,540     $96,048
                                                =======    =======     =======
MANAGED ASSETS BY BANK TRUST MARKET
-----------------------------------
 Money Market Funds/Cash Equivalent...........  $32,933    $40,897     $40,391
 Fixed Income Funds...........................    5,163      5,070       5,047
 Equity Funds.................................    2,886      3,695       4,303
                                                -------    -------     -------
    Total Managed Assets by Bank Trust Market.  $40,982    $49,662     $49,741
                                                =======    =======     =======
MANAGED ASSETS BY BROKER/DEALER MARKET
--------------------------------------
 Money Market Funds/Cash Equivalent...........  $13,608    $15,293     $17,103
 Fixed Income Funds...........................    5,614      6,566       6,956
 Equity Funds.................................    4,128      6,376       7,582
 Separate Accounts............................       18         21          21
                                                -------    -------     -------
    Total Managed Assets by Broker/Dealer
     Market...................................  $23,368    $28,256     $31,662
                                                =======    =======     =======
MANAGED ASSETS BY INSTITUTIONAL MARKET
--------------------------------------
 Money Market Funds/Cash Equivalent...........  $ 5,744    $ 6,698     $ 5,973
 Fixed Income Funds...........................    1,474      1,825       2,018
 Equity Funds.................................      501        749         964
 Separate Accounts............................    2,036      2,071       2,311
                                                -------    -------     -------
    Total Managed Assets by Institutional
     Market...................................  $ 9,755    $11,343     $11,266
                                                =======    =======     =======

                                 RISK FACTORS

  Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the Class B Common Stock offered hereby.

POTENTIAL ADVERSE EFFECTS OF INCREASED COMPETITION IN THE INVESTMENT MANAGEMENT BUSINESS

  The investment management business is highly competitive and is undergoing consolidation. Many organizations are attempting to market to and service the same clients as the Company, not only with mutual fund investments and services but with a wide range of other financial products and services.

  The Company competes in the distribution of mutual funds with other independent fund management companies, national and regional broker/dealers, commercial banks, insurance companies, and other institutions. Many of these competitors have substantially greater resources and brand recognition than the Company. Competition is based on various factors, including business reputation; the investment performance of funds managed or administered by the Company; quality of service; the strength and continuity of management and selling relationships; marketing and distribution services offered; the range of products offered; and fees charged. See "Business--Competition."

  Many of the Company's fund products are designed for use by institutions such as banks, insurance companies and other corporations. A large portion of the Company's Managed Assets, particularly money market and fixed income Managed Assets, are held by institutional investors. Because most institutional mutual funds are sold without sales commissions at either the time of purchase or the time of redemption, institutional investors may be more inclined to move their assets among various institutional funds than investors in retail mutual funds. Of the Company's 124 managed funds, 92 are sold without sales commission. Institutions are sensitive to fund investment performance, consistent adherence to investment objectives, quality of service and pricing. The Company believes that competitive pressures in the institutional mutual fund market are increasing as a result of (i) the entry of well known managers from the retail investment industry and of low-fee investment managers, (ii) mergers and consolidation occurring in the banking industry, (iii) increased offering of proprietary funds by institutional investors such as banks, and (iv) regulatory changes affecting banks and other financial service firms.

  A significant portion of the Company's revenue is derived from providing mutual funds to its bank trust market (as described under "Business"), comprising over 1,400 banks. Future profitability of the Company will be affected by its ability to retain its share of this market, and could also be adversely affected by the general consolidation which is occurring in the banking industry as well as by proposed legislative and regulatory changes. In addition, bank consolidation trends could not only cause changes in the Company's customer mix, but could also affect the scope of services provided and fees received by the Company, depending upon the degree to which banks internalize administrative functions attendant to proprietary mutual funds.

POTENTIAL ADVERSE EFFECTS OF A DECLINE IN SECURITIES MARKETS

  In recent years, the United States securities markets have produced favorable performance. Market performance has benefited the Company by increasing the value of its Managed Assets, specifically equity and fixed income assets, and by producing a favorable environment for sales of mutual funds.

  Changes in economic or market conditions may adversely affect the profitability and performance of and demand for the Company's investment products and services. The ability of the Company to compete and grow is dependent, in part, on the relative attractiveness of the types of investment products the Company offers and its investment philosophies and strategies under prevailing market conditions. A significant portion of the Company's revenue is derived from investment advisory fees, which are based on the value of Managed Assets and vary with the type of asset being managed, with higher fees, for example, generally earned on equity and fixed income funds than on money market funds. Consequently, significant fluctuations in the prices of securities held by, or the level of redemptions from, the funds advised by the Company may affect materially the amount of Managed Assets and thus the Company's revenue, profitability and ability to grow. Substantially all of the Company's Managed Assets are in open end funds, which permit investors to redeem their investments at any time.

POTENTIAL ADVERSE EFFECTS ON MONEY MARKET FUNDS RESULTING FROM INCREASES IN INTEREST RATES

  Approximately 37% of the Company's revenue in 1997 was from managed money market funds. Assets in these funds are largely from institutional investors. In a period of rapidly rising interest rates, institutional investors may redeem shares in money market funds to invest directly in market issues offering higher yields. These redemptions would reduce Managed Assets, thereby reducing the Company's advisory fee revenue. The Company has been actively diversifying its products to expand its Managed Assets in equity mutual funds which may be less sensitive to interest rate increases. There can be no assurance that the Company will continue to be successful in these diversification efforts.

ADVERSE EFFECTS OF POOR FUND PERFORMANCE

  Success in the investment management and mutual fund businesses is largely dependent on the funds' investment performance relative to market conditions and performance of competing funds. Good performance generally stimulates sales of the funds' shares and tends to keep redemptions low. Sales of funds generate higher revenues (which are largely based on assets of the funds). Good performance also attracts private institutional accounts to the Company. Conversely, relatively poor performance tends to result in decreased sales, increased redemptions of the funds' shares, and the loss of private institutional accounts, with corresponding decreases in revenues to the Company. Failure of the funds to perform well could, therefore, have a material adverse effect on the Company.

ADVERSE EFFECTS OF TERMINATION OR FAILURE TO RENEW FUND AGREEMENTS

ON THE COMPANY'S REVENUES AND PROFITABILITY

  A substantial majority of the Company's revenues are derived from investment management agreements with the funds that, as required by law, are terminable on 60 days' notice. In addition, each such investment management agreement must be approved and renewed annually by each fund's board, including disinterested members of the board, or its shareholders, as required by law. Generally, the Company's administrative servicing agreements with bank proprietary fund customers have a initial term of five years with a provision for automatic renewal unless notice is otherwise given and provide for termination for cause. Any failure to renew or termination of a significant number of these agreements would have a material adverse impact on the Company. In addition, as required by the Investment Company Act of 1940 (the "Investment Company Act"), each investment advisory agreement with a mutual fund automatically terminates upon its "assignment," although new investment advisory agreements may be approved by the mutual fund's directors or trustees and shareholders. A sale of a sufficient number of shares of the Company's voting securities to transfer control of the Company could be deemed an "assignment" in certain circumstances. An assignment, actual or constructive, will trigger these termination provisions and may adversely affect the Company's ability to realize the value of these assets. No mutual fund advised by the Company currently accounts for more than 10% of the Company's investment advisory fees or administrative service fees.

POTENTIAL ADVERSE EFFECTS OF CHANGES IN LAWS AND REGULATIONS

ON THE COMPANY'S INVESTMENT MANAGEMENT BUSINESS

  The Company's investment management business is subject to extensive regulation in the United States, primarily at the Federal level, including regulation by the Commission particularly, under the Investment Company Act of 1940 and the Investment Advisers Act of 1940 as well as rules of the National Association of Securities Dealers and all states. The Company is also affected by regulations governing banks and other financial institutions. Changes in laws or regulations or in governmental policies could materially and adversely affect the business and operations of the Company.

NO ASSURANCE OF SUCCESSFUL FUTURE ACQUISITIONS

  The Company's business strategy contemplates the acquisition of other investment management companies as well as investment assets. There can be no assurance that the Company will find suitable acquisition candidates at acceptable prices, have sufficient capital resources to realize its acquisition strategy, be successful in entering into definitive agreements for desired acquisitions, or successfully integrate acquired companies into the Company, or that any such acquisitions, if consummated, will prove to be advantageous to the Company.

NO ASSURANCE OF DIVIDENDS; HOLDING COMPANY STRUCTURE

  The Company's Board of Directors intends to declare quarterly dividends on both the Class A Common Stock and the Class B Common Stock. A first quarter dividend of $0.0208 per share was paid on January 31, 1998 and a cash dividend of $0.038 per share was declared on April 14, 1998 to shareholders of record on April 20, 1998 for payment on April 30, 1998. The declaration and payment of dividends by the Company are subject to the discretion of its Board of Directors. Any determination as to the payment of dividends, as well as the level of such dividends, will depend on, among other things, general economic and business conditions, the strategic plans of the Company, the Company's financial results and condition, contractual, legal, and regulatory restrictions on the payment of dividends by the Company or its subsidiaries, and such other factors as the Board of Directors of the Company may consider to be relevant. The Company is a holding company, and, as such, its ability to pay dividends is subject to the ability of the subsidiaries of the Company to provide cash to the Company. Under the Trust's existing debt agreements which will be assumed by the Company under the terms of the Merger, the Company will have no additional dividend paying capacity for the year 1998 after making the cash dividend payments on April 30, 1998, unless such restriction is modified or waived by the lenders. The Company will seek to amend its existing debt agreements to permit the payment of regular quarterly cash dividends at a level comparable to that paid in the second quarter of 1998. There can be no assurance that the current quarterly dividend level will be maintained or that any dividends will be paid by the Company in any future period.

YEAR 2000 RISKS

  Federated utilizes software and related technologies throughout its businesses including both proprietary systems as well as those provided by outside vendors. As the century date change occurs, certain date-sensitive systems may recognize the year 2000 as 1900, or not at all. This inability to recognize or properly treat the year 2000 may cause systems to process critical financial and operational information incorrectly. Federated's assessment of internal systems is substantially complete and plans are in place for all proprietary applications within Federated to be renovated or replaced. Completion of renovation or replacement and the subsequent testing and implementation are scheduled for 1998, with 1999 being reserved for industry-wide, cooperative testing. In addition, the Company and the funds have relationships with third parties that have computer systems that may not be year 2000 compliant. Based on management's identification of resource requirements for both plan implementation and overall project management, it is anticipated that the Year 2000 costs will be, at a minimum, $10 million for internal systems but do not reflect the impact of outside vendors to become year 2000 compliant. Accordingly, there can be no assurance that potential systems interruptions or the cost necessary to update software would not have a material adverse effect on the Company's business, financial condition, results of operations or business prospects.

NO ASSURANCE OF SUCCESS IN RETAINING AND RECRUITING KEY PERSONNEL AND SALES
FORCE

  The Company's ability to locate and retain quality personnel has contributed significantly to its growth and success and is important to attracting and retaining customers. The market for qualified fund managers, investment analysts, and financial advisers is extremely competitive and has grown more so in recent periods as the mutual fund management industry has experienced growth. The Company anticipates that it will be necessary for it to add fund managers and investment analysts. There can be no assurance, however, that the Company will be successful in its efforts to recruit and retain the required personnel. The Company has encouraged the continued retention of its executives and other key personnel through measures such as providing competitive compensation arrangements and in certain cases employment agreements. However, there can be no assurance that the Company will be successful in retaining all of its key personnel. Loss of a significant number of key personnel could have an adverse effect on the Company. See "Management--Compensation Pursuant to Plans."

  Various investment personnel, sales representatives and service employees now own restricted stock and hold stock options subject to vesting periods of up to ten years from the date acquired or awarded and to provisions that require resale or forfeiture to the Company in certain circumstances upon termination of employment. Sales representatives, who are salaried rather than commissioned, are employed under contracts which require periodic review of compensation and contain restrictive covenants with regard to divulging confidential information and engaging in competitive enterprises.

RISKS ASSOCIATED WITH CONCENTRATION OF VOTING POWER IN CLASS A COMMON STOCK

  All of the issued and outstanding shares of Class A Common Stock are owned by the Voting Trust, the trustees of which are John F. Donahue, Chairman of the Company, his wife, and his son, J. Christopher Donahue, President and Chief Executive Officer of the Company. Except under certain circumstances more fully described in "Description of Securities," the entire voting power of the Company's capital is vested in the holders of Class A Common Stock. As a result, the trustees of the Voting Trust will be able to exercise control over the affairs of the Company. In the event that the Company enters into a definitive agreement with respect to a business combination in which the Class B Common Stock would be issued in a transaction intended to be treated as a "pooling of interests" for accounting purposes, the holders of the Class B Common Stock will be permitted to vote in the election of a majority of the Board of Directors, together with the holders of the Class A Common Stock voting as a single class. The holders of the Class A Common Stock will be entitled to elect at least 40% of the directors. Following consummation of the sale of the Class B Common Stock offered hereby, the executive officers and directors of the Company will own approximately 31.6% of the outstanding Class B Common Stock (approximately 31.5% if the Underwriters' over-allotment options are exercised in full). See "Principal Shareholders" and "Selling Shareholders."

ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Restated Articles and the Bylaws of the Company ("Company Bylaws") and Pennsylvania law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company, hinder the removal of incumbent directors, and limit the price that certain investors might be willing to pay in the future for share of the Common Stock, all of which may not be beneficial to the interests of the shareholders under certain circumstances. These provisions include the issuance, without further shareholder approval, of preferred stock with rights and privileges which could be senior to the Common Stock. The Company also is subject to "anti-takeover" provisions in the Pennsylvania Business Corporation Law ("PBCL") which, among other things, prohibit a Pennsylvania corporation from engaging in certain business combinations with an "interested person" unless certain conditions are satisfied or an exemption is applicable. See "Description of Securities--Anti-Takeover Provisions".

ABSENCE OF A PRIOR PUBLIC MARKET

  Prior to the Offering there has been no public market for the Class B Common Stock. Application will be made to list the Class B Common Stock on the New York Stock Exchange. However, there can be no assurance that a significant public market for the Company's Class B Common Stock will develop or be sustained after the Offering. The offering price has been determined through negotiations among the Company, the Selling Shareholders and the Representatives of the Underwriters and may not be indicative of the market price of the Class B Common Stock after the Offering. After the Offering the market price of the Class B Common Stock may be more or less than the initial offering price. See "Underwriting."

VOLATILITY OF STOCK PRICE

  The market price for the Class B Common Stock may be highly volatile. The Company believes that factors such as announcements by the Company, or by its competitors, of quarterly variances in financial results could cause the market price of the Class B Common Stock to fluctuate substantially. In addition, the stock market may experience extreme price and volume fluctuations, which often are unrelated to the operating performance of specific companies which could have a direct adverse effect on the market price of the Class B Common Stock and which could also adversely affect the Company's Managed Assets and, therefore, the result of the Company's operations. Market fluctuations or perceptions regarding the Company's industry, as well as general economic or political conditions, may adversely affect the market price of the Class B Common Stock.

POTENTIAL ADVERSE IMPACT ON MARKET PRICE DUE TO FUTURE SALE
OR DISTRIBUTION OF SHARES OF COMMON STOCK

  Upon completion of this Offering, the Company will have 86,037,000 shares of Class B Common Stock outstanding (86,427,000, if the Underwriters' over-allotment options are exercised in full). Of those shares, 69,746,765 shares cannot be sold in the absence of registration under the Securities Act, unless sold pursuant to an exemption from the Securities Act, such as that provided by Rule 144. The sale of any substantial number of shares could have a material adverse impact on the market price of the Class B Common Stock. The Company, its officers and directors and certain other shareholders have entered into "lock-up" agreements pursuant to which they have agreed, during the period of 180 days from the date of this Prospectus, without the prior written consent of the designated representative of the Underwriters, not to offer, pledge, sell or otherwise, transfer or dispose of any Class B Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, subject to certain agreed exceptions. See "Shares Eligible for Future Sale" and "Underwriting."

  In addition, all shareholders of the Company (other than purchasers of Class B Common Stock offered hereby) are subject to Company Bylaw restrictions on transfer in connection with this Offering pursuant to which no such shareholders, during the period of seven days prior to and 180 days after the date when the Registration Statement becomes effective, shall sell, transfer or otherwise dispose of shares of Common Stock.

IMMEDIATE AND SUBSTANTIAL DILUTION TO PROSPECTIVE PURCHASERS

  Purchasers of Class B Common Stock offered hereby will experience immediate and substantial dilution in net tangible book value per share of Class B Common Stock from the initial offering price. The net tangible book value of the Company of $(1.31) per share at December 31, 1997 reflects the effect of the purchase into treasury of certain outstanding Trust Class B Common Shares in early 1996. See "Dilution."

                                   FEDERATED

  Overview. Federated is a leading provider of investment management products and related financial services. Federated sponsors, markets and provides investment advisory, distribution and administrative services primarily to mutual funds. Federated has been in the mutual fund business for over 40 years and is one of the ten largest mutual fund managers in the United States based on assets under management. Federated's assets under management at December 31, 1997 were $92.5 billion, primarily in funds managed, distributed and administered by Federated and in other non-fund products ("Managed Assets"), of which $2.1 billion were in separately managed accounts. In addition, at year end 1997 Federated provided administrative services to mutual funds sponsored by third parties, primarily banks, having $47.0 billion in assets ("Administered Assets").

  Federated manages assets across a wide spectrum of asset categories including substantial participation in fast-growing areas such as equity and international investments. Many of Federated's products are ranked highly by recognized industry sources based on investment performance relative to peer funds. As of December 31, 1997, Federated had 80 managed funds eligible for Morningstar, Inc. ratings. Of these funds, 73 (or 91%) are rated "three," "four" or "five" stars, and 39 (or 49%) are rated "four" or "five" stars, placing Federated among the leaders in the mutual fund industry for percentage of top-rated funds.

  Federated has built a national reputation as a high quality provider of a broad range of investment management products and related financial services. Federated distributes its products through a diversified network of financial intermediaries such as banks, brokers and other investment advisers who use them to meet the needs of their customers; these customers include retail investors, corporations, and retirement plans. Federated employs one of the largest sales forces directed to financial intermediaries and institutions in the industry with more than 175 sales representatives and managers across the United States. Through substantial investments in distribution over the last 20 years, Federated has developed an extensive network of over 3,500 financial institutions which sell Federated's products to their customers. Federated also directly sells its products to more than 500 institutions such as corporations and government entities.

  Federated believes that the diversification in its products and distribution channels allows it to accumulate assets in different market cycles, thereby reducing earnings volatility. Federated's mix of products is designed to include products that serve individuals at different stages of their life and earnings cycle and to include products that will be in demand under a variety of economic and market conditions. Similarly, Federated reaches customers through a variety of distribution channels which allow it access to many segments of the marketplace and lessen the dependence on any one source of assets.

  Historically, Federated's mix of Managed Assets has been dominated by money market and other fixed income assets where Federated continues to be among the leading mutual fund managers based on assets under management. More recently, in response to market demand and to diversify its Managed Assets, Federated has emphasized growth of its equity fund business and has broadened its range of equity products to include international, aggressive growth, and small capitalization equity products. Federated established a New York-based investment management unit to develop global and international investment products. Within Federated's Managed Asset categories, equity fund assets have been the fastest growing class. In 1997, Federated's equity fund assets increased by 54% compared to 37% for the overall industry according to Investment Company Institute ("ICI") data. Equity fund assets have grown at a 49% compound annual rate over the past two years versus 38% for the overall industry according to ICI data.

  Federated believes that its broad product line, highly competitive investment performance, distribution strength and strategy will position it to take advantage of favorable economic and demographic trends affecting the asset management industry. These trends include the need for the aging baby boom generation to increase savings and investment, lower public confidence in the adequacy of government and employee sponsored retirement benefits, longer life expectancies and rising health care costs. According to U.S. Census Bureau projections, the number of Americans between the ages of 45 and 65 will grow from 53.7 million in 1996 to 71.1 million in 2005, making this pre-retirement age group the fastest growing segment of the U.S. population.

The Company also believes that it benefits from a developing industry trend toward "intermediary assisted sales"--sales of mutual fund products through a financial intermediary--driven by the array of options now available to investors and the need for financial planning advice that has resulted from the recent increase in the average household's financial assets. According to the ICI, intermediary assisted sales for the year ended December 31, 1997 constituted 61.9% of the total dollar value of mutual fund sales, a figure that has grown from 54.9% in 1994.

  Background. Federated and its predecessors, founded by John F. Donahue and Richard B. Fisher, have engaged in the mutual fund business since 1955. The Company was a publicly-traded company until 1982, when an affiliate of Aetna Life & Casualty Company ("Aetna") acquired the Company. In 1989 the Trust was formed as a Delaware business trust and acquired the business of the Company from Aetna for cash and 1,000 Series A Preferred Shares of the Trust. In January 1996 Federated entered into an agreement with Aetna to convert all 1,000 Series A Preferred Shares into Trust Class B Common Shares and to sell the converted shares back to Federated at a mutually agreed upon price. These share repurchases were financed with borrowings under the Trust's current credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 10 to the Consolidated Financial Statements.

  Merger. On February 20, 1998, the Board of Trustees of the Trust unanimously determined that the Merger of the Trust into the Company, its wholly owned subsidiary, is in the best interests of the Trust and its holders and approved the Merger Agreement and recommended approval and adoption of the Merger Agreement and the transactions contemplated thereby to the holders of the Trust. The purpose of the Merger is to convert the organization of Federated from a Delaware business trust into a Pennsylvania corporation in order to streamline the organizational structure by eliminating the parent holding company and by utilizing a corporate entity, where the rights and liabilities of the equity holders are well established and where corporate equity securities may be used in connection with possible future acquisitions. Federated was organized as a Delaware business trust in 1989 in order to facilitate the acquisition of all of the outstanding stock of the Company and the assets of the Federated Research Division from an affiliate of Aetna. Aetna retained approximately a 27% interest in Federated until 1996, at which time all of the outstanding shares of Federated held by Aetna were repurchased. As a consequence of this repurchase, the Board of Trustees has determined that the continuation of the business trust as the parent of the Company no longer serves an essential business purpose.

  The Board of Trustees of the Trust also believes that, as a result of the Merger, the Company will be able to pursue more effectively opportunities for growth through acquisitions. As a corporate entity, the Company's equity securities, including "blank check" preferred stock and Class B Common Stock, can be used in connection with possible future acquisitions and in capital raising activities to promote growth. The provisions in the Restated Articles to permit the holders of Class B Common Stock to vote in the election of a majority of the Board of Directors in the event the Company enters into a definitive agreement with respect to a business combination in which Class B Common Stock would be issued in a transaction to be treated as a "pooling of interests" for accounting purposes, are also intended to facilitate growth by acquisition. See "Description of Securities."

  Pursuant to the Merger Agreement, each outstanding Class A Common Share and Class B Common Share of the Trust will be converted into the right to receive one share of Class A Common Stock and Class B Common Stock, respectively, of the Company and will have the relative rights and terms set forth in the Restated Articles of the Company. The consummation of the Merger is subject to several conditions, including the affirmative vote of the holders of a majority of the Trust Class A Common Shares and the holders of a majority of the Trust Class B Common Shares then outstanding, each voting as a separate class.

   As of April 21, 1998, the Voting Trust was the beneficial owner of all of the outstanding Trust Class A Common Shares. As of such date, the trustees and executive officers of the Trust were the beneficial owners of Trust Class B Common Shares representing approximately 44.3% of the outstanding Trust Class B Common

Shares which are entitled to vote upon the Merger Agreement. They have advised that they intend to vote in favor of the proposal to approve and adopt the Merger Agreement. In addition, the trustees of the Voting Trust have advised that the Voting Trust intends to vote all the Class A Common Shares in favor of the proposal to approve and adopt the Merger Agreement.

  The Merger is also conditioned upon the consummation of this Offering. As a result of this Offering, the Company's Class B Common Stock will be publicly traded and is expected to be listed on the New York Stock Exchange. This will provide access to public equity and debt capital markets for the Company as well as provide a trading market and liquidity for the Company's shareholders.

  After the Offering, the executive officers and directors of the Company will own approximately 31.6% of the outstanding shares of Class B Common Stock (approximately 31.5% if the Underwriters' over-allotment options are exercised in full) and all of the outstanding Class A Common Stock will continue to be owned by the Voting Trust.

  The Company is a Pennsylvania corporation, with its principal executive offices located at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779, and its telephone number is (412) 288-1900.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the Class B Common Stock offered hereby is estimated at $46.2 million, assuming an offering price of $19.00 per share, after deducting the underwriting discount and estimated offering expenses to be paid by the Company.

  The net proceeds received by the Company will be used for working capital and other general corporate purposes and will serve to enhance the Company's liquidity by providing increased capital resources. The Company will receive no proceeds from the sale of Class B Common Stock by the Selling Shareholders.

                                   DILUTION

  Purchasers of the Class B Common Stock offered hereby will purchase the shares at a price substantially higher than the price paid by holders of Class B Common Stock who purchased shares in connection with the Acquisition in 1989 and prior to this Offering. In addition, the public offering price of the Class B Common Stock exceeds the net tangible book value per share of Common Stock after the Offering, resulting in an immediate dilution to purchasers in this Offering of $19.73 per share of Common Stock.

  The net tangible book value of the Company as of December 31, 1997 was $(109.0) million, or $(1.31) per share of Common Stock. "Net tangible book value" is defined as common shareholders' equity of the Company less intangible assets. "Net tangible book value per share of Common Stock" is determined by dividing the net tangible book value of the Company by the number of outstanding shares of Common Stock, treating one share of Class A Common Stock equally with one share of Class B Common Stock. Net tangible book value reflects the repurchases into treasury of outstanding Trust Class B Common Shares from Aetna and other shareholders at an aggregate cost of approximately $123.7 million. See Note 10 to Consolidated Financial Statements.

  After giving effect to the sale of Class B Common Stock offered hereby (at an assumed offering price of $19.00 per share and after deducting the estimated underwriting discount and offering expenses to be paid by the Company), the Company's pro forma net tangible book value as of December 31, 1997 would have been $(62.8) million or $(0.73) per share of Class B Common Stock. This represents an immediate increase in net tangible book value of $0.58 per share of Common Stock to the existing holders of Class B Common Stock of the Company, and an immediate dilution of $19.73 per share of Common Stock to investors who purchase shares of Class B Common Stock in this Offering. "Dilution" is the difference between the offering price per share of Common Stock and pro forma net tangible book value per share of Common Stock as adjusted for the Offering.

  Intangible assets consist of customer relationships, employment contracts, computer software, goodwill and organization expenses. Management believes the intangible assets have a demonstrable and significant value. Such assets are carried on the balance sheet of the Company (net of accumulated amortization) in the amount of $67.9 million at December 31, 1997. Net book value per share of Common Stock, which includes the carrying values attributable to intangible assets, was $(0.49) at December 31, 1997. On a pro forma basis, net book value per share of Common Stock as of December 31, 1997 would have been $0.06, resulting in an immediate dilution of $18.94 to investors who purchase shares of Class B Common Stock in this Offering.

  The following table illustrates the dilution per share of Common Stock as of December 31, 1997, which is determined by subtracting the net tangible book value per share of Common Stock after the Offering from the price paid by a new investor:

                                                                    NET TANGIBLE
                                                                     BOOK VALUE
                                                                    ------------
Assumed public offering per share of Class B Common Stock (1)......    $19.00
                                                                       ------
 Net tangible book value per share of Common Stock before the Of-
  fering...........................................................     (1.31)
 Increase per share attributable to payments made by new investors
  (2)..............................................................      0.58
                                                                       ------
Pro forma net tangible book value per share of Common Stock after
 the Offering......................................................     (0.73)
                                                                       ------
Dilution per share of Class B Common Stock to new investors........    $19.73
                                                                       ======

--------
(1) Before deducting the estimated underwriting discount and offering expenses payable by the Company.
(2) After deducting the estimated underwriting discount and offering expenses payable by the Company.

                                DIVIDEND POLICY

  The Company's Board of Directors intends to declare quarterly cash dividends on both the Class A Common Stock and the Class B Common Stock. The Class A Common Stock and the Class B Common Stock will share equally in any cash dividend, subject to any preferential rights of any outstanding Preferred Stock. A cash dividend of $0.0208 per share was paid on January 31, 1998 and a cash dividend of $0.038 per share was paid on April 30, 1998.

  The declaration and payment of dividends by the Company are subject to the discretion of its Board of Directors. Any determination as to the payment of dividends, including the level of dividends, will depend on, among other things, general economic and business conditions, the strategic plans of the Company, the Company's financial results and condition, contractual, legal, and regulatory restrictions on the payment of dividends by the Company or its subsidiaries, and such other factors as the Board of Directors of the Company may consider to be relevant. The Company is a holding company and, as such, its ability to pay dividends is subject to the ability of the subsidiaries of the Company to provide cash to the Company. Under the Trust's existing debt agreements which will be assumed by the Company under the terms of the Merger, the Company will have no additional dividend paying capacity for the year 1998 after making the cash dividend payments on April 30, 1998, unless such restriction is modified or waived by the lenders. The Company will seek to amend these provisions to permit the payment of regular quarterly cash dividends at a level comparable to that paid in the second quarter of 1998. In addition, a one for one stock dividend was paid in 1996, a one for one stock dividend was paid on April 15, 1998, and a one for two stock dividend was paid on April 30, 1998. All cash dividend per share amounts included in the Consolidated Financial Statements reflect the effects of these stock dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity--Debt Facilities" and Note 10 to the Consolidated Financial Statements.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of December 31, 1997, and as adjusted to give effect to the sale of 2,610,000 shares of the Class B Common Stock offered hereby by the Company (at an assumed initial public offering price of $19.00 per share and after deducting the estimated underwriting discount and offering expenses to be paid by the Company) and the application of the net proceeds therefrom (estimated to be $46.2 million) as described under "Use of Proceeds."

                                                           DECEMBER 31, 1997
                                                          ---------------------
                                                           ACTUAL   AS ADJUSTED
                                                          --------  -----------
                                                             (IN THOUSANDS)
Short-term debt:
 Current portion of long-term debt-recourse.............. $    280   $    280
                                                          --------   --------
Long-term debt (less current portion):(1)
 Recourse debt
 Bank loans(2)...........................................        0          0
 7.96% Notes.............................................   98,000     98,000
 Other debt..............................................      950        950
                                                          --------   --------
   Total long-term debt-recourse.........................   98,950     98,950
                                                          --------   --------
 Non-recourse debt(1)....................................  185,388    185,388
                                                          --------   --------
   Total long-term debt..................................  284,338    284,338
                                                          --------   --------
Minority Interest........................................      466        466
                                                          --------   --------
Shareholders' equity:
 PREFERRED STOCK: no par value per share, 100,000,000
  shares authorized, no shares issued and outstanding....        0          0
 COMMON STOCK:(3)
  Class A (voting), no par value per share, 20,000
   shares authorized, 6,000 shares issued and
   outstanding and as adjusted...........................      195        195
  Class B (non-voting), no par value per share,
   900,000,000 shares authorized, 83,427,000 shares
   issued and outstanding; 86,037,000 shares issued and
   outstanding as adjusted(4)............................   29,286     75,486
 Retained earnings.......................................  (68,234)   (68,234)
 Other equity adjustments(5).............................   (2,357)    (2,357)
                                                          --------   --------
   Total shareholders' equity............................  (41,110)     5,090
                                                          --------   --------
   Total capitalization.................................. $243,974   $290,174
                                                          ========   ========

--------

(1) See Notes 5 and 6 to the Consolidated Financial Statements for additional information concerning long-term debt and information concerning restructuring of debt as a result of the B share financing in October 1997 under which the Company entered into a transaction with a third party to market the rights to the future revenue stream associated with the 12b-1, shareholder service and contingent deferred sales charge ("CDSC") fees of the B shares of various mutual funds managed by the Company.

(2) No amounts are currently outstanding; approximately $148,961,000 is available to be borrowed.

(3) Adjusted for the one for one stock dividend paid on April 15, 1998 and the one for two stock dividend paid on April 30, 1998.

(4) Excludes shares of Class B Common Stock issuable under the Company's Stock Incentive Plan or under prior stock plans of the Trust assumed by the Company under the Merger described under "Management--Compensation Pursuant to Plans."

(5) Includes equity adjustments for unrealized gain on marketable securities net of tax, employee restricted stock plan, and equity adjustment for foreign currency translation.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data below should be read in conjunction with Federated's Consolidated Financial Statements and notes thereto. The selected consolidated financial data (except Managed and Administered Assets) of Federated for the five years ended December 31, 1997 have been derived from the audited Consolidated Financial Statements of Federated. See "Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                FOR THE YEAR ENDED DECEMBER 31,
                          ----------------------------------------------
                            1993     1994      1995     1996      1997
                          -------- --------  -------- --------  --------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Total Revenue...........  $265,977 $271,190  $279,831 $321,793  $403,719
                          -------- --------  -------- --------  --------
Operating Expenses:
 Compensation and
  related...............    81,542   90,003   101,534  126,966   139,373
 Other operating........    91,936  115,077   104,885  134,308   141,004
 Amortization and
  revaluation of
  intangible assets.....    30,823  105,868    10,445    8,886    13,715
                          -------- --------  -------- --------  --------
   Total Operating
    Expenses............   204,301  310,948   216,864  270,160   294,092
                          -------- --------  -------- --------  --------
Operating income (loss).    61,676  (39,758)   62,967   51,633   109,627
Non-operating expenses..    11,441   10,116     9,826   20,287    20,060
Minority interest.......     4,656    4,070     5,801    6,811     7,584
Income tax provision
 (benefit)..............    14,363  (14,608)   18,809   10,930    30,957
                          -------- --------  -------- --------  --------
Income (loss) before
 extraordinary item.....    31,216  (39,336)   28,531   13,605    51,026
Extraordinary item, net
 of tax.................         0        0         0      986       449
                          -------- --------  -------- --------  --------
Net income (loss).......    31,216  (39,336)   28,531   12,619    50,577
Dividends on Preferred
 Shares(1)..............     8,176    6,108     6,000    3,025         0
                          -------- --------  -------- --------  --------
Net income (loss)
 applicable to Common
 Shares.................  $ 23,040 $(45,444) $ 22,531 $  9,594  $ 50,577
                          ======== ========  ======== ========  ========
Cash dividends per
 Common Share(2)........  $   0.00 $   0.00  $ 0.1667 $ 0.0417  $ 0.0583
                          ======== ========  ======== ========  ========
Earnings (loss) per
 Common Share--basic
 Income before
  extraordinary item(2).  $   0.27 $  (0.53) $   0.25 $   0.13  $   0.62
Earnings (loss) per
 Common Share--assuming
 dilution
 Income before
  extraordinary item(2).  $   0.27 $  (0.53) $   0.24 $   0.13  $   0.61
BALANCE SHEET DATA AT
 PERIOD END:
 Intangible assets, net.  $165,560 $ 74,413  $ 63,703 $ 69,105  $ 67,880
 Total assets...........   286,304  178,150   185,402  247,377   337,156
 Long-term debt--
  Recourse..............   135,394   88,690    68,062  244,125    98,950
 Long-term debt--
  Nonrecourse(3)........         0        0         0        0   185,388
 Total liabilities......   222,251  156,284   155,883  333,485   377,800
 Shareholders' equity...    63,700   20,733    28,692  (86,922)  (41,110)
BOOK VALUE PER COMMON
 SHARE..................  $   0.73 $   0.23  $   0.32 $  (1.04) $  (0.49)
MANAGED AND ADMINISTERED
 ASSETS AT PERIOD END
 (IN MILLIONS):
 Money Market Funds.....  $ 31,856 $ 31,528  $ 40,610 $ 51,163  $ 63,622
 Fixed Income Funds.....    19,967   14,106    14,330   14,109    15,067
 Equity Funds...........     4,244    3,927     5,287    7,594    11,710
 Separate Accounts......     1,137    1,257     1,486    1,976     2,141
                          -------- --------  -------- --------  --------
  Total Managed Assets..  $ 57,204 $ 50,818  $ 61,713 $ 74,842  $ 92,540
                          ======== ========  ======== ========  ========
  Total Administered
   Assets...............  $ 19,505 $ 21,304  $ 22,089 $ 35,574  $ 46,999
                          ======== ========  ======== ========  ========

--------
(1) Termination dividend paid in January 1996 in connection with the conversion of all outstanding Trust Series A Preferred Shares into Trust Class B Common Shares and the repurchase of the converted shares by the Trust. See Note 10 to Consolidated Financial Statements.

(2) Reflects the one for one stock dividend paid in 1996, the one for one stock dividend paid on April 15, 1998 and the one for two stock dividend paid on April 30, 1998.
(3) See Note 6 to the Consolidated Financial Statements for information concerning nonrecourse debt.

                              RECENT DEVELOPMENTS

  Results for the First Quarter Ended March 31, 1998. Federated's consolidated net income increased to $20.8 million ($0.25 per diluted Common Share) for the first quarter of 1998, up $12.0 million ($0.14 per diluted Common Share) or 135.6% from the first quarter of 1997 results of $8.8 million ($0.11 per diluted Common Share).

  Consolidated revenues for the first quarter 1998 totaled $122.6 million, up $31.0 million or 33.8% from $91.6 million for the same period of 1997. The increase is primarily the result of higher fees generated on average Managed Assets which were up 23.4% to $95.1 billion for the first quarter of 1998 as compared to $77.1 billion for the first quarter of 1997. Average Managed Asset increases include a 56.2% increase in equity products, a 22.6% increase in money market products, a 9.2% increase in fixed income products and a 10.9% increase in separate account assets. Revenues also increased as a result of a one time payment of $2.5 million resulting from a buyout of a servicing contract for a bank sponsored mutual fund complex. The reduction to future revenue as a result of the loss of this bank client is approximately $0.5 million per quarter.

  Consolidated operating expenses for the first quarter of 1998 totaled $82.7 million, an increase of $12.6 million or 17.9% over the first quarter of 1997 operating expenses of $70.1 million. The increase in operating expenses was due principally to increases in variable based compensation of $4.0 million as a result of increased sales and profitability, a $2.7 million increase in advertising and promotional expenses attributable to increased Managed Assets and a $0.8 million increase in amortization of intangible assets as a result of an acquisition occurring in the second quarter of 1997.

  The tables below compare summary unaudited financial and statistical results:

                                                          FOR THE QUARTER ENDED
                                                                MARCH 31,
                                                          ----------------------
SELECTED OPERATING DATA (IN THOUSANDS, EXCEPT PER SHARE
DATA)                                                         1997        1998
-------------------------------------------------------   ---------- -----------
Total Revenue............................................ $   91,627 $   122,592
Operating Expenses.......................................     70,137      82,699
                                                          ---------- -----------
Operating Income.........................................     21,490      39,893
Nonoperating Expenses and Minority Interest..............      6,983       8,148
                                                          ---------- -----------
Income Before Income Taxes...............................     14,507      31,745
Income Tax Provision.....................................      5,664      10,908
                                                          ---------- -----------
Net Income............................................... $    8,843 $    20,837
                                                          ========== ===========
Earnings per Basic Common Share..........................      $0.11       $0.25
Earnings per Diluted Common Share........................      $0.11       $0.25
                                                                MARCH 31,
                                                          ----------------------
MANAGED AND ADMINISTERED ASSETS (IN MILLIONS)                 1997        1998
---------------------------------------------             ---------- -----------
Money Market Funds....................................... $   53,086 $    64,215
Fixed Income Funds.......................................     13,788      15,601
Equity Funds.............................................      8,000      13,843
Separate Accounts........................................      2,069       2,389
                                                          ---------- -----------
  Total Managed Assets................................... $   76,943 $    96,048
                                                          ========== ===========
  Total Administered Assets.............................. $   38,860 $    51,651
                                                          ========== ===========
                                                          FOR THE QUARTER ENDED
                                                                MARCH 31,
                                                          ----------------------
AVERAGE MANAGED AND ADMINISTERED ASSETS (IN MILLIONS)         1997        1998
-----------------------------------------------------     ---------- -----------
Managed Assets...........................................    $77,087 $    95,102
Administered Assets......................................     39,228      49,946

  Assets Under Management. Federated's Managed Assets were $96.0 billion at March 31, 1998, an increase of $3.5 billion from December 31, 1997. Managed Assets increased in each asset class. International and global Managed Assets increased approximately $241 million from $1.2 billion to $1.4 billion. Administered Assets were $51.7 billion at March 31, 1998, an increase of $4.7 billion from December 31, 1997.

  Sales and net sales of both equity and fixed income managed funds contributed positively to these asset changes in the first quarter of 1998. Sales of equity funds totaled $1.4 billion and net sales (sales minus redemptions) were $759 million. Sales of fixed income funds totaled $1.6 billion and net sales were $514 million. Most of the remaining asset increase was due to the impact of favorable securities market conditions in the first quarter of 1998. The S&P 500 index rose nearly 14% in the first quarter of 1998, and most other investment indices showed substantial increases. In addition to creating favorable sales conditions, market appreciation increased the value of Managed Assets. Under different market conditions, the Company's performance could differ substantially. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Economic and Market Conditions."

  The tables below compare Federated's Managed and Administered Assets by Market as of:


                                               MARCH 31, DECEMBER 31, MARCH 31,
                                                 1997        1997       1998
                                               --------- ------------ ---------
                                                        (IN MILLIONS)
MANAGED ASSETS BY MARKET
------------------------
Bank Trust Market.............................  $40,982    $49,662     $49,741
Broker/Dealer Market..........................   23,368     28,256      31,662
Institutional Market..........................    9,755     11,343      11,266
Other Markets.................................    2,838      3,279       3,379
                                                -------    -------     -------
  Total Managed Assets by Market..............  $76,943    $92,540     $96,048
                                                =======    =======     =======
MANAGED ASSETS BY BANK TRUST MARKET
-----------------------------------
Money Market Funds/Cash Equivalent............  $32,933    $40,897     $40,391
Fixed Income Funds............................    5,163      5,070       5,047
Equity Funds..................................    2,886      3,695       4,303
                                                -------    -------     -------
  Total Managed Assets by Bank Trust Market...  $40,982    $49,662     $49,741
                                                =======    =======     =======
MANAGED ASSETS BY BROKER/DEALER MARKET
--------------------------------------
Money Market Funds/Cash Equivalent............  $13,608    $15,293     $17,103
Fixed Income Funds............................    5,614      6,566       6,956
Equity Funds..................................    4,128      6,376       7,582
Separate Accounts.............................       18         21          21
                                                -------    -------     -------
  Total Managed Assets by Broker/Dealer
   Market.....................................  $23,368    $28,256     $31,662
                                                =======    =======     =======
MANAGED ASSETS BY INSTITUTIONAL MARKET
--------------------------------------
Money Market Funds/Cash Equivalent............  $ 5,744    $ 6,698     $ 5,973
Fixed Income Funds............................    1,474      1,825       2,018
Equity Funds..................................      501        749         964
Separate Accounts.............................    2,036      2,071       2,311
                                                -------    -------     -------
  Total Managed Assets by Institutional
   Market.....................................  $ 9,755    $11,343     $11,266
                                                =======    =======     =======

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  This discussion and analysis should be read in conjunction with the Consolidated Financial Statements of Federated and the related notes thereto included in this Prospectus.

OVERVIEW

  Federated, through its direct and indirect subsidiaries, is a leading provider of investment management products and related financial services. Federated sponsors, markets and provides investment advisory, distribution and administrative services primarily to mutual funds.

  Managed Assets at December 31, 1997 were $92.5 billion, primarily in funds managed, distributed and administered by Federated and in other non-fund products, of which $2.1 billion were in separately managed accounts. Federated provided investment advisory services to 61 pooled investment entities, primarily registered investment companies with 124 funds and 238 share classes. In addition, at year end 1997 Federated provided administration services to mutual funds sponsored by third parties, primarily banks, having $47.0 billion of assets. These Administered Assets were held in 59 registered investment companies with 206 funds and 267 share classes.

FEDERATED FIRST

  In late 1996, Federated initiated a comprehensive review of its business strategies in order to position itself for increased profitability, long term sustainable growth and enhanced shareholder value ("Federated First"). This review includes the products, markets and operations of Federated. The financial results of the initiatives undertaken by management during this period have been positive. Net income increased by $38.0 million or 300.8% when comparing 1997 results to 1996 in substantial part as a result of these initiatives. Managed Assets have increased from $74.8 billion at the end of 1996 to $92.5 billion at the end of 1997, an increase of 23.6%. Administered Assets increased by $11.4 billion in this same period, an increase of 32.1%. However, due to the relatively lower revenues, changes in the amount of Administered Assets generally have less impact on Federated's results of operations than changes in the amount of Managed Assets.

  The business review generated major initiatives to more rapidly grow assets under management while maintaining or further enhancing the service levels to customers in a manner which increases the profitability of Federated and reaffirmed Federated's commitment to its equity and international fund strategy. These major initiatives include (1) refocusing the marketing of Federated's service capabilities to emphasize fund administration and strategic marketing which support the growth of Administered Assets rather than selling individual services such as transfer agent and fund accounting as stand alone products, (2) an increase in the fee structure coupled with improved efficiency as a result of a more standardized product offering related to the retirement plan recordkeeping unit, (3) a reengineering of the shareholder servicing activities to provide more effective, efficient and seamless service to fund shareholders, (4) an agreement entered into in the fourth quarter of 1997 with State Street Corporation ("State Street") to provide portfolio accounting services to both Federated and third party administered funds, (5) a continued emphasis on equity and international fund management including the further development of its international management unit in New York City and expanding marketing efforts including an advertising campaign to enhance the awareness of the "Federated" brand name, (6) increasing assets under management through acquisitions, (7) acceleration of Federated's investment in the development of an improved management information system and support resources to improve its ability to analyze customer, product and market profitability, and (8) utilizing the capital markets as a means to fund advance commissions paid to broker/dealers on the B share class of funds, increasing liquidity as well as removing the risks and uncertainties associated with the recapture of these commission assets.

PROFITABILITY TREND SUMMARY

  This discussion on "Profitability Trend Summary" should be read in conjunction with the tables presented below.

     MANAGED AND ADMINISTERED ASSETS, PERCENTAGE OF REVENUE AND KEY RATIOS

MANAGED AND ADMINISTERED ASSETS (DOLLARS IN MILLIONS)

                                                     DECEMBER 31,
                                        ---------------------------------------
                                         1993    1994    1995    1996    1997
                                        ------- ------- ------- ------- -------
Money Market Funds..................... $31,856 $31,528 $40,610 $51,163 $63,622
Fixed Income Funds.....................  19,967  14,106  14,330  14,109  15,067
Equity Funds...........................   4,244   3,927   5,287   7,594  11,710
Separate Accounts......................   1,137   1,257   1,486   1,976   2,141
                                        ------- ------- ------- ------- -------
  Total Managed Assets................. $57,204 $50,818 $61,713 $74,842 $92,540
                                        ======= ======= ======= ======= =======
  Total Administered Assets............ $19,505 $21,304 $22,089 $35,574 $46,999
                                        ======= ======= ======= ======= =======

AVERAGE MANAGED AND ADMINISTERED ASSETS (DOLLARS IN MILLIONS)

                                             FOR THE YEAR ENDED DECEMBER 31,
                                         ---------------------------------------
                                          1993    1994    1995    1996    1997
                                         ------- ------- ------- ------- -------
Managed Assets.......................... $55,513 $54,011 $55,847 $66,138 $81,580
Administered Assets.....................  16,104  20,405  23,284  26,197  42,965

MANAGED ASSETS (PERCENTAGE OF TOTAL)

                                                         DECEMBER 31,
                                              ----------------------------------
                                               1993   1994   1995   1996   1997
                                              ------ ------ ------ ------ ------
Money Market Funds...........................  55.7%  62.0%  65.8%  68.4%  68.8%
Fixed Income Funds...........................  34.9   27.8   23.2   18.9   16.3
Equity Funds.................................   7.4    7.7    8.6   10.1   12.6
Separate Accounts............................   2.0    2.5    2.4    2.6    2.3
                                              ------ ------ ------ ------ ------
  Total Managed Assets....................... 100.0% 100.0% 100.0% 100.0% 100.0%
                                              ====== ====== ====== ====== ======

PERCENTAGE OF REVENUE

                                        FOR THE YEAR ENDED DECEMBER 31,
                                       -------------------------------------------
                                        1993     1994      1995     1996     1997
                                       ------   ------    ------   ------   ------
Managed Assets........................     90%      84%       82%      86%      86%
Administered Assets...................      9       13        15       11       12
Other Income..........................      1        3         3        3        2
                                       ------   ------    ------   ------   ------
  Total Revenue.......................    100      100       100      100      100
                                       ------   ------    ------   ------   ------
Compensation and Related Expenses.....     31       33        36       39       35
Amortization of Deferred Sales              5        6         3        4        5
 Commissions..........................
Amortization and Revaluation of            11       39         4        3        3
 Intangible Assets....................
Other Operating Expenses..............     30       37        34       38       30
                                       ------   ------    ------   ------   ------
  Total Operating Expenses............     77      115        77       84       73
                                       ------   ------    ------   ------   ------
    Operating Income (Loss)...........     23%     (15)%      23%      16%      27%
                                       ======   ======    ======   ======   ======

KEY RATIOS

Total Federated Managed Product Fees as a
 Percentage of
 Average Managed Assets......................... 0.43% 0.42% 0.41% 0.42% 0.43%
Non-Federated Fund Administrative and Other
 Service Fees as a
 Percentage of Average Administered Assets...... 0.15% 0.17% 0.18% 0.14% 0.11%

  Managed Assets. For the period from December 31, 1993 through December 31, 1997, total Managed Assets increased $35.3 billion, or 61.8%. The increase in Managed Assets is attributed primarily to the $31.8 billion (99.7%) increase in money market funds and a $7.5 billion (175.9%) increase in equity funds offset by a $4.9 billion (24.5%) decrease in fixed income funds.

  The increase in money market assets is largely due to Federated's expansion of its distribution of cash management products for both institutional and retail applications. The changes in the equity and fixed income managed asset mix are primarily due to changes in market demand for mutual funds, market conditions, and Federated's investment management and distribution efforts.

  Market demand for mutual fund products has shifted, reflecting a strong preference for equity funds. At the end of 1993, total industry assets (excluding money market funds) were approximately 50% equity and 50% fixed income. By the end of 1997, this mix had shifted to 71% equity and 29% fixed income. Market conditions contributed to this shift as relatively higher returns in the equity markets created a favorable sales environment and led to net asset value appreciation in equity funds. Conversely, in 1994 rapidly rising interest rates led to reduced returns and reduced net asset values of most fixed income mutual funds.

  Driven by these patterns, Federated has increased its efforts to raise equity fund Managed Assets by developing new products, increasing investments in distribution, and by expanding its investment management capabilities, most notably by forming a New York-based global investment management group in 1995.

  Federated's managed product fees per dollar of average Managed Assets during this period reflect these trends. These fees decreased from 0.43% of average Managed Assets in 1993 to 0.41% in 1995 due largely to the decrease in fixed income fund Managed Assets. Since 1995, these fees have increased back to 0.43% due principally to the growth of equity fund Managed Assets.

  Administered Assets. For the period from December 31, 1993 through December 31, 1997, total Administered Assets increased $27.5 billion, or 141.0%. During this period, Federated developed its service businesses to provide administration, transfer agency, portfolio accounting, retirement plan recordkeeping and administration, and other services to third party funds, retirement plans and other customers. While the level of assets has increased over the period discussed, competition has forced the fees realized from these service lines downward over the past few years. In addition, some third-party mutual fund sponsors have developed the ability to internalize fund administration functions. Internalization of certain of these services has resulted in reductions in the level of services provided by Federated to certain customers. The combination of price competition and reduced service levels has resulted in overall lower fees per dollar administered. Recently, Federated has received notice from a client for which it provides limited administrative services that the client has decided to internalize such services and therefore will end its service arrangement with Federated in mid-1998. This client had administered assets of $17.4 billion as of December 31, 1997; however, due to the limited administrative services provided, revenues associated with such assets represented less than 0.5% of Federated's 1997 total revenue.

RESULTS OF OPERATIONS

 General

  Federated derives nearly all of its revenue through advising, distributing and servicing of proprietary and third party mutual funds, separately managed accounts and other related products. Investment advisory fees are the largest source of revenue and are derived by providing investment advice to the various proprietary funds and other products. Distribution related fees are earned as a result of marketing the funds through Federated's bank trust department, broker/dealer, institutional and other sales channels. Servicing fees include administration services, portfolio accounting and shareholder servicing of the funds. In addition to services provided for the funds and separate accounts, Federated also provides recordkeeping and administration to retirement plans as well as clearing services to bank trust departments for their investments in registered investment companies.

  Investment advisory, distribution and the majority of the servicing fees are based on the net asset value of the investment portfolios managed or administered by Federated. As such, these revenues are dependent upon factors including market conditions and the ability to attract and maintain assets. Accordingly, revenues will fluctuate with changes in the total value and composition of the assets under management or administration. Investment advisory and administration related service fees are generally paid daily, while distribution fees are paid to Federated on a monthly basis. Portfolio accounting related service fees are also generally asset based, however they incorporate certain flat fees for additional share classes. Transfer agency related service fees are based principally on the level of shareholder accounts maintained by each of the funds. Both portfolio accounting and transfer agency fees are paid on a monthly basis.

  Federated's expenses are largely centered around employee and related office support expenditures, marketing related costs, the amortization of deferred sales commissions and the amortization of intangible assets. Federated's largest operating expenses are employee related. These expenses include employee salaries, incentives, benefits, travel and related entertainment, office space, and office related services and supplies. These expenses generally rise and fall in relative proportion to the number of employees retained by Federated. Marketing costs generally vary based on the type and level of marketing or sales programs in operation. Amortization of deferred sales commissions will fluctuate based on the overall level of sales of certain shares of funds in which Federated advances a commission to brokers, while amortization of intangible assets will vary based on the overall level of intangible assets recorded and their estimated useful life.

  Over the past five years, investments have been made in new products and services which have resulted in a steady increase in the number of Federated employees. These investments include new fund offerings, in particular equity and international funds, the expansion of sales efforts in the broker/dealer and institutional markets, the increased investment in advisory personnel, and the expansion or introduction of transfer agency, portfolio accounting, retirement plan recordkeeping and administration, and clearing services.

  As part of management's review of the business strategies and resulting initiatives, in November 1997, Federated entered into an agreement with State Street, the largest provider of portfolio accounting services to the mutual fund industry, to provide portfolio accounting and financial information analysis services for both the

Federated sponsored and third party funds on a sub-contracted basis. Federated will continue to directly provide tax and certain treasury functions to the funds. This agreement is part of Federated's strategy to focus resources on its core business of asset management and enables Federated to (1) benefit by partnering with a firm that is committed to the future investments required to continue providing outstanding portfolio accounting services, (2) reduce the risk associated with providing portfolio accounting services, and (3) improve cost management. This alliance is not anticipated to materially alter Federated's revenues or expenses; however, Federated has significantly reduced the number of its employees engaged in these services.

  The amortization of deferred sales commissions to brokers is a result of a marketing program in which Federated pays a commission to unaffiliated securities broker/dealers at the time they generate a sale into certain classes of funds managed by Federated. The upfront payment to the broker is based on a percentage of the original purchase into the mutual fund. These payments are capitalized and recorded as deferred sales commissions and are amortized on a straight line basis over estimated periods of benefit not to exceed contingent deferred sales charge periods. If shares are redeemed before a certain time period, the shareholder is normally required to pay to Federated a contingent deferred sales charge ("CDSC") based on a percentage of assets at the time of redemption, which diminishes over a recovery schedule not to exceed six years. Upon receipt, CDSCs are treated as a reduction of the related deferred sales commissions asset. In the fourth quarter 1997, Federated sold its rights to certain future revenue streams associated with its existing B share advance commissions. Federated received $191.3 million which was utilized to repay the outstanding balance of a revolving line of credit and bank term debt, providing an increase in liquidity in the form of credit availability from approximately $44 million prior to the transaction to approximately $149 million. The agreement also provides for Federated to sell, in regular intervals, the rights to such future revenue streams during a three year contract period.

  Amortization of intangible assets is primarily the result of Federated's acquiring 100% of the outstanding stock of the Company and certain assets from Aetna in August 1989 as well as the acquisition of customer relationships from other fund companies in 1996 and 1997.


 Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

  Net Income. Federated's consolidated net income applicable to Common Stock for the year ended December 31, 1997 was $50.6 million ($0.60 per diluted Common Share) as compared to 1996 of $9.6 million ($0.12 per diluted Common Share), an increase of $41.0 million ($0.48 per diluted Common Share) or 427.2%. The improved performance was the result of revenue growth of $81.9 million, largely generated from higher levels of managed and administered assets, coupled with expense management.

  Revenue. Federated's consolidated revenue for the year ended December 31, 1997 was $403.7 million as compared to the year ended December 31, 1996 of $321.8 million, an increase of $81.9 million or 25.5%. The primary reason behind the overall increase in revenue was the enhanced revenue generated by the management and servicing of the Federated funds and other products which accounted for $71.9 million, or 87.7% of the total increase. This was principally the result of an increase in average managed assets of $15.5 billion (23.3%) from $66.1 billion for the year ended December 31, 1996 to $81.6 billion for 1997. In addition, asset composition changed from 18.9% fixed income funds and 10.1% equity funds at December 31, 1996 to 16.3% fixed income funds and 12.6% equity funds at December 31, 1997. Generally equity funds produce higher revenues as a percentage of assets than fixed income funds. An increase in average administered assets of $16.8 billion (64.0%) accounted for the additional servicing revenue of $9.0 million, or 10.9% of the total increase in revenue. Managed assets increased due principally to new assets from customers and increases in the market value of existing assets under management. The increase in average administered assets was due principally to the full year impact of Federated's obtaining in late 1996 administration, sub-administration and distribution agreements and increases in the assets of existing customers.

  Operating Expenses. Total operating expenses increased from $270.2 million for the year ended December 31, 1996 to $294.1 million for 1997, an increase of $23.9 million or 8.9%.

  Compensation and related expenses for the year ended December 31, 1997 were $139.4 million as compared to 1996 of $127.0 million, an increase of $12.4 million or 9.8%. This increase was primarily due to the average number of employees increasing between these two periods by 141 or 7.4%, as well as an increase in incentive compensation expense as a result of increased sales and favorable investment performance as compared to benchmarks and improved financial performance of Federated. This change does not reflect the reduction in the number of employees due to the strategic alliance with State Street. Staff growth was experienced in the areas of investment research, with continued emphasis in domestic and global portfolio management, and in various service areas.

  Amortization of deferred sales commissions was $20.9 million for the year ended December 31, 1997, an increase of $8.6 million (69.1%) over the 1996 amount of $12.3 million. This increase was due to the continued sale of shares of funds which require Federated to advance a commission to the broker/dealer and the related growth in the deferred sales commissions which totaled $164.6 million and $85.9 million as of December 31, 1997 and 1996, respectively.

  Office and occupancy expense was $28.6 million for the year ended December 31, 1997, a decrease of $1.3 million or 4.2% as compared to the $29.9 million recorded for the year ended December 31, 1996. This decrease was primarily due to the reduction of rent expense as the result of the early termination of leased space, a reduction in leasehold improvement depreciation and a reduction in other office expenses.

  Systems and communications expense increased from $22.3 million for the year ended December 31, 1996 to $23.4 million for 1997, an increase of $1.1 million or 4.9%. This was principally due to an increase in costs related to third party system vendors.

  Advertising and promotional expenses were $35.0 million for the year ended December 31, 1997 as compared to $31.0 million for 1996, an increase of $4.0 million or 12.9%. The primary reason for this increase was an increase in the level of assets of various funds, resulting in higher levels of marketing allowances being paid to brokers and bank clients for retail marketing efforts.

  Travel and related expenses decreased by $1.1 million or 6.9% from $15.9 million for the year ended December 31, 1996 to $14.8 million for the year ended December 31, 1997. The reduction in cost was principally the result of management's initiative to reduce discretionary spending in this expense category by negotiating more favorable discount arrangements with travel related vendors and improved overall expense management.

  Other expense consists of corporate insurance, professional service fees such as auditing, legal and consulting expenditures, bad debt expense and other miscellaneous expenditures. This category experienced a decrease of $4.6 million or 20.0% from $22.9 million for the year ended December 31, 1996 to $18.3 million for 1997. This reduction was principally the result of the decreased utilization of professional services, the reduction of taxes other than income taxes and the reduction of reserves for errors related to the various service businesses.

  Amortization of intangible assets increased by $4.8 million (54.3%) to $13.7 million for the year ended December 31, 1997 as compared to $8.9 million for 1996. This expense increased as a result of the purchase of several customer relationships in late 1996 and throughout 1997 and the resulting allocation of a portion of the purchase price to intangible assets on Federated's balance sheet.

  Nonoperating Expenses. Nonoperating expenses decreased by $227 thousand or 1.1% to $20.1 million for the year ended December 31, 1997 as compared to $20.3 million for 1996. Interest expense increased by $299 thousand or 1.6% from $18.6 million for the year ended December 31, 1996 to $18.9 million for 1997. Other debt expense was $1.2 million for the year ended December 31, 1997, a decrease of $526 thousand (30.5%) from the $1.7 million recorded for the year ended December 31, 1996. The decrease was due to the early prepayment of term debt as a result of a debt restructuring in mid-1996 as well as the prepayment of the remaining term debt in October 1997. In both instances, the allocable unamortized portions of the debt issuance costs related to the term debt which was prepaid was recorded as an extraordinary item, net of tax.

  Minority Interest. The minority interest increased from $6.8 million for the year ended December 31, 1996 to $7.6 million for 1997, an increase of $773 thousand or 11.3%. This increase was a result of a higher level of net income of the subsidiary for which Federated acts as the general partner with a majority interest of 50.5%.

  Income Taxes. The income tax provision for the year ended December 31, 1997 was $30.9 million, an increase of $20.0 million or 183.2% as compared to the $10.9 million recorded in 1996. This increase was due principally to the $57.4 million or 234.1% increase in the level of income before income taxes and extraordinary item recorded for the year ended December 31, 1997 as compared to 1996. The effective tax rate for Federated was 37.8% and 44.5% for the years ended December 31, 1997 and 1996, respectively. The increased rate above the statutory rate of 35% for both periods was primarily the result of the nondeductible amortization of goodwill and the statutory limitation on the deductibility of meals and entertainment.

  Dividends on Preferred Shares. There were no dividends on preferred shares for the year ended December 31, 1997 as compared to $3.0 million for the year ended December 31, 1996 as a result of the purchase of Federated's preferred shares from the shareholder in 1996.

 Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

  Net Income. Federated's consolidated net income applicable to common stock for the year ended December 31, 1996 was $9.6 million ($0.12 per diluted Common Share) as compared to the year ended December 31, 1995 of $22.5 million ($0.24 per diluted Common Share), a decrease of $12.9 million ($0.12 per diluted Common Share) or 57.4%. The decrease in net income was due principally to reduced fees generated per administered asset by the servicing lines of business as well as increased expense levels as described below.

  Revenue. Federated's consolidated revenue for the year ended December 31, 1996 was $321.8 million as compared to the year ended December 31, 1995 of $279.8 million, an increase of $42.0 million or 15.0%. The net increase in revenue was due to the enhanced revenue generated by the management and servicing of the Federated funds and other products which accounted for $45.1 million, or 107.4% of the total increase. This was principally the result of an increase in average managed assets of $10.3 billion (18.4%) from $55.8 billion for the year ended December 31, 1995 to $66.1 billion for 1996. While Federated experienced an increase in average administered assets of $2.9 billion or 12.5% for the year ended 1996 versus 1995, the combination of the composition of customers, the relatively lower level of services provided to these customers and market forces reducing fees within the servicing lines of business resulted in a net decrease in servicing revenue to administered assets of $3.9 million, or 9.5%. In addition, asset composition changed from 23.2% fixed income funds, 65.8% money market funds and 8.6% equity funds at December 31, 1995 to 18.9% fixed income funds, 68.4% money market funds and 10.1% equity funds at the end of 1996. Federated product asset increases resulted from new assets from customers, increases in the market value of existing assets under management, and the purchase of certain customer relationships. The increase in average administered assets was due principally to increases in the assets of existing customers.

  Operating Expenses. Total operating expenses experienced an increase from $216.9 million for the year ended December 31, 1995 to $270.2 million for 1996, an increase of $53.3 million or 24.6%.

  Compensation and related expenses for the year ended December 31, 1996 were $126.9 million as compared to the year ended December 31, 1995 of $101.5 million, an increase of $25.4 million or 25.0%. This increase was primarily due to the average number of employees increasing between these two periods by 197 or 11.1% as well as an increase in the average salary per employee of 11.9%. Increases in employment levels were experienced across the organization, with emphasis in investment research and various service areas. The average salary per employee increased principally as a result of increases in compensation levels of certain employees for competitive purposes.

  Amortization of deferred sales commissions was $12.3 million for the year ended December 31, 1996, an increase of $2.8 million (29.3%) over the year ended December 31, 1995 amount of $9.5 million. This increase was due to the continued sale of shares of funds which require Federated to advance a commission to the broker/dealer and the related growth in the deferred sales commissions which totaled $85.9 million and $36.8 million as of December 31, 1996 and 1995, respectively.

  Office and occupancy expense was $29.9 million for the year ended December 31, 1996, an increase of $6.6 million or 28.3% over the $23.3 million recorded for the year ended December 31, 1995. This increase was primarily due to increased rental costs and depreciation of leasehold improvements related to the addition of rental property in January 1996 to accommodate the growing retirement plan services division, depreciation expense on computer related hardware and software purchased throughout 1995 and 1996 and the overall increase in general office expenses related to the higher level of employment.

  Systems and communications expense decreased from $22.8 million for the year ended December 31, 1995 to $22.3 million for the year ended December 31, 1996, a decrease of $0.5 million or 2.4%.

  Advertising and promotional expenses were $31.0 million for the year ended December 31, 1996 as compared to $21.5 million for the year ended December 31, 1995, an increase of $9.5 million or 44.3%. The primary reason for this increase was an increase in the level of assets of various funds, resulting in higher levels of marketing allowances being paid to brokers and bank clients for retailing efforts of marketing these funds. Additionally, in 1996 Federated launched a nationwide campaign to increase brand recognition of the Federated funds.

  Travel and related expenses increased by $3.1 million or 24.2% from $12.8 million for the year ended December 31, 1995 to $15.9 million for the year ended December 31, 1996. The increase was due principally to increased travel related to the marketing and sales efforts of the various products.

  Other expense experienced an increase of $8.0 million or 53.4% from $14.9 million for the year ended December 31, 1995 to $22.9 million for the year ended December 31, 1996. This increase was principally the result of the increased utilization of professional services in 1996, specifically in relation to the consulting expenditures related to management's review of its business strategies, an increase in taxes other than income taxes, the expensing of obsolete marketing related material and an increase in bad debt expense and the impairment of assets related to the retirement plan unit.

  Amortization of intangible assets decreased by $1.5 million or 14.9% to $8.9 million for the year ended December 31, 1996 as compared to $10.4 million for 1995 as a result of certain intangible assets being fully amortized.

  Nonoperating Expenses. Nonoperating expenses increased by $10.5 million or 106.5% to $20.3 million for the year ended December 31, 1996 as compared to $9.8 million for the year ended December 31, 1995. Interest expense increased by $9.2 million or 97.2% as a result of an increase in the average debt outstanding from $115 million in 1995 to $249 million in 1996. This increase was primarily due to the issuance of long term debt to fund the purchase of Federated's stock from major shareholders and the use of a line of credit to fund the higher levels of deferred sales commissions specifically related to the B share class of funds. Other debt expense was $1.7 million for the year ended December 31, 1996, an increase of $1.3 million or 317.4% from the $0.4 million recorded in 1995 due principally to the increased amortization related to the issuance costs of the long term debt acquired in 1996.

  Minority Interest. The minority interest increased from $5.8 million for the year ended December 31, 1995 to $6.8 million for the year ended December 31, 1996, an increase of $1.0 million or 17.4%. This increase was a result of a higher level of net income of the subsidiary for which Federated acts as the general partner with a majority interest of 50.5%.

  Income Taxes. The income tax provision for the year ended December 31, 1996 was $10.9 million, a decrease of $7.9 million or 41.9% as compared to the $18.8 million recorded for 1995 primarily due to the $22.8 million or 48.2% decrease in the level of income before income taxes and extraordinary item recorded for the year ended December 31, 1996 as compared to the year ended December 31, 1995. The effective tax rate for Federated was 44.5% and 39.7% for the years ended December 31, 1996 and 1995, respectively. The increased rate above the statutory rate of 35% for both periods was primarily the result of the nondeductible amortization of goodwill and the statutory limitation on the deductibility of meals and entertainment.

  Dividends on Preferred Shares. Dividends on preferred shares were $3.0 million for the year ended December 31, 1996 compared to $6.0 million for the year ended December 31, 1995, a decrease of $3.0 million or 49.6% as a result of the purchase of Federated's preferred shares from the shareholder in 1996.

CAPITAL RESOURCES AND LIQUIDITY

  Cash Flow. Historically, Federated generally financed its business from the cash flow generated from operating activities and through a bank line of credit. Cash provided by operating activities totaled $15.1 million, $27.5 million and $23.7 million for the years ended December 31, 1997, 1996 and 1995, respectively. The cash flow from operating activities along with a revolving line of credit is primarily utilized for the financing of deferred commissions to brokers, purchases of equipment, acquisitions, dividend payments, as well as payments on long term debt.

  The recourse debt held by Federated decreased $160.6 million and increased $129.0 million and $21.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. In 1997, proceeds from the sale of certain future cash streams related to the B shares was utilized to reduce recourse debt by $159.6 million. Federated utilized debt in 1996 to purchase a portion of its stock from major shareholders for $123.7 million as well as to fund the growth in deferred sales commissions.

  The deferred sales commissions paid to broker/dealers on certain shares of funds totaled $111.6 million, $69.6 million and $40.1 million for 1997, 1996 and 1995, respectively. In October 1997, Federated sold for $110.2 million the rights to certain future revenue streams associated with the B share advance commissions as of March 31, 1997. An agreement was entered into with a special purpose entity whose sole purpose was to purchase Federated's future rights to the 12b-1, CDSC and shareholder service fees of the B shares of certain funds from the inception of the B share program through sales incurred through March 31, 1997. In order to fund this purchase from Federated, the special purpose entity issued two debt securities, Class A and Class B, for $104.4 million and $9.7 million, respectively. These debt securities will be repaid solely from the 12b-1, CDSC and shareholder service fee cash flows generated by these B share assets and there is no recourse to Federated. The Class A debt carries a fixed interest rate of 7.44% while the Class B debt has a fixed interest rate of 9.80%. The transaction has been accounted for as a financing and the nonrecourse debt has been reflected in the consolidated balance sheet. Also in the fourth quarter of 1997, Federated sold for $81.1 million the rights to certain future revenue streams associated with the B share advance commissions for sales from April 1, 1997 through December 15, 1997. For accounting purposes, these transactions were treated as financings and the nonrecourse debt has been recorded with an imputed interest rate of 7.6%. Additionally, Federated continues to sell future revenue streams associated with the B share advance commissions ("Revenue Streams") pursuant to a Revolving Purchase Agreement ("Revolving Purchase Agreement"), dated as of October 24, 1997, among Federated Funding 1997-1, Inc., a special purpose entity established by Federated (the "Seller"), and PLT Finance, L.P. (the "Revolving Purchaser"), an entity in which Federated holds no interest. Under the Revolving Purchase Agreement, the Seller agrees to sell Revenue Streams, and the Revolving Purchaser agrees to purchase such Revenue Streams, twice each month until the Agreement terminates on October 24, 2000, or such later date as agreed to in writing by the parties. The purchase price with respect to any future sale of Revenue Streams will be calculated as a percentage of the value of the B share fund sales. In addition, if the Revolving Purchaser realizes revenues in excess of a certain threshold (as computed in accordance with the terms of the Revolving Purchase Agreement) the Revolving Purchaser, under certain circumstances, is obligated to remit a portion of such excess revenues to Federated. Payments made by the special purpose entity and other payments made with respect to related nonrecourse debt totaled $9.8 million in 1997.

  The October 1997 sales of certain future cash flows related to the advanced commissions made by Federated through September 1997 was utilized to eliminate bank debt held within a revolving line of credit and term debt. Under the debt agreement with the bank, the term debt is considered prepaid and cannot be reborrowed. The revolving line of credit will provide an increase in liquidity for Federated in the form of credit availability of $149.0 million and is in place through January 31, 2001.

  Capital Expenditures. Capital expenditures totaled $3.1 million, $12.4 million and $7.4 million for the years ended December 31, 1997, 1996 and 1995, respectively. Capital expenditures include the investment in technology, furniture and equipment, and leasehold improvements. Management expects capital expenditures in 1998 to exceed $10 million, exclusive of Year 2000 project costs described under "Year 2000 Disclosure".

  Dividends. Federated is a holding company and, as such, its ability to pay dividends is subject to the ability of its subsidiaries to provide cash to the holding company. After the Merger, the declaration and payment by Federated of dividends on its Common Stock and the amount thereof will depend upon its results of operations, financial condition, cash requirements, restrictions imposed by lenders, future prospects and other factors deemed relevant by the Board of Directors. Beginning in 1998 Federated adopted a policy to declare and pay cash dividends on a quarterly basis. Under the Senior Secured Credit Agreement, the most restrictive of Federated's debt facilities, at March 31, 1998, $3,260,000 was available for payment of dividends. On April 30, 1998, cash dividends in the amount of $3,170,000 were paid. Federated is seeking to amend the provisions of the Senior Secured Credit Agreement regarding dividends and other distributions to permit the payment of regular quarterly cash dividends at a level comparable to that paid in the second quarter of 1998 and to amend certain other covenants and provisions.

  Under the Note Purchase Agreement the Trust is restricted from making certain payments, including the payment of dividends, unless (1) such payments do not exceed the sum of $5,000,000 plus 50% of the Trust's net income during the period from January 1, 1996 to and including the date of payment and (2) after giving effect to the payment, the Trust is not in default or potentially in default of the Note Purchase Agreement. At March 31, 1998, $36,913,000 was available for the payment of dividends under the provisions of the Note Purchase Agreement. See Note 10 to the Consolidated Financial Statements.

  Debt Facilities. Federated has the following recourse debt facilities:
Senior Secured Credit Agreement and Note Purchase Agreement.

  Senior Credit Facility. The Senior Secured Credit Agreement dated January 31, 1996, as amended, consists of two separate facilities, the term loan and the revolving credit facility, with a maturity date of January 31, 2001. The outstanding balance and amount available to borrow under the Senior Secured Credit Agreement at March 31, 1998 was zero and $149.0 million, respectively. The term loan facility was prepaid and eliminated in October 1997 as part of the transaction related to the B share financing. Federated continues to maintain a $150 million line of credit which may be utilized for working capital purposes and to fund possible acquisitions.

  Any funds advanced under the Revolving Facility will bear interest at a variable rate, based on one of three interest rate options. The Trust may choose to pay interest on the outstanding unpaid principal at (a) the Base Rate Option; (b) the Euro-Rate Option; or (c) the PNC Quoted Rate Option. Funds which accrue interest on the basis of the Base Rate Option will accrue interest at a rate equal to the greater of (a) the interest rate per annum announced from time to time by PNC as its then prime rate, or (b) the Federal Funds Effective Rate plus one-half percent (.05%) per annum. Funds which accrue interest on the basis of the Euro-Rate Option will accrue interest at a rate derived from the average of the Euro-Rates set forth on the "LIBO" page of Reuters Monitor Monthly Rate Service plus the Euro-Rate Margin. The Euro-Rate Margin varies according to the ratio of the Trust's debt to cash flow from operations. Funds which accrue interest on the basis of the PNC Quoted Rate Option will accrue interest at the interest rate offered by PNC on each business day. Except as specifically allowed in the Senior Secured Credit Agreement or waived by the Lenders, the Trust covenants that neither it nor any of its subsidiaries will: (1) pay front-end marketing fees to broker-dealers with respect to any mutual fund for which the Trust or any of its subsidiaries serves as an advisor, an administrator, a distributor, a transfer agent, a portfolio or fund accountant, or a clearing servicer; (2) execute guaranties or make other loans and investments; (3) sell, convey, assign, lease, abandon or otherwise dispose of any assets; (4) enter into or carry out any transaction except upon arm's-length terms; (5) fail to satisfy the requirements of or take any action required under ERISA or the Code; (6) rent or lease real or personal property other than office space except under the usual and customary terms and in the ordinary course of business, provided that aggregate rent under such leases shall not exceed $10,000,000 in any fiscal year; (7) make capital expenditures exceeding $15,000,000 in any fiscal year; or (8) make any material change in the conduct or operation of business or make any change in its fiscal year. Federated was in compliance with all such covenants at March 31, 1998 and at December 31, 1997.

  In addition, the Senior Secured Credit Agreement prohibits the Trust and its subsidiaries from dissolving, liquidating, winding-up, acquiring substantially all of the assets or capital stock of any other person, or entering into a merger or consolidation except under specified circumstances. The Merger of the Trust into the Company is a permitted transaction. The Senior Secured Credit Agreement also stipulates that the Trust shall not permit any change in ownership except as explicitly allowed under the Senior Secured Credit Agreement; the Senior Secured Credit Agreement allows a change in ownership in a number of scenarios, including the issuance of Class B Common Stock in the Offering. The consent of the lenders will be required to permit the consummation of the Merger and the Offering.

  The Senior Secured Credit Agreement also prohibits the Trust from allowing certain financial ratios to fall below minimum thresholds established in the Senior Secured Credit Agreement and restricts the Trust from incurring additional debt or liens on its property or assets. The Senior Secured Credit Agreement also restricts the Trust from making any dividend payment unless (1) the Trust is not in default or potentially in default, as defined by the Senior Secured Credit Agreement; (2) certain minimum financial ratios are maintained after giving effect to the dividend payment; and (3) such dividend payments with respect to Common Shares do not exceed $5,000,000 in any fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity--Debt Facilities" and
Note 10 to the Consolidated Financial Statements.

  Senior Secured Notes. Pursuant to the Note Purchase Agreement dated June 15, 1996, the Trust issued 7.96% Senior Secured Notes due June 27, 2006 to the various Note Purchasers party to that agreement in the aggregate principal amount of $98,000,000. The Senior Secured Note Purchase Agreement debt totaled $98.0 million as of December 31, 1997 and is due in seven annual $14.0 million installments beginning June 27, 2000, and maturing June 27, 2006.

  Under the terms of the Note Purchase Agreement, the Trust may not (1) allow certain indebtedness described in the Note Purchase Agreement to exceed the greater of 50% of consolidated cash flow or $25,000,000; (2) incur or allow any subsidiary to incur any lien other than those explicitly allowed under the Note Purchase Agreement; (3) fail to maintain certain financial ratios; (4) make any sale, transfer, lease, loan or other distribution of assets, except as allowed under the Note Purchase Agreement; (5) permit any material change in management; or (6) engage in any transactions with any affiliate except in the ordinary course of business. In addition, the Note Purchase Agreement prohibits the consolidation or merger of the Trust or any of its subsidiaries into any other entity, except that (1) a subsidiary of the Trust may merge into the Trust, or (2) the Trust may merge into another entity if the Trust is not the surviving company, the surviving company assumes the obligations of the Trust under the Note, and after giving effect to the merger, no event of default shall have occurred under the Note Purchase Agreement.

  Capitalized Lease Obligations. At December 31, 1997, Federated had capitalized lease obligations totaling $1.2 million related to certain telephone equipment. The scheduled principal payments approximate $0.2 million per year for 1998 through 2002.

  Nonrecourse Debt. Federated also has nonrecourse debt obligations, aggregating $185.4 million at December 31, 1997, incurred in connection with the sale of rights to certain future revenue streams associated with the B share advance commissions. This debt will be repaid or amortized based solely on certain cash flows related to B-share assets. See Note 6 to the Consolidated Financial Statements.

  Offering. As a condition to the consummation of the Merger, Federated is required to complete this Offering of shares of Class B Common Stock of the Company, including shares held by Selling Shareholders. The Company is offering 2,610,000 shares of Class B Common Stock for sale in this Offering (3,000,000 shares if the Underwriters' over-allotment options are exercised in full). The net proceeds to be received by the Company will be used for working capital and other general corporate purposes and will serve to enhance Federated's liquidity by providing increased capital resources.

YEAR 2000 DISCLOSURE

  Federated utilizes software and related technologies throughout its businesses including both proprietary systems as well as those provided by outside vendors. Significant functions such as portfolio accounting/recordkeeping and shareholder services rely on systems provided by outside vendors. It is anticipated that these systems will be affected by the date change in the year 2000. The year 2000 issue exists because many computer systems and applications currently use two-digit date fields to designate a year. As the century date change occurs, certain date-sensitive systems may recognize the year 2000 as 1900, or not at all. This inability to recognize or properly treat the year 2000 may cause systems to process critical financial and operational information incorrectly. Federated, like many other companies, is expected to incur expenditures over the next two years to address this issue.

  Federated formed a team of employees in 1997 to determine the full scope and related costs to ensure both proprietary and third party vendor systems will be year 2000 compliant, meeting both internal needs and those of our customers. Federated's assessment of internal systems is substantially complete and plans are in place for all proprietary applications within Federated to be renovated or replaced. Completion of renovation or replacement and the subsequent testing and implementation are scheduled for 1998, with 1999 being reserved for industry-wide, cooperative testing. The assessment process is in progress for the related infrastructure and third party desktop software products. Based on management's identification of resource requirements for both plan implementation and overall project management, it is anticipated that the Year 2000 costs, which are being expensed as incurred, will be, at a minimum, $10 million for internal systems and do not reflect the impact of outside vendors to become year 2000 compliant. Accordingly, a final cost estimate cannot be determined at this time.

INTEREST RATE SENSITIVITY

  Federated's revenues are derived almost exclusively from fees which are based on the values of assets managed or administered. Such values are affected by changes in the broader financial markets which are, in part, affected by changing interest rates. In a period of rapidly rising interest rates, Federated's investment advisory fee revenue from fixed income funds may be negatively impacted by reduced asset values and redemptions in those funds, and institutional investors may redeem shares in money market funds to invest directly in market issues offering higher yields. These redemptions would reduce Managed Assets, thereby reducing Federated's advisory fee and certain other revenue.

ECONOMIC AND MARKET CONDITIONS

  The financial markets and the investment management industry in general have experienced record performance and record growth in recent years. For example, between January 1, 1995 and December 31, 1997, the S&P 500 Index appreciated at a compound annual rate in excess of 25% while, according to the Investment Company Institute, equity mutual fund assets under management grew at a compound annual rate of approximately 40% for the same period. The financial markets and businesses operating in the securities industry, however, are highly volatile and are directly affected by, among other factors, domestic and foreign economic conditions and general trends in business and finance, all of which are beyond the control of Federated. There can be no assurance that broader market performance will be favorable in the future. Any decline in the financial markets or a lack of sustained growth may result in a corresponding decline in performance by Federated and may adversely affect Managed and Administered Assets and related fees.

IMPACT OF INFLATION

  The major sources of revenue for Federated are based on the value of Managed and Administered Assets. There is no predictable relationship between the rate of inflation and the value of assets managed or administered by Federated, except as inflation may affect interest rates. Inflation has affected the cost of operations in the past and could continue to do so in the future. See "Interest Rate Sensitivity".

RECENT ACCOUNTING PRONOUNCEMENTS

  SFAS No. 130, "Reporting Comprehensive Income," is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income includes net income and all other changes in shareholders' equity except those resulting from investments and distributions to owners.

  SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," is effective for financial statements for periods beginning after December 15, 1997. This statement requires financial and descriptive information about an entity's operating segments to be included in the annual financial statements.

  Federated believes that the impact of the adoptions of SFAS No. 130 and SFAS No. 131 will not have a material impact on its Consolidated Financial Statements.

                                   BUSINESS

OVERVIEW

  Federated is a leading provider of investment management products and related financial services. Federated sponsors, markets and provides investment advisory, distribution and administrative services primarily to mutual funds. Federated has been in the mutual fund business for over 40 years and is one of the ten largest mutual fund managers in the United States based on assets under management at December 31, 1997.

  Federated manages assets across a wide spectrum of asset categories including substantial participation in fast-growing areas such as equity and international investments. Federated ranks among the industry leaders for money market and fixed income funds, based on assets under management and offers one of the most comprehensive product lines in the industry. Many of Federated's products are ranked highly by recognized industry sources based on investment performance relative to peer funds.

  Federated has built a national reputation as a high quality provider of a broad range of investment management products and related financial services. Federated distributes its products through financial intermediaries such as banks, brokers and other investment advisers who use them to meet the needs of their customers; these customers include retail investors, corporations, and retirement plans. Federated employs one of the largest sales forces directed to financial intermediaries and institutions in the industry with more than 175 sales representatives and managers across the United States. Through substantial investments in distribution over the last 20 years, Federated has developed an extensive network of over 3,500 financial institutions which sell Federated's products to their customers. Federated also directly sells its products to more than 500 institutions such as corporations and government entities.

  Federated pioneered the use of money market funds by institutions for cash management purposes and ranks in the top one percent of money fund managers. Federated believes that its substantial money market fund business provides a revenue base that is generally stable and recurring. From this base, Federated intends to continue to expand its Managed Assets in areas such as equities and international investments which generally produce higher fee revenue and have experienced substantial growth. Federated believes that its history as a leading investment manager combined with the size and quality of the distribution network it has developed will enable it to continue to expand its business in these key areas. Federated also continues to actively seek acquisitions which fit within its long range growth strategy by expanding assets under management.

  The following table shows Federated's Managed Asset composition for the past three years:

MANAGED ASSETS
(Dollars in Millions)

                                           DECEMBER 31,       GROWTH RATES
                                      ----------------------- ---------------
                                                              3 YR.
                                       1995    1996    1997   CAGR*    1997
                                      ------- ------- ------- ------   ------
Money Market Funds/Cash Equivalents.. $40,610 $51,163 $63,622      26%     24%
Fixed Income Funds...................  14,330  14,109  15,067       2%      7%
Equity Funds.........................   5,287   7,594  11,710      44%     54%
Separate Accounts....................   1,486   1,976   2,141      19%      8%
                                      ------- ------- -------
  Total Managed Assets............... $61,713 $74,842 $92,540      22%     24%
                                      ======= ======= =======
International/Global Managed Assets
 (included above).................... $   404 $   694 $ 1,172      35%     69%
                                      ======= ======= =======

--------
* Compound Annual Growth Rate.

  The components of the changes in equity and fixed income fund managed assets are shown in the following table:

COMPONENTS OF CHANGES IN EQUITY AND FIXED INCOME FUND MANAGED ASSETS (Dollars in Millions)

                                             FOR THE YEAR ENDED DECEMBER 31,
                                             ----------------------------------
                                                 1995        1996        1997
                                             ----------  ----------  ----------
EQUITY FUNDS
 Beginning Assets........................... $    3,927  $    5,287  $    7,594
                                             ----------  ----------  ----------
  Sales.....................................      1,636       2,755       4,017
  Redemptions...............................     (1,310)     (1,672)     (2,196)
                                             ----------  ----------  ----------
   Net Sales................................        326       1,083       1,821
                                             ----------  ----------  ----------
  Net Exchanges.............................         38          75         128
  Acquisition Related.......................          0         123         353
  Other*....................................        996       1,026       1,814
                                             ----------  ----------  ----------
 Ending Assets.............................. $    5,287  $    7,594  $   11,710
                                             ==========  ==========  ==========
FIXED INCOME FUNDS
 Beginning Assets...........................    $14,106     $14,330     $14,109
                                             ----------  ----------  ----------
  Sales.....................................      3,256       3,856       4,584
  Redemptions...............................     (4,312)     (4,243)     (4,416)
                                             ----------  ----------  ----------
   Net Sales (Redemptions)..................     (1,056)       (387)        168
                                             ----------  ----------  ----------
  Net Exchanges.............................         (6)       (137)        (72)
  Acquisition Related.......................          0         111         175
  Other*....................................      1,286         192         687
                                             ----------  ----------  ----------
 Ending Assets..............................    $14,330     $14,109     $15,067
                                             ==========  ==========  ==========

--------
* Primarily reinvested dividends and distributions, net investment income and changes in the value of securities held by the funds.

  Federated is also a leading provider of mutual fund administrative services such as legal support and regulatory compliance, audit, fund accounting and other financial services and transfer agency services. Federated provides these services, for which it receives administration and other service fees, to its managed funds and to funds sponsored by third parties, primarily banks where typically the services are part of a broad customer relationship which includes asset management. Federated had over $7.2 billion in assets under management from its mutual fund services customers as of December 31, 1997. Federated has refocused its service activities to emphasize the growth of Managed Assets and Administered Assets rather than marketing individual services such as transfer agency, portfolio accounting and technology solutions as stand-alone products. Federated believes that this refocus will better support the efforts of its customers to increase their assets, resulting in an increase in Federated's revenue.

ADMINISTERED ASSETS
(Dollars in Millions)

                                            DECEMBER 31,       GROWTH RATES
                                       ----------------------- ---------------
                                                               3 YR.
                                        1995    1996    1997    CAGR    1997
                                       ------- ------- ------- ------   ------
Administered Assets................... $22,089 $35,574 $46,999      30%     32%
                                       ======= ======= =======

BUSINESS STRATEGY

  Federated pursues a multi-faceted business strategy having three broad objectives:

  . To be widely recognized as a world class investment management company that offers highly competitive performance and disciplined risk management while consistently adhering to its investment objectives across a broad spectrum of investment management products.

  . To profitably expand Federated's market penetration by increasing its assets under management in each market where it chooses to apply its substantial distribution resources.

  . To use its substantial experience and expertise to profitably expand its customer relationships by providing superior services designed to support the growth of Managed Assets and Administered Assets.

  Investment Management. To achieve its investment management objectives, Federated seeks above average returns with below average risk in multiple asset classes across the investment spectrum and strives to consistently following its style disciplines. Federated has structured its investment process to meet the requirements of fiduciaries and others who use Federated's products to meet the needs of their customers. Fiduciaries typically have stringent demands related to portfolio composition, risk and investment performance. Federated follows a disciplined investment process consistent with these requirements. Many of Federated's fund products have been ranked among the leaders in their respective categories by recognized industry sources.

  Historically, Federated's mix of Managed Assets has been dominated by money market and other fixed income assets where Federated continues to be among the leading mutual fund managers based on assets under management. More recently, in response to market demand and to diversify its managed assets, Federated has emphasized growth of its equity fund business and has broadened its range of equity products to include international, aggressive growth, and small capitalization equity products. Within Federated's managed asset categories, equity fund assets have been the fastest growing asset class. Federated has increased its market share of equity fund managed assets by growing at a faster rate than the overall industry as measured by growth rates over the last three years, according to ICI data.

                           EQUITY FUND GROWTH RATES
                             THROUGH YEAR END 1997

                                                                3 YR. 2 YR.
                                                                CAGR  CAGR  1997
                                                                ----- ----- ----
      Federated................................................   44%   49%  54%
      Industry.................................................   40%   38%  37%

  Distribution. Federated's distribution strategy is to provide products geared to financial intermediaries, primarily banks, broker/dealers and investment advisers, and directly to institutions such as corporations and government entities. Through substantial investments in distribution over the last 20 years, Federated has developed selling relationships with more than 3,500 institutions, including large and small banks, national and regional broker/dealers and other financial advisors. Federated sells its product directly to another 500 corporations and government entities. Federated believes that these relationships in total form one of its most important assets.

  Federated seeks to expand its market penetration by committing extensive resources to maintaining and expanding its customer relationships and to developing mutual fund products which are responsive to market demands. Through its large trained sales force of more than 175 sales representatives and managers across the United States, Federated believes that it can continue to broaden its distribution capacity both by adding new relationships and strengthening existing relationships. Federated offers the sales representatives of its client firms an extensive product line with attractive pricing and compensation options, strong customer service, and marketing support. Distribution resources are employed in areas determined by Federated to offer the highest potential for profitable asset growth. Federated has formed teams of dedicated sales representatives to focus on key financial intermediaries who have demonstrated substantial growth in sales of Federated's products. Federated has also increased its commitment to advertising and media relations in order to better position Federated within its various distribution channels. To supplement its distribution channel growth, Federated has also developed an active acquisitions effort, resulting in the completion of three transactions since November, 1996 that added approximately $4.8 billion in Managed Assets. See "Recent Acquisitions."

  Services. Federated has long been the provider of a broad range of services to support the operation, administration and distribution of Federated-sponsored mutual funds. These services, for which Federated receives a fee from the funds, include legal support and regulatory compliance, audit, portfolio accounting and other funds financial services, transfer agency services, and shareholder servicing and support. In 1988, in response to demand from its important bank customer base, Federated began to offer these services to institutions seeking to outsource all or part of their mutual fund service and distribution functions. Through various subsidiaries, Federated provides its depth, experience, and expertise in these areas to expand its relationships with key financial intermediaries--primarily banks who sponsor proprietary mutual funds.

  Federated's business strategy is to use the knowledge base, service expertise, distribution capability and products it has developed to help its customers grow their mutual fund businesses, thereby positioning Federated as a key partner in the mutual fund operation of the financial intermediary. Federated receives fees from these bank-sponsored funds for providing fund services. Typically, the services provided are part of a broad relationship with the bank. Federated has over $7.2 billion in assets under management from its bank services customers as of December 31, 1997. Over 90% of Federated's bank services customers include Federated-sponsored mutual funds on the menu of funds offered to their customers.

  Recent Acquisitions. Federated has completed three acquisitions since November, 1996 which together resulted in an increase of approximately $4.8 billion in Managed Assets. In November, 1996, Federated assumed the investment management and distribution responsibilities from Lehman Brothers Holdings, Inc. for nine mutual funds with approximately $4.0 billion in assets which previously carried the Lehman Brothers brand name. Also in November 1996, Federated assumed the investment management and distribution responsibilities from ARM Financial Group for six mutual funds with approximately $237 million of assets which previously carried the State Bond brand name. In May, 1997, Federated assumed the investment management and distribution responsibilities from the William Penn Company for seven mutual funds with approximately $548 million in assets which previously carried the William Penn brand name.

  Federated believes that its disciplined investment management style, broad product line, competitive fund performance, strong customer support and proven operational capabilities offer an attractive package that addresses key concerns of sellers. Federated also offers its substantial distribution capacity to sellers who have developed attractive products but have been unable to make the large ongoing investments necessary for successful product distribution on a broad scale.

ORGANIZATION AND MARKETS

  Federated organizes its operations into three principal functions: investment management, distribution and services.

INVESTMENT MANAGEMENT

  At December 31, 1997, Federated was ranked by Strategic Insight, a recognized industry source, in the top one percent of money market fund managers, in the top five percent of fixed income fund managers and in the top six percent of equity fund managers among U.S. mutual fund managers ranked according to fund assets managed. Federated was ranked in the top two percent of all mutual fund managers based on total fund assets managed. Federated was the ninth largest U.S. mutual fund manager based on fund assets as of December 31, 1997.

  Federated manages assets across a wide spectrum of asset categories including substantial participation in fast-growing areas such as equity and international investments. Many of Federated's products are ranked highly by recognized industry sources based on investment performance relative to peer funds. As of December 31, 1997, Federated had 80 managed funds eligible for Morningstar, Inc. ratings. Of these funds, 73 (or 91%) are rated "three," "four" or "five" stars, and 39 (or 49%) are rated "four" or "five" stars, placing Federated among the leaders in the mutual fund industry for percentage of top-rated funds.

  Federated's principal source of revenue is investment advisory fees earned by various subsidiaries and affiliates pursuant to investment advisory contracts with the funds. These subsidiaries and affiliates are registered as investment advisers under the Advisers Act. Investment advisers are compensated for their services in the form of investment advisory fees. Each fund has a contractual gross maximum investment advisory fee. In order to meet the funds' expense cap, the adviser may waive a portion or all of its investment advisory fee.

  Federated provided investment advisory services to 124 funds as of December 31, 1997. Each of Federated's funds (with the exception of a collective investment trust) is registered under the Investment Company Act and under other applicable federal and state laws. Each of the funds enters into an advisory agreement subject to periodic review by the directors or trustees of the respective funds. A significant portion of Federated's revenue is derived from advisory agreements with mutual funds that are terminable generally upon 60 days' notice.

  Of these 124 funds, Federated's investment advisory subsidiaries managed 51 money market funds (and cash equivalents) totaling $63.6 billion in assets, 43 fixed income funds with $15.1 billion in assets and 30 equity funds with $11.7 billion in assets.

  Due to the importance of investment performance to the mutual fund investor, and to support its sophisticated and systematic research process, Federated seeks to identify and retain high quality, experienced portfolio managers. The portfolio management staff of more than 80 professionals includes more than 35 Chartered Financial Analysts. Federated's fund portfolio managers have an average of 10 years of experience in investment management. The Company has structured its salary and incentive compensation programs to be competitive with market pay programs as measured by recognized industry sources. In 1995, Federated made a major commitment to expanding its investment management capability by establishing a New York-based global investment management unit to focus, in particular, on the development of new global and international equity and fixed income investment products. As of December 31, 1997, this unit employed 19 investment professionals and managed approximately $1.2 billion in assets as compared to approximately $424 million at the inception of the group in 1995.

  Equity. Historically, Federated's mix of Managed Assets has been dominated by money market and other fixed income assets where the Company continues to be among the leading mutual fund managers based on assets under management. More recently, in response to market demand and to diversify its managed assets, Federated has emphasized growth of its equity fund business. Equity fund assets comprised 44% of Federated's non-money market fund Managed Assets at the end of 1997, as compared to 18% at year end 1993.

  Federated has broadened its range of equity products to include international, aggressive growth, and small capitalization funds. The number of equity funds managed by Federated has increased from 18 at year end 1993 to 30 at year end 1997. Federated has made significant investments to increase the size of its portfolio management staff, in particular by forming its Global Research Division.

  Within Federated's Managed Asset categories, equity fund assets have been the fastest growing asset class. In 1997, Federated's equity fund assets increased 54% compared to an industry growth rate of 37%, based on ICI data. Since 1994, Federated's equity fund compound annual growth rate has been 44%, compared to industry growth rate of 40%. In this period, Federated's equity fund assets nearly tripled, increasing from $3.9 billion to $11.7 billion. Approximately 40% of this increase was from net new sales (sales minus redemptions), and 9% was from net fund exchanges and an acquisition while market appreciation accounted for most of the remaining increase. The composition of Federated's growth in this period includes a greater percentage of net sales (40%) than the industry composition (36%). In 1997, 44% of Federated's managed equity fund asset growth was from net new sales compared to an overall industry average of 34%. Federated believes that the quality and consistency of its equity fund management style, its expanded menu of equity fund products, and its substantial distribution capabilities have enabled it to gain market share of equity fund managed assets.

  In the equity management area, Federated's core style can be characterized as a value style. Federated has also developed expertise in other sectors such as growth, small-capitalization, and equity income. Federated combines first-hand market knowledge with a highly structured, computer-assisted composite equity selection and modeling system. Federated uses a team of portfolio managers led by a senior portfolio manager for each fund. Federated's investment research process combines disciplined quantitative screening along with rigorous fundamental analysis to identify attractive securities. Portfolios are continually reevaluated with respect to valuation, price and earnings estimate momentum, company fundamentals, market factors, economic conditions and risk controls in order to achieve specific investment objectives.

  As of December 31, 1997, Federated managed approximately $4.6 billion in value-based securities, $3.8 billion in equity income/utility portfolios, $1.1 billion in growth products, $727 million in international equity portfolios, $677 million in asset allocation funds, and $1.7 billion in indexed products that target key sectors of the stock market through max-cap, mid-cap, and mini-cap strategies.

  International. Assets invested in international and global funds have increased substantially in recent years. According to the ICI, assets of international and global equity and bond funds totaled $388 billion at the end of 1997, up 69% from 1995. Federated believes that these investments will continue to increase as investors continue to diversify portions of their portfolios into non-U.S. securities. International products have become increasingly important products for financial intermediaries to employ in meeting the needs of their customers.

  To address these trends, in 1995 Federated made a substantial commitment to developing international investment products by starting its New York-based unit to manage international equity and fixed-income assets. Prior to the inception of this unit, Federated employed a subadvisor to assist in the management of approximately $400 million in assets in two international funds. Since the inception of this unit, as of December 31, 1997, international and global Managed Assets have increased to approximately $1.2 billion; of this amount international equities totaled approximately $725 million while international and global fixed income assets were approximately $430 million.

  Federated's international equity fund offerings cover the spectrum of investments from developed to emerging markets and from large to small capitalization stocks. Federated's international equity management style can be characterized as a combination of growth and value. In the international fixed income area, Federated manages both yield-oriented and total return oriented funds. Federated's portfolio managers make extensive use of quantitative techniques in the management of these funds and they travel extensively around the world in both developed and emerging nations. These portfolio managers average over 13 years of investment management experience.

  Risk is managed through a combination of diversification across markets, industries and currencies. Portfolios are actively managed through security and country selection. Although currency hedging may be used on an occasional basis, currency risk is not hedged under normal market conditions, and hedging techniques are not used for speculative purposes.

  Money Market Funds. Federated is the third largest U.S. manager of money market funds with over $63 billion in assets under management as of December 31, 1997. The Company has developed expertise in managing cash for institutions, which typically have stringent requirements for regulatory compliance, relative safety, liquidity and competitive yields. Federated has managed money market funds for over twenty years and created the first institutional money market fund in 1976. Federated also manages retail money market fund products which are typically distributed through broker dealers.

  Federated manages money market fund assets in a variety of asset classes including government ($35.5 billion), prime ($16.7 billion), and tax-free ($10.9 billion). Federated offers 16 state specific tax-free money market funds, the largest number in the industry.

  Money market funds have grown steadily over the past three years. For the three years 1995 through 1997, industry money market fund assets as measured by the ICI have increased from $611 billion to $1.1 trillion, a compound annual growth rate of approximately 20%. In this period, Federated's money market fund managed assets have grown faster than the industry rate, increasing at more than 26% compounded annually. Federated's managed money market fund assets more than doubled in this period, increasing from $31.5 billion to $63.6 billion.

  Federated attributes its growth to multiple factors, including growth in the number of customers, asset growth from existing customers, the acquisition of money market fund assets, and an increase in retail money market fund assets due largely to Federated's success at incorporating its retail money market funds into the product line of many of its broker/dealer distributors.

  Federated believes that its substantial money market fund business provides a revenue base that is generally stable and recurring. In allocating investments across various asset classes, institutional investors typically maintain a portion of their portfolios in cash or cash equivalents, including money market funds, irrespective of trends in stock or bond markets. Therefore, Federated believes that money market funds are generally less vulnerable to volatility in the capital markets than are equity and fixed income funds.

  Management of large scale money market assets has become highly concentrated and is subject to intense fee competition. Federated has developed its money market fund operations and infrastructure over many years and believes that its structure will enable it to continue to compete effectively for this business.

  Fixed Income. Federated managed over $15 billion in fixed income funds as of December 31, 1997. These assets are managed in a wide range of sectors across the fixed income investment spectrum including mortgage-backed ($5.9 billion), high yield ($3.1 billion), tax-free ($2.1 billion), general investment grade ($1.8 billion), government ($1.5 billion) and international ($260 million).

  Federated's fixed income funds offer fiduciaries and others a broad range of highly defined products designed to meet many of their investment needs and requirements. Fiduciaries typically have stringent requirements related to portfolio composition, risk and investment performance. Federated follows a disciplined investment process to produce highly defined products consistent with these requirements. Many of the fixed income funds managed by Federated are constrained by narrowly defined effective average maturity or duration bands within specific yield curves. These funds are limited to investments in specific areas such as municipal, government/government agency, corporate/asset-backed or mortgage-backed securities. For example, the Federated U.S. Government Securities Fund: 1-3 Years is constrained to direct government and certain government agency debt issues with an average portfolio maturity of 1.5-2 years.

  In other funds, debt securities from various areas are combined to form mixed category funds. For example, the Federated Bond Fund and Federated Strategic Income Fund combines debt securities from the mortgage-backed, domestic high quality, U.S. high yield corporate, and international bonds from both emerging and developed countries. In general, these funds are also constrained by an effective average maturity or duration range applied to the blended portfolio. Through these funds, Federated offers products that provide the benefit of diversification across fixed income areas while maintaining the average maturities and duration ranges that are particularly important to fiduciaries.

  In the fixed income fund area, the mutual fund industry has experienced a shift in demand for products. According to the ICI, at the end of 1993, total industry assets in fixed income funds was $761 billion, as compared to $749 billion in equity funds. Through 1997, equity fund assets have increased by 220% to $2.4 trillion while fixed income bond and income funds have increased 35% to $1.0 trillion. Within the broad category of fixed income funds, certain asset categories have experienced substantial asset decreases while others have grown. Generally, funds invested in government bonds and mortgage-backed securities decreased in assets while high yield, corporate, and mixed-category funds increased. In 1993, Federated asset mix within fixed-income was weighted towards the government and mortgage categories, which together comprised nearly 77% of managed fixed income fund assets.

  In response to these substantial changes in demand driven by unprecedented bond market conditions, Federated diversified its fixed income offerings by adding new mixed category products such as the Federated Strategic Income Fund (rated "four" stars by Morningstar, Inc.), and by emphasizing its high yield products such as Federated High Yield Trust and Federated High Income Bond (each rated "five" stars by Morningstar, Inc.) where Federated has built a long-term record of competitive returns since 1977. Federated has substantially increased its assets under management in these areas, thereby diversifying its fixed income fund Managed Assets. Since 1993, Federated's Managed Assets in high yield, corporate and mixed fixed income fund categories have increased 267% from $1.4 billion to $5.0 billion, while Managed Assets in government and mortgage-backed fixed income fund products decreased 53% from $15.4 billion to $7.2 billion.

  Fund Performance. Although past performance is not necessarily indicative of future results, among the most important factors affecting the marketability of a mutual fund is its past performance. While consistently strong investment performance may not be sufficient by itself to achieve marketing success in the mutual fund industry, consistently poor performance would make it difficult to increase or maintain market share.

  Federated's managed funds have attained many favorable rankings by independent evaluators of mutual fund performance. Funds in the growth and income, equity income, high yield, international, mixed bond, municipal, government and corporate bond areas have been ranked among the top performing funds in their respective categories by recognized industry sources. Many of Federated's institutional money market and fixed income funds have received the highest ratings given by national rating agencies. As of December 31, 1997, Federated had 80 managed funds eligible for Morningstar, Inc. ratings. Of these funds, 73 (or 91%) are rated "three," "four" or "five" stars, and 39 (or 49%) are rated "four" or "five" stars, placing Federated among the leaders in the mutual fund industry for percentage of top-rated funds.

DISTRIBUTION

  Federated's distribution strategy is to provide products geared to financial intermediaries, primarily banks, brokers/dealers and other investment advisers, and directly to institutions such as corporations and government entities. Through substantial investments in distribution over the last twenty years, Federated has developed selling relationships with more than 3,500 institutions, including large and small banks, national and regional brokers/dealers and other financial advisors. Federated sells its products directly to another 500 corporations and government entities. Federated believes that these relationships in total form one of its most important assets.

  Federated seeks to expand its market penetration by committing extensive resources to maintaining and expanding its institutional customer relationships and to developing mutual fund products which are responsive to market demands. Through its large trained sales force of more than 175 sales representatives and managers throughout the United States, Federated believes that it can continue to increase its distribution capacity by both adding new relationships and strengthening existing relationships. Federated offers the sales representatives of its client firms an extensive product line with attractive pricing and compensation options, strong customer service, and marketing support. Distribution resources are employed in areas determined by Federated to offer the highest potential for profitable asset growth.

  Shares of the portfolios or classes of shares under management (or administration) by Federated and its subsidiaries are distributed principally by Federated Securities Corporation ("FSC"), a wholly-owned subsidiary of Federated, which is registered as a broker/dealer under the Exchange Act and under applicable state laws.

  Federated's investment products are distributed within three principal markets: the bank trust market, the broker/dealer market, and the institutional market. The following chart shows Federated's Managed Assets by market for the dates indicated:

MANAGED ASSETS BY MARKET
(Dollars in Millions)

                                            DECEMBER 31,       GROWTH RATES
                                       ----------------------- ---------------
                                                               3 YR.
                                        1995    1996    1997    CAGR    1997
                                       ------- ------- ------- ------   ------
Bank Trust Market..................... $32,430 $40,123 $49,662      20%     24%
Broker/Dealer Market..................  19,992  22,098  28,256      24%     28%
Institutional Market..................   5,910   9,750  11,343      44%     16%
Other Markets.........................   3,381   2,871   3,279       0%     14%
                                       ------- ------- -------
  Total Managed Assets by Market...... $61,713 $74,842 $92,540      22%     24%
                                       ======= ======= =======

  BANK TRUST MARKET. As of December 31, 1997, Federated managed nearly $50.0 billion in assets for over 1,400 bank trust customers. Although primarily composed of bank trust departments, Federated includes its savings and loan and credit union customers in this market. The following table shows the amount of Managed Assets by type of fund in the bank trust market for the dates indicated:

BANK TRUST MARKET
(Dollars in Millions)

                                DECEMBER 31,       GROWTH RATES
                           ----------------------- ----------------
                                                   3 YR.
                            1995    1996    1997    CAGR     1997
                           ------- ------- ------- ------    ------
Money Market Funds/Cash
 Equivalent............... $24,717 $31,944 $40,897      25%      28%
Fixed Income Funds........   5,748   5,336   5,070      (6%)     (5%)
Equity Funds..............   1,965   2,843   3,695      33%      30%
                           ------- ------- -------
  Total Bank Trust Market. $32,430 $40,123 $49,662      20%      24%
                           ======= ======= =======

  Federated pioneered the concept of providing cash management to bank trust departments through mutual funds. In 1982, Federated initiated a strategy of providing a broad range of non-money market funds, termed MultiTrust(TM), to meet the evolving needs of bank trust departments.

  Federated's bank trust customers invest the assets subject to their control, or upon direction from their customers, in one or more funds managed by Federated's subsidiaries. These funds are invested in securities that broadly cover the investment spectrum. The bank trust department can make asset allocation decisions among equity, fixed income and money market funds. In addition to personal trust assets, bank trust departments control significant pension-related assets enabling Federated's products to be applied in this important area.

  Money market funds contain the majority of Federated's Managed Assets in the bank trust market. In allocating investments across various asset classes, investors typically maintain a portion of their portfolios in cash or cash equivalents, including money market funds, irrespective of trends in bond or stock prices. Therefore, Federated believes that money market funds are generally less vulnerable to volatility in the capital markets than are fixed income and equity funds. However, management of large scale money market assets has become highly concentrated and is subject to intense fee competition. Federated also offers an extensive menu of equity and fixed income mutual funds structured for use in the bank trust market. Assets in these funds totaled over $8.7 billion as of December 31, 1997.

  Federated's nationwide customer base includes nearly all of the largest bank trust companies in the United States. Federated maintains a national sales staff and regional administrative teams which work together to assist bank trust departments in establishing and maintaining the administrative, legal and computer systems required to utilize fully Federated's complete line of services.

  In addition to a broad menu of competitive mutual fund products suitable for use by fiduciaries, Federated believes that providing value-added services in key areas such as sales and marketing, operational, and legal support differentiates Federated from many of its competitors in this market and is a significant competitive advantage.

  Sales and Marketing. Federated employs a dedicated sales force backed by a staff of support personnel to facilitate the sales efforts of its bank trust customers through services such as providing sales literature and product comparisons, conducting seminars, offering mutual fund sales training and by providing access to portfolio managers.

  Systems and Technology. Federated has a long history of employing technology to facilitate trust department operations. To facilitate the flow of account information between Federated and its customers, Federated has developed its EDGE(TM) computer system. The system, originally developed in 1982, enables customers to conduct all trading and obtain current information on all accounts and funds. Customers use the EDGE(TM) network to engage in over $2.5 billion in daily transactions with Federated.

  In addition to the EDGE(TM) system, Federated has recently developed its TrustConnect(TM) trade execution and clearing system through its wholly-owned subsidiary Edgewood Services Company. This product provides highly automated trade execution and settlement services ("clearing") for bank trust departments through electronic links from bank trust recordkeeping systems to the National Securities Settlement Corporation's FundServ and Networking Services. By utilizing this system, the bank trust department can conduct mutual fund trading activity on an automated basis with over 135 fund companies and have access to over 4,000 mutual funds. The system is linked to most of the major trust accounting systems used by banks, thereby automating the process of recording trade information to the bank's customer accounts. This process results in significant efficiencies for the bank trust department through automation of a complex manual process. Depending on the fund chosen by the trust department, Federated receives either a transaction fee or an asset-based fee for providing these services.

  Legal. Federated has assisted bank trust departments in complying with the complex regulations that govern trust departments. Federated played a significant role in causing legislation to be enacted on a state-by-state basis that deemed mutual funds to be equivalent to their underlying securities from the perspective of the bank trust fiduciary.

  Federated believes that these types of operational and legal solutions differentiate Federated from its competitors by offering value-added services in addition to its fund products and that these services are a competitive advantage that enable Federated to strengthen and protect its customer relationships.

  Consolidation in the banking industry has affected the bank trust market in recent years. Federated believes that it will be able to continue to increase its Managed Assets in this market as consolidation continues because of the composition of its customer base which includes nearly all of the largest U.S. bank trust institutions, the strength of its reputation as a long standing provider of excellent products and services, and the strength of its long-standing customer relationships in this market. However, there can be no assurance that future bank consolidation activity will not negatively impact Federated.

  BROKER/DEALER MARKET. Growth of assets in the broker/dealer market has been and continues to be a major strategic initiative for Federated. Federated distributes its products in this market through a large diversified group of approximately 2,000 national, regional, independent, and bank broker/dealers. Federated maintains a sales staff dedicated to this market. These sales representatives develop and maintain relationships with both the management and registered representatives of the broker/dealer. Over 30,000 of these registered representatives have sold shares to investors in one or more of Federated's managed funds in 1997. Brokers/dealers use Federated's products to meet the needs of their customers, who are typically retail investors.

Brokers also may place fund products into retirement plan applications, including defined contribution programs such as 401(k) plans. To meet these needs, Federated offers a broad range of equity, fixed income and money market fund products in this market.

  The following table shows the amount of Managed Assets by type of fund in the broker/dealer market for the dates indicated:

BROKER/DEALER MARKET
(Dollars in Millions)

                                            DECEMBER 31,       GROWTH RATES
                                       ----------------------- ---------------
                                                               3 YR.
                                        1995    1996    1997    CAGR    1997
                                       ------- ------- ------- ------   ------
Money Market Funds/Cash Equivalent.... $11,700 $12,618 $15,293      26%     21%
Fixed Income Funds....................   5,727   5,628   6,566       7%     17%
Equity Funds..........................   2,565   3,834   6,376      51%     66%
Separate Accounts.....................       0      18      21      --      17%
                                       ------- ------- -------
  Total Broker/Dealer Market.......... $19,992 $22,098 $28,256      24%     28%
                                       ======= ======= =======

  Within the broker/dealer market, Federated maintains a dedicated sales staff for bank broker/dealers. Managed Assets from bank broker/dealers totalled approximately $6.7 billion at December 31, 1997.

  Although Federated has developed an extensive broker/dealer distribution network, certain relationships are of particular significance. Federated has had a long standing relationship with Edward Jones and maintains a dedicated sales and broker support team to service brokers from Edward Jones. Approximately 29% of the assets in this market are from retail customers of Edward Jones. In addition, Federated participates in a limited partnership (sharing income and expenses from two funds) with Edward Jones. Approximately 7% of the assets in this market are from retail customers of Merrill Lynch & Co. through another long standing relationship. Federated employs dedicated sales and broker support resources to service brokers from Merrill Lynch & Co. Both of these firms, along with most other large broker/dealer firms, have established or have the capability to establish their own proprietary mutual funds.

  Federated believes that brokers and other financial intermediaries choose mutual fund products and providers for their customers based on certain key criteria including fund performance, consistency of management style, compensation structures offered, and brand image and quality of the fund company, including level and quality of support services. Federated has developed successful relationships with broker/dealers by offering funds with competitive performance, attractive pricing and broker compensation features and extensive sales and marketing support and allowances. Federated made a substantial commitment to advertising and media relations in 1997 and plans to continue this program. The purpose of this program is to better position Federated in its various distribution channels. Federated has won numerous awards from recognized industry sources for the quality of the sales and support services it provides to financial intermediaries.

  Federated offers products with a variety of commission structures that enable brokers to offer their customers a choice of pricing options. During August 1994, Federated added a new broker/dealer B shares product to its mutual fund product line. In order to provide an incentive to the retail brokers to sell Federated's funds, while at the same time minimizing the front-end load to the broker's customers, Federated pays an advance commission to the broker and will receive a back-end fee from the proceeds if such shares are redeemed prior to six years from the date of investment (contingent deferred sales charge or "CDSC"). Initially added as new share classes to three funds, B shares have been expanded to 28 funds as of December 31, 1997. Assets in these share classes were $4.1 billion at December 31, 1997. See Note 6 to the Consolidated Financial Statements for a description of the financing arrangement related to B-share sales.

  INSTITUTIONAL MARKET. In 1993, Federated established a dedicated sales force to expand its presence in the direct institutional market. Federated's strategy is to focus on the distribution of its mutual fund and separate account management expertise to a wide variety of users: corporations, corporate and public pension funds, insurance companies, government entities, foundations, endowments, hospitals, investment advisors, and non-Federated investment companies. Federated seeks to leverage its customer relationships and reputation in the market for short-term asset management products to expand its share of both separate accounts and longer-term equity and fixed income mutual fund products.

  At the inception of this effort in 1993, Federated managed $2.8 billion in assets from existing customers in that market. Assets have risen to over $11.3 billion at December 31, 1997. The following table shows Managed Assets by type of fund in the institutional market for the dates indicated.

INSTITUTIONAL MARKET
(Dollars in Millions)

                                             DECEMBER 31,      GROWTH RATES
                                         --------------------- ---------------
                                                               3 YR.
                                          1995   1996   1997    CAGR    1997
                                         ------ ------ ------- ------   ------
Money Market Funds/Cash Equivalent...... $2,968 $5,807 $ 6,698      67%     15%
Fixed Income Funds......................  1,094  1,545   1,825      28%     18%
Equity Funds............................    387    455     749      53%     65%
Separate Accounts.......................  1,461  1,943   2,071      18%      7%
                                         ------ ------ -------
  Total Institutional Market............ $5,910 $9,750 $11,343      44%     16%
                                         ====== ====== =======

  Within this market, Federated maintains a dedicated sales staff to focus on independent investment advisers. Independent investment advisers use Federated's products to meet the needs of their customers who are typically retail investors. Federated has developed successful relationships with investment advisers by offering funds with competitive performance, by providing sales and marketing support, and by making its funds available in the major "supermarket" mutual fund marketplaces used by investment advisers. Assets from investment advisers nearly doubled, increasing from approximately $1.4 billion in at December 31, 1995 to $2.8 billion at December 31, 1997.

  A separate sales staff focuses on providing short-term cash management and separate account management for general account assets, and sub-advisory services for multi-manager variable annuity products. Federated maintains a sales staff dedicated to this segment. Assets under management within this segment were approximately $2.9 billion at December 31, 1997, up from approximately $1.2 billion at year end 1995.

  Short-term fixed income investment management services are also marketed to corporations and government entities through a dedicated sales force in this market. These services include money market funds and other low duration fixed income products for the management of operating funds. Assets managed in this segment totaled over $4.0 billion at December 31, 1997.

  As part of Federated's overall retirement asset management strategy, pension plan assets are the focus of a dedicated unit within the institutional distribution channel. While retirement plan assets are pursued through intermediaries in the bank trust and broker/dealer markets, the pension plan group in this channel sells investment advisory services directly to corporations and other sponsors of defined contribution and defined benefit pension plans. Federated markets bundled and unbundled pension plan services including investment products and recordkeeping services to corporate and public pension plan sponsors. Investment advisory services in these applications may be in the form of separate accounts or mutual fund or other pooled products, depending upon the specific requirements of the plan sponsor. Managed Assets in this segment totaled $1.7 billion at December 31, 1997.

  OTHER MARKETS. Other markets includes primarily affinity group assets from an historical arrangement with a large affinity group to provide a money market fund for its members and miscellaneous assets which resulted from marketing efforts earlier from Federated's history or from acquisitions which resulted in the management of retail assets. Assets in these categories were approximately $3.3 billion at December 31, 1997.

SERVICES

  Federated has long been the provider of a broad range of services to support the operation, administration and distribution of Federated-sponsored mutual funds. These services, for which Federated receives a fee from the funds, include legal support and regulatory compliance, audit, fund accounting and other funds financial services, transfer agency services, and shareholder servicing and support. In 1988, in response to demand from its important bank customer base, Federated began to offer these services to institutions seeking to outsource all or part of their mutual fund service and distribution functions. In 1997, Federated refocused its service capabilities to emphasize the growth of Managed Assets and Administered Assets, rather than selling individual services such as transfer agency, portfolio accounting and technology solutions as stand-alone products.

  Federated's business strategy is to use the knowledge base, service expertise, distribution capability, and products it has developed to help its customers grow their mutual fund businesses, thereby positioning Federated as a key partner in the mutual fund operation of the financial intermediary. Federated receives fees from these third party-sponsored funds for providing fund services. Typically, the services provided are part of a broad customer relationship. Federated had over $7.2 billion in assets under management from its mutual fund services customers as of December 31, 1997. Over 90% of Federated's fund services customers include Federated-sponsored mutual funds on the menu of funds offered to their customers.

  Service revenues are generated primarily from providing fund administration, shareholder servicing, trade execution and settlement, retirement plan services, and information technology support.

  Fund Administration Services. Federated offers a complete menu of services necessary to operate and conduct the day-to-day business operation of a mutual fund complex. The services include legal administration and compliance, internal audit, marketing support, information management, product development and business administration. Federated provides portfolio accounting services under an agreement with State Street, the industry leader in this area. Historically, most of Federated's customers have contracted for the complete administrative services package offered by Federated. Some banks have chosen to internalize certain fund administration services or purchase individual service pieces from different vendors, thereby reducing or eliminating the need to purchase those services from Federated.

  Shareholder Services. Through its subsidiary which is a registered transfer agent, Federated provides mutual fund shareholder recordkeeping and customer service, including the processing of purchase and redemption orders, entering trades into the shareholder recordkeeping system, providing trade information to the portfolio managers and fund accountants, and issuing shareholder statements and tax forms. These services are provided to investment companies, retirement plan sponsors, brokers, registered investment advisers, and retail shareholders.

  Trade Execution and Settlement. Federated provides highly automated trade execution and settlement services ("clearing") for bank trust departments. Utilizing Federated's TrustConnect(TM) system, bank trust departments can link their recordkeeping systems to the National Securities Settlement Corporation's FundSERV(TM) and NETWORKING(TM) systems. This process facilitates automated mutual funds trading and settlement, trade confirmation and account position reconciliation.

  Retirement Plan Services. Federated provides customers with a full range of retirement plan services, including integrated recordkeeping and administrative services and access to Federated's broad menu of funds suitable for use in retirement plans. As of December 31, 1997, Federated provided retirement plan services to more than 600 plans and more than 120,000 participants. In 1997, Federated restructured its retirement plan recordkeeping product for greater efficiency by developing a more standardized product offering and by focusing on plans where funds managed by Federated are used.

  Federated believes that it has adopted a prudent approach in the areas of risk management and technological infrastructure related to its provision of mutual fund services. For example, in the portfolio accounting area Federated has entered into an agreement with State Street to provide these services for both the Federated sponsored funds and third party funds administered by Federated, which has allowed Federated to reduce the number of employees required to provide such services. Federated believes that this model provides for quality service delivery while minimizing potential liability and exposure to the funds. For transfer agency services and systems, Federated has positioned itself to provide value added services while leveraging the capabilities of the DST recordkeeping system. This model enables Federated to focus its resources on providing customer services without the significant burden and cost of developing and maintaining a proprietary recordkeeping system.

  Other. Federated Bank & Trust, a state-chartered bank and a wholly-owned subsidiary of Federated, acts as trustee for a collective investment fund and for certain plans that use Federated's retirement plan services.

COMPETITION

  The mutual fund industry is highly competitive. According to the ICI, at the end of 1997, there were over 6,800 registered open-end investment companies, of varying sizes and investment policies, whose shares are currently being offered to the public both on a load and no-load basis. In addition to competition from other mutual fund managers and investment advisers, Federated and the mutual fund industry compete with investment alternatives offered by insurance companies, commercial banks, broker/dealers and other financial institutions.

  Competition for sales of mutual fund shares is influenced by various factors, including investment performance in terms of attaining the stated objectives of the particular funds and in terms of fund yields and total returns; advertising and sales promotional efforts; and type and quality of services. Competition is especially strong for cash management products.

  Changes in the mix of proprietary fund customers and the array of services provided to them are expected to continue. Competition for fund administration services is extremely high. In addition to competing with other service providers, banks sponsoring mutual funds may choose to internalize certain service functions. Consolidation within the banking industry also impacts the fund administration business as merging bank funds typically choose a single fund administration provider. Due to the relatively lower revenues, changes in the amount of Administered Assets generally have less impact on Federated's results of operations than changes in the amount of Managed Assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

REGULATORY MATTERS

  Substantially all aspects of Federated's business are subject to federal and state regulation which, depending upon the nature of any non-compliance, may result in the suspension or revocation of licenses or registration, including broker/dealer licenses and registrations and transfer agent registrations, as well as the imposition of civil fines and penalties and in certain limited circumstances prohibition from acting as an adviser to registered investment companies. Federated's advisory companies are registered with the Commission under the Advisers Act and with certain states. All of the mutual funds managed, distributed, and administered by Federated are registered with the Commission under the Investment Company Act. Certain wholly owned subsidiaries of Federated, are registered as broker-dealers with the Commission under the Exchange Act and with various states and are members of the NASD. Their activities are regulated by the Commission, the NASD, and the various states in which they are registered. These subsidiaries are required to meet capital requirements established by the Commission pursuant to the Exchange Act. Two other subsidiaries are registered with the Commission as transfer agents. Federated Bank & Trust is regulated by the State of New Jersey. Federated believes that it and its subsidiaries are in substantial compliance with all applicable laws and regulations. Amendments to current laws and regulations or newly-promulgated laws and regulations governing Federated's operations could have a material adverse impact on Federated.

  Substantially all aspects of Federated's business are subject to various federal and state laws and regulations. These laws and regulations are primarily intended to benefit or protect Federated's customers and the funds shareholders and generally grant supervisory agencies and bodies broad administrative powers, including the power to limit or restrict Federated from carrying on its business in the event that it fails to comply with such laws and regulations. In such event, the possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in certain lines of business for specified periods of time, revocation of broker/dealer licenses and registrations and transfer agent registrations, censure and fines.

EMPLOYEES

  At December 31, 1997, Federated employed approximately 2,037 persons, which number has since been reduced as a result of an agreement with State Street. Federated considers its relationships with its employees to be satisfactory.

FACILITIES

  Federated's facilities are concentrated in Pittsburgh, Pennsylvania where it leases space sufficient to meet its operating needs. Federated's headquarters is located in the Federated Investors Tower, where Federated occupies approximately 368,000 square feet. Federated leases approximately 110,000 square feet at Centre City Tower, 60,000 square feet at the Pittsburgh Office and Research Park and an aggregate of 50,000 square feet at other locations in Pittsburgh. Federated maintains office space for a portion of its servicing business in Rockland, Massachusetts; in Dublin, Ireland, where administrative offices for offshore funds are maintained; in New York, New York, where Federated Global Research Corp. conducts its business; and in Gibbsboro, New Jersey, where Federated Bank and Trust is located. Additional offices in Naples, Florida and Wilmington, Delaware are subleased by Federated.

LEGAL PROCEEDINGS

  There is currently no pending litigation of a material nature involving Federated or its subsidiaries.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The names, ages and positions of the directors and executive officers of the Company as of the consummation of the Merger and the Offering are set forth below. After the Offering, the Board of Directors of the Company also intends to select at least two persons to serve as independent directors of the Company.

                                                                      YEARS OF
                                                                      COMPANY
 NAME                                   POSITION                  AGE SERVICE
 ----                                   --------                  --- --------
 John F. Donahue        Chairman and Director                      73    42
 J. Christopher Donahue President, Chief Executive Officer and     49    25
                        Director
 John W. McGonigle      Executive Vice President, Secretary and    59    31
                        Director
 Arthur L. Cherry       President, Federated Services Company      44     1
                        and Director
 James F. Getz          President--Retail Sales Division of        51    13
                        Federated Securities Corp. and Director
 William D. Dawson III  Executive Vice President and Chief         49    22
                        Investment Officer--Fixed Income of
                        Federated Advisory Companies*
 Thomas R. Donahue      Vice President, Chief Financial Officer    39     5
                        and Director
 John B. Fisher         President--Institutional Sales Division    41    18
                        of Federated Securities Corp. and
                        Director
 Richard B. Fisher      Executive Vice President                   74    42
 Henry A. Frantzen      Executive Vice President and Chief         55     3
                        Investment Officer--Global Equity and
                        Fixed Income of Federated Advisory
                        Companies*
 J. Thomas Madden       Executive Vice President and Chief         51    20
                        Investment Officer--Equity, High Yield
                        and Asset Allocation of Federated
                        Advisory Companies*
 Eugene F. Maloney      Executive Vice President, Federated        53    25
                        Investors Management Company and
                        Director

--------
*  Federated Advisory Companies include the following subsidiaries of the
   Company: Federated Advisers, Federated Global Research Corp., Passport Research Limited, Federated Management, Federated Research, and Federated Research Corp.

  Mr. John F. Donahue has been Chairman and Chief Executive Officer of Federated and a trustee of the Trust since 1989 and will continue as Chairman of the Company after consummation of the Merger. He served as President of Federated from 1989 until 1993 and was a founder of the predecessor to Federated. Mr. Donahue is chief executive officer and a director or trustee of the investment companies managed by subsidiaries of the Company. Mr. Donahue was a member of the Board of Directors of Aetna until April 1995. He is the father of J. Christopher Donahue and Thomas R. Donahue, each of whom serves as an executive officer and director of the Company. Mr. Donahue is a graduate of the U.S. Military Academy, West Point, New York.

  Mr. J. Christopher Donahue has been President and Chief Operating Officer of Federated since 1993 and was previously Vice President. He became President and Chief Executive Officer on April 20, 1998 and will continue in such capacities with the Company after the consummation of the Merger. Mr. Donahue has been a trustee of the Trust since 1989. He is President or Executive Vice President of the funds and a director, trustee, or managing general partner of some of the funds. Mr. Donahue is the son of John F. Donahue and the brother of Thomas R. Donahue. Mr. Donahue is a graduate of Princeton University and the University of Pittsburgh School of Law.

  Mr. John W. McGonigle has been Executive Vice President of Federated since August 1995. He has served as Vice President, Secretary and General Counsel of Federated and has been a trustee of the Trust since 1989.

He is Executive Vice President and Secretary of the funds. Mr. McGonigle is a graduate of Duquesne University and Duquesne University School of Law.

  Mr. Arthur L. Cherry is President of Federated Services Company. He has been a trustee of the Trust since 1997. Prior to joining Federated in January 1997, he was a managing partner of AT&T Solutions and former president of Scudder Services Corporation. He also served as managing director of Scudder, Stevens and Clark from 1984 to 1994. In addition, he has worked in various capacities with The Boston Company, Boston Financial Data Services and EDS Consulting. Mr. Cherry is a graduate of Northeastern University.

  Mr. James F. Getz serves as President--Retail Sales Division of Federated Securities Corp. and is responsible for the marketing and sales efforts in the trust and broker/dealer markets. Mr. Getz is a graduate of King's College and received his M.A. from Villanova University and his doctorate from Temple University. Mr. Getz is also a Chartered Financial Analyst.

  Mr. William D. Dawson, III serves as an Executive Vice President and Chief Investment Officer--Fixed Income of Federated Advisory Companies. He has served as a portfolio manager and held various other positions in the advisory companies. He is responsible for the investment policy and management of domestic fixed income funds. Mr. Dawson is a graduate of Union College with a Masters in Business Administration from the University of Pittsburgh. He is also a Chartered Financial Analyst.

  Mr. Thomas R. Donahue has been Vice President of Federated since 1993 and a trustee of the Trust since 1995. He currently serves as Vice President and Chief Financial Officer of Federated. Prior to joining Federated, Mr. Donahue was in the venture capital business, and from 1983 to 1987 was employed by PNC Bank in its Investment Banking Division. Mr. Donahue is the son of John F. Donahue and the brother of J. Christopher Donahue. Mr. Donahue is a graduate of Boston University and the J.L. Kellogg Graduate School of Management at Northwestern University.

  Mr. John B. Fisher is President--Institutional Sales Division of Federated Securities Corp. and is responsible for the distribution of the Company's products and services to investment advisors, insurance companies, retirement plans and corporations. He is the son of Richard B. Fisher, Executive Vice President of Federated. Mr. Fisher is a graduate of the College of the Holy Cross.

  Mr. Richard B. Fisher has been Executive Vice President of Federated and a trustee of the Trust since 1989 and was a founder of the predecessor to Federated. Mr. Fisher is primarily responsible for developing and marketing fund products in the broker/dealer market and for distributing some of the funds. Mr. Fisher is President or Vice President of the funds and director or trustee of some of the funds. Mr. Fisher is the father of John B. Fisher, an officer of the Company. Mr. Fisher is a graduate of the College of the Holy Cross.

  Mr. Henry A. Frantzen serves as Executive Vice President and Chief Investment Officer--Global Equity and Fixed Income of Federated Advisory Companies and the institutional management division of Federated Investment Counseling. Mr. Frantzen is primarily responsible for the management of global equity and fixed income funds. Prior to joining Federated, Mr. Frantzen was Managing Director of International Equities for Brown Brothers Harriman Investment Management Ltd. and Manager and International Equity Chief Investment Officer of Brown Brothers Harriman and Co., from 1992 to 1995. Prior thereto he served in executive capacities for various investment management companies, including Oppenheimer Management Corp., Yamaichi Capital Management and CREF. Mr. Frantzen is a graduate of the University of North Dakota.

  Mr. J. Thomas Madden serves as Executive Vice President and Chief Investment Officer--Equity, High Yield and Asset Allocation of Federated Advisory Companies. Mr. Madden oversees the portfolio management in the domestic equity, high yield, and asset allocation areas. Mr. Madden holds a B.A. from Columbia University and an M.B.A. from Colgate Darden School of Business Administration, University of Virginia. He is also a Chartered Financial Analyst.

  Mr. Eugene F. Maloney serves as the Executive Vice President of Federated Investors Management Company and has been a trustee of the Trust since 1989. He provides certain legal, technical and management expertise to Federated's sales divisions, including regulatory and legal requirements relating to a bank's use of mutual funds in both trust and commercial environments. Mr. Maloney is an adjunct Professor of Law at Boston University School of Law. Mr. Maloney is a graduate of Holy Cross College and Fordham Law School.

ELECTION OF DIRECTORS

  Each director of the Company serves a term from the date of such director's election until the next annual meeting of the shareholders. Officers of the Company are elected by, and serve at the discretion of, the Board of Directors. Within three months of the Merger and the Offering, the Company expects to have 10 directors.

  No director currently receives compensation for serving as a director of the Company or as trustee of the Trust. Directors who are not employees of the Company will receive options to purchase shares of Class B Common Stock under the Stock Incentive Plan described below. Under the terms of the Merger, the Company will assume the rights and obligations of the Trust regarding the Trust's existing Restricted Stock Plan, Stock Appreciation Rights Plan and Stock Incentive Plan. See "Compensation Pursuant to Plans--Stock Incentive Plan" below.

  The Company Bylaws provides for indemnification of officers and directors consistent with the provisions of the Pennsylvania Business Corporation Law. The Company is also authorized under the Company Bylaws to purchase and maintain insurance for purposes of providing indemnification to officers, directors, employees and agents of the Company, whether or not such indemnification is provided for by the Pennsylvania Business Corporation Law. The Company believes that these provisions are necessary for the Company to continue to attract and retain qualified persons as directors and officers.

AUDIT COMMITTEE

  After the Offering, an Audit Committee will be formed and consist of at least two directors, who will not be employees or officers (or former employees or officers) of the Company or its subsidiaries. The Audit Committee's duties will include reviewing internal financial information, monitoring cash flow, budget variances and credit arrangements, reviewing the audit program of the Company, reviewing with the Company's accountants the results of all audits upon their completion, annually selecting and recommending independent public accountants, overseeing the quarterly unaudited reporting process and taking such other action as may be necessary to assure the adequacy and integrity of all financial information distributed by the Company.

COMPENSATION COMMITTEE

  After the Offering, a Compensation Committee will be formed and consist of at least three directors, a majority of whom will not be officers or employees (or former officers or employees) of the Company. The Committee will recommend compensation levels of senior management, work with senior management on benefit and compensation programs for Company employees and monitor local and national compensation trends to ensure the Company's compensation program is competitive within the mutual fund industry.

EXECUTIVE COMPENSATION

 Summary Compensation Table

  Prior to the Merger, the executive officers of the Company did not receive cash compensation in respect of their services to the Company alone but rather received compensation for services rendered to the Trust and its subsidiaries, including the Company. The following table sets forth the cash compensation paid to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Trust, as of December 31, 1997, whose cash compensation exceeded $100,000, for services rendered to the Trust and its subsidiaries during the fiscal year ended December 31, 1997.

                                                                   LONG TERM COMPENSATION
                                                               ------------------------------
                                  ANNUAL COMPENSATION                      AWARDS
                         ------------------------------------- ------------------------------
                                                  OTHER                         SECURITIES
NAME AND                                          ANNUAL         RESTRICTED     UNDERLYING        ALL OTHER
PRINCIPAL POSITION       SALARY($) BONUS($) COMPENSATION($)(1) STOCK AWARD($) OPTIONS/SARS(#) COMPENSATION($)(2)
------------------       --------- -------- ------------------ -------------- --------------- ------------------
John F. Donahue,         1,600,000 800,000        83,894               --              --            9,760
 Chairman and Chief
 Executive Officer
J. Christopher Donahue,    830,000 415,000        53,695               --              --           13,432
 President and Chief
 Operating Officer
John W. McGonigle,         750,000 250,000            --               --              --           15,102
 Executive Vice
 President and Secretary
Arthur L. Cherry,          600,000 300,000        73,924          197,500(3)      360,000(4)         1,350
 President, Federated
 Services Company
James F. Getz,             350,000 550,000            --               --(3)       60,000(4)         8,920
 President,
 Retail Sales Division
 of Federated Securities
 Corp.

--------
(1) In accordance with the applicable rules, the amounts set forth in this column do not include perquisites and other personal benefits received by the named executive officer unless the aggregate value thereof exceeded the lesser of $50,000 or 10% of the base salary and bonus reported for such officer. Included in Mr. John F. Donahue's annual compensation are perquisites and other personal benefits in fiscal year 1997, including $36,885 for the use of Federated's corporate aircraft valued on the basis of incremental cost to Federated. Included in Mr. J. Christopher Donahue's annual compensation are perquisites and other personal benefits in fiscal year 1997, including $23,435 for the use of Federated's corporate aircraft valued on the basis of incremental cost to Federated. Included in Mr. Cherry's annual compensation are perquisites and other personal benefits in fiscal year 1997, including $72,924 in relocation expenses.

(2) Includes matching contributions under Federated's 401(k) Plan of $6,400 for Mr. John F. Donahue, $6,400 for Mr. J. Christopher Donahue, $6,400 for Mr. McGonigle and $6,400 for Mr. Getz; and the present value of the economic benefit to the executive of the corporate premiums paid to purchase split dollar life insurance contracts of $1,212 for Mr. J. Christopher Donahue, and $2,882 for Mr. McGonigle. In addition, Federated paid annual premiums for life insurance with respect to Mr. John F. Donahue of $3,360, Mr. J. Christopher Donahue of $5,820, Mr. McGonigle of $5,820, Mr. Cherry of $1,350 and Mr. Getz of $2,520 in 1997. The split dollar life insurance contract for Mr. John F. Donahue is fully paid and the Company is entitled to recover all of the premiums paid by it through the cash surrender value of such policy.

(3) Based on the latest available independent valuation on the date of grant in the case of Mr. Cherry with respect to the grant of 75,000 Trust Class B Common Shares (after giving effect to the two 1998 stock dividends), which was fully vested in January 1998. No other restricted shares were held by any of the named executive officers as of December 31, 1997, except for an aggregate of 450,000 Trust Class B Common Shares (after giving effect to the two 1998 stock dividends) awarded to Mr. Getz in 1990 and 1993. All restricted shares held by Messrs. Cherry and Getz had an aggregate value of $3,150,000 as of the latest available independent valuation.

(4) In the case of each Mr. Cherry and Mr. Getz, includes 60,000 Trust Class B Common Shares (after giving effect to the two 1998 stock dividends) subject to options which are not currently exercisable.

COMPENSATION PURSUANT TO PLANS

  Employees' Profit Sharing Plan. The Trust has adopted a Profit Sharing Plan, qualified under Section 401(a) of the Internal Revenue Code, for its employees and employees of related entities who have completed four months of service. The Profit Sharing Plan consists of a discretionary profit sharing plan feature, and a cash or deferred feature qualified under Section 401(k) of the Internal Revenue Code ("401(k) Plan") with an employer matching contribution feature. The Plan is administered by a committee of employees. Distributions are made upon termination of employment in the form of a lump sum cash distribution. If a participant dies before termination of employment, the entire value of the participant's account is paid to the beneficiary designated by the participant.

  The Trust may contribute to the Profit Sharing Plan in any year an amount up to 15% of the eligible compensation of plan participants. The Trust has not made discretionary Profit Sharing Plan contributions since 1990. Employees become fully vested in their separate benefits after completing seven consecutive years of service with the Trust or related entity, by a graduated partial vesting in 20% increments, beginning on completion of three years of service and continuing until completion of seven years of service. Profit Sharing Plan assets are collectively invested by the Trustee, an officer of the Company. Among other assets, as of the date of this Prospectus, the Profit Sharing Plan owned 2,700,000 shares of Class B Common Stock, after giving effect to the Merger. Benefits are provided at death, disability, and termination of employment (including retirement). Participants' benefits are equal to the total contributions for the participant, plus the participant's share of any forfeitures and plus or minus associated investment gains or losses, multiplied by the participant's vesting percentage.

  A Participant in the 401(k) Plan may elect to reduce his compensation from the Company by any whole percentage from 1% to and including 15% and have that amount contributed to the 401(k) Plan before deduction of federal income tax ("Salary Reduction Contributions"). The Trust will contribute on behalf of each Participant an amount defined by the Company from time to time. Currently, the matching contribution is equal to the first 2% contributed by the Participant plus 50% of the next 4% contributed by the Participant ("Matching Contributions"). The maximum amount that a Participant may contribute by salary reduction is limited by the Internal Revenue Code. For 1997 the maximum amount was $9,800. Participants are always 100% vested in their Salary Reduction Contributions. Matching Contributions become fully vested in accordance with the same schedule as the Profit Sharing Contribution. Each Participant may choose the investments for his Salary Reduction Contributions and Matching Contributions. The available investment options are various mutual funds from Federated funds, chosen to provide a range of investment alternatives with materially different risk and return characteristics.

  Stock Incentive Plan. Long-term incentive compensation for executives has been provided under the Company's Stock Incentive Plan (the "Stock Incentive Plan"), adopted as of February 20, 1998. All key employees of the Company and its affiliates are eligible to participate in the Stock Incentive Plan. The Stock Incentive Plan will continue in effect until terminated by its terms or until terminated by the Board of Directors of the Company.

  The Stock Incentive Plan permits the granting of any or all of the following types of awards: (1) performance shares conditioned upon meeting performance criteria; (2) restricted stock; (3) stock options, including nonqualified stock options ("NSOs") and incentive stock options ("ISOs"); (4) stock appreciation rights ("SARs"), in tandem with stock options or freestanding; and (5) other awards valued in whole or in part by reference to, or otherwise based on, Class B Common Shares. In connection with any award, payment representing dividends or interest or their equivalent may be made to Stock Incentive Plan participants. In addition, the Stock Incentive Plan provides for automatic grants of stock options to trustees of the Trust who are not employees of the Company or its subsidiaries.

 Shares Subject to Stock Incentive Plan

  A total of 13,500,000 shares of Class B Common Stock may be issued under the Stock Incentive Plan. All of the shares are available for the grant of ISOs. No participant shall receive awards in respect of more than 600,000 shares of Class B Common Stock in any calendar year. The aggregate fair market value (determined on the date of the grant) of shares of Class B Common Stock with respect to which ISOs granted to a participant become exercisable for the first time in any single calendar year will not exceed $100,000. In addition, shares issued by the Company as a result of the assumption or substitution of outstanding grants of an acquired company or entity (other than as a result of the Merger, as described below) will not reduce the shares available for grant under the Stock Incentive Plan. The shares of stock deliverable under the Stock Incentive Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares, or any combination thereof. If any shares subject to any award are forfeited, or the award is terminated without issuance of shares or other consideration, the shares subject to such awards will again be available for grant under the Stock Incentive Plan.

  Under the terms of the Merger, the Company will assume the rights and obligations of the Trust regarding the Trust's existing Restricted Stock Plan, Stock Appreciation Rights Plan and Stock Incentive Plan (the "Prior Stock Plans"). The Company will treat as having been issued under its Stock Incentive Plan all shares of restricted stock, SARs and stock options issued under the Prior Stock Plans. This will include, based on the number of restricted shares, SARs and stock options outstanding under the Prior Stock Plans on April 21, 1998 (after giving effect to the stock dividend paid on April 15, 1998 and the stock dividend paid on April 30, 1998), 4,233,000 restricted shares of Class B Common Stock and SARs and stock options relating to 3,975,600 shares of Class B Common Stock.

  After giving effect to the assumption of the Prior Stock Plans, as of April 21, 1998 (after giving effect to the stock dividend paid on April 15, 1998 and the stock dividend paid on April 30, 1998), the Company had 5,291,400 shares of Class B Common Stock reserved for future issuance under its Stock Incentive Plan.

 Option Grants

  The following table sets forth as to persons named in the Summary Compensation Table additional information with respect to stock options granted during 1997:

                                             INDIVIDUAL GRANTS
                         ---------------------------------------------------------
                         NUMBER OF  % OF TOTAL
                         SECURITIES  OPTIONS     EXERCISE
                         UNDERLYING GRANTED TO  PRICE PER              GRANT DATE
                          OPTIONS   EMPLOYEES     SHARE     EXPIRATION   PRESENT
                         GRANTED(1)  IN 1997   ($/SHARE)(2)    DATE    VALUE($)(3)
                         ---------- ---------- ------------ ---------- -----------
Arthur L. Cherry........  300,000     17.8%        3.10      03/01/07    254,000
                           60,000      3.6%        6.00      12/01/07    113,600
James F. Getz...........   60,000      3.6%        6.00      12/01/07    113,600

--------

(1) Reflects the one for one stock dividend paid on April 15, 1998 and the one for two stock dividend paid on April 30, 1998.

(2) The exercise price per share, as adjusted for the 1998 stock dividends, was based on the latest available independent valuation on the date of grant.

(3) The Minimum Value option pricing model was used to determine the grant date present value. The information in the table is provided in accordance with the rules of the Securities and Exchange Commission regarding the disclosure of compensation of executive officers, and is not intended to forecast possible future stock price appreciation, if any. See Note 8(e) to the Consolidated Financial Statements for further information.

 Administration

  The Stock Incentive Plan is administered by a committee of the Board of Directors (the "Board Committee"). The Board Committee is constituted such that awards under the Stock Incentive Plan will, to the extent practicable, qualify for exemption under Rule 16b-3 of the Commission and as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Board Committee may delegate some or all of its authority and responsibility under the Stock Incentive Plan with respect to awards to participants who are not subject to Section 16(b) of the Exchange Act to the Chief Executive Officer of the Company. The Board Committee has the authority to select employees to whom awards are granted, to determine the types of awards and the number of shares subject thereto, and to set the terms, conditions and provisions of such awards. The Board Committee is authorized to interpret the Stock Incentive Plan, to establish, amend and rescind any rules and regulations relating to the Stock Incentive Plan, to determine the terms and provisions of any agreements entered into under the Stock Incentive Plan, and to make all other determinations which may be necessary or advisable for the administration of the Stock Incentive Plan.

 Performance Awards

  Performance awards are grants of shares of Class B Common Stock subject to the attainment of performance goals established by the Board Committee in connection with such grants and such other terms and conditions as the Board Committee shall determine. Except as otherwise determined by the Board Committee, recipients of performance awards will not be required to provide consideration other than the rendering of services. Subject to the provisions of the applicable award agreement, during the performance period dividends and other distributions with respect to shares covered by a performance award shall, in the discretion of the Board Committee, either be paid to the recipient or held in escrow by the Company and paid when the performance award is earned.

 Restricted Stock

  Restricted stock may not be disposed of by the recipient until the lapse of certain restrictions established by the Board Committee. Upon termination of employment of the participant during the restriction period, all restricted stock not then vested will be forfeited, subject to such exceptions, if any, authorized by the Board Committee. Except as otherwise determined by the Board Committee, recipients of restricted stock are not required to provide consideration other than the rendering of services. Recipients will have, with respect to restricted stock, all of the rights of a shareholder of the Company including the right to receive any dividends to the extent permitted by applicable law, unless the Board Committee determines otherwise.

 Stock Options

  The exercise price per share of Class B Common Stock of stock options granted to a participant is determined by the Board Committee as of the date of grant; provided, however, that (i) in the case of ISOs granted to a participant who on the grant date is not a more than 10% stockholder of the Company ("Ten Percent Holder"), such price shall not be less than 100% of the fair market value of a share of a Class B Common Share on the grant date, (ii) in the case of an ISO granted to a participant who on the grant date is a Ten Percent Holder, such price shall be not less than 110% of the fair market value of a share of Class B Common Stock on the grant date, and (iii) in the case of NSOs such price shall be not less than 85% of the fair market value of a share of Class B Common Stock on the grant date. The term of each such option, the time or times when it may be exercised, and the other applicable terms and conditions will be fixed by the Board Committee. Options may be exercised by payment of the purchase price in cash or, at the discretion of the Board Committee, in shares of Class B Common Stock having a fair market value on the date the option is exercised equal to the option exercise price or in such other manner as the Board Committee may approve.

 Stock Appreciation Rights

  An SAR may be granted in connection with an option or independent of an option. Upon exercise of an SAR, the holder thereof is entitled to receive the excess of the fair market value of the shares for which the right will be exercised over the grant price of the SAR. The grant price (which will not be less than 100% of the fair market value of the shares on the date of grant) and other terms of the SAR will be determined by the Board Committee. Payment by the Company upon such exercise will be in cash.

 Other Stock-Based Awards

  In order to enable the Company to respond quickly to significant legislative and regulatory developments and to trends in executive compensation practices, the Board Committee will also be authorized to grant to participants, either alone or in addition to other awards granted under the Stock Incentive Plan, awards of stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Class B Common Stock ("other stock-based awards"). Other stock-based awards may be paid in shares of Class B Common Stock or other securities of the Company, cash or any other form of property as determined by the Board Committee.

  The Board Committee will determine the employees to whom other stock-based awards are to be made, the times at which such awards are to be made, the number of shares to be granted pursuant to such awards and all other conditions of such awards. The provisions of such awards need not be the same with respect to each recipient. Securities granted pursuant to other stock-based awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. If purchase rights are granted pursuant to other stock-based awards, the Board Committee will determine the purchase price of stock, which price will not be less than the fair market value of such stock on the date of grant.

 Directors' Stock Options

  The Stock Incentive Plan provides that directors of the Company who are not employees of the Company shall receive options to purchase shares of Class B Common Stock. Such directors will receive options with respect to 4,500 shares upon their initial election to the Board of Directors and with respect to 1,500 shares annually thereafter.

  All such options will be NSOs and will have a term of 10 years and an exercise price equal to 100% of the fair market value of the underlying shares on the date of grant. The initial grants of options to a director vest in equal installments over a three year period. The annual grants are fully vested as of the date of grant. In the event of a director's death, the options which are exercisable at the date of death will be exercisable for the next succeeding twelve months. Except as set forth below under "Adjustments," neither the Board of Directors of the Company nor the Board Committee will have any discretion with respect to options granted to such directors pursuant to the Stock Incentive Plan.

 Nonassignability of Awards

  The Stock Incentive Plan provides that no award granted under the Stock Incentive Plan may be sold, assigned, transferred, pledged or otherwise encumbered by a participant, otherwise than by will or by the laws of descent and distribution or, if authorized by the Board Committee in limited circumstances, by gift. Each award will be exercisable, during the participant's lifetime, only by the participant, or if permissible under applicable law, by the participant's agent, guardian or attorney-in-fact.

 Adjustments

  The Stock Incentive Plan provides that, in the event of any change affecting the Class B Common Stock by reason of any stock dividend or split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, spin-off or any other change in corporate structure such that Class B Common Stock are changed into or exchangeable for a larger or smaller number of shares, the Board Committee will make such substitution or adjustment in the aggregate number or class of shares which may be distributed under the Stock Incentive Plan and in the number, class and option price or other price of shares subject to the outstanding awards granted under the Stock Incentive Plan as it deems to be appropriate in order to maintain the purpose of the original grant.

  The Board Committee will be authorized to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or non-recurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles, provided no such adjustment shall impair the rights of any participant without his consent. The Board Committee will be able to correct any defect, supply any omission or reconcile any inconsistency in the Stock Incentive Plan or any award in the manner and to the extent it shall deem desirable to carry it into effect.

 Federal Income Tax Aspects of the Stock Incentive Plan

  The following is a summary of the federal tax consequences generally arising with respect to awards to be granted under the Stock Incentive Plan.

  The grant of an ISO has no tax consequences to the Company or to the participant. In addition, the participant recognizes no taxable income at the time of exercise of an ISO. However, upon exercise, the difference between the fair market value of the shares of Class B Common Stock and the exercise price of the ISO is includable in the participant's income for alternative minimum tax purposes. If the participant holds the shares acquired upon exercise of an ISO for at least two years from the date of the grant of the ISO and at least one year from the date of exercise, he or she will recognize taxable long-term capital gain or long-term capital loss upon a subsequent sale of the shares at a price different from the option exercise price. In either of these events, no deduction would be allowed to the Company for federal income tax purposes.

  If the participant disposes of the shares acquired upon exercise of an ISO within either of the holding periods described above (i) the participant will recognize taxable ordinary income in the year of such disposition in an amount equal to the fair market value of the shares on the exercise date minus the exercise price of the ISO, provided that if the disposition is a sale or exchange with an unrelated party, then the ordinary income will be limited to the excess of the amount realized upon the sale or exchange of the shares over the exercise price; (ii) the Company will be entitled to a deduction for such year equal to the amount of taxable ordinary income recognized by the participant; (iii) the participant will recognize capital gain or loss, short-term or long-term, as the case may be, in an amount equal to the difference between (a) the amount realized by the participant upon such sale or exchange of the shares and (b) the option exercise price paid by the participant increased by the amount of ordinary income, if any, recognized by the participant upon such disposition.

  The grant of an NSO has no tax consequences to the Company or to the participant. Upon exercise of an NSO, however, the participant will recognize taxable ordinary income in the amount of the excess of the fair market value on the date of exercise of the shares of the Class B Common Stock acquired over the exercise price of the NSO, and such amount will be deductible for federal income tax purposes by the Company. The holder of such shares will, upon a subsequent disposition of the shares, recognize short-term or long-term capital gain or loss, depending on the holding period of the shares.

  In general, a grant of restricted stock has no tax consequences to the Company or the participant. Except as discussed below, the then fair market value of the shares of Class B Common Stock issued as restricted stock will be taxed as ordinary income to the participant as the restrictions on the stock lapse. The Company will receive a corresponding tax deduction at the same time. Dividends received by the participant during the restriction period are treated as compensation income and therefore are taxed as ordinary income to the participant and are deductible by the Company. Any gain realized upon a taxable sale or exchange of the stock will be recognized as short-term or long-term capital gain or loss, depending on the holding period of the shares after the restrictions lapse. The Company receives no additional deduction at the time of disposition of the stock by the participant.

  The participant may, under Section 83(b) of the Internal Revenue Code, elect to report the current fair market value of restricted stock as ordinary income in the year the award is made, even though the stock is subject to restrictions. In such a case, the Company will receive an immediate tax deduction for such fair market value of the shares in the year of grant, but will receive no deduction for any subsequent appreciation during or after the restriction period. In addition, dividends paid during or after the restriction period would be treated as dividends rather than compensation income to the participant and, therefore, would not be deductible by the Company. If a Section 83(b) election is made, any appreciation in the value of the stock after the date of grant will not be recognized as capital gain by the participant until such time as the participant disposes of the stock in a taxable transaction. Any capital gain then realized will be long-term capital gain provided that the required holding period, measured from the date of grant, is met. If the participant forfeits the stock (i.e., because he or she has not met the requirements for lapse of restrictions), the participant will receive no refund or deduction on account of taxes paid in the year of grant as a result of the Section 83(b) election.

  The grant of an SAR has no tax consequences to the Company or the participant. To the extent that an SAR is exercised, the amount paid to the participant will be taxed to him or her as ordinary income, and the Company will receive a corresponding deduction at the same time.

  With respect to other stock-based awards granted under the Stock Incentive Plan that are settled either in cash or in stock or other property that is either transferable or not subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or the fair market value of shares or other property received, and the Company will be entitled to a deduction for the same amount. With respect to awards that are settled in stock or other property that is restricted as to transferability and subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the fair market value of the shares or other property received, at the first time the shares or other property become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier. The Company will be entitled to a deduction for the same amount. A participant who makes an election under Section 83(b) of the Internal Revenue Code will be taxed on the excess of the fair market value of the stock or other property at exercise over the purchase price. Special tax rules may apply to officers and directors who are subject to Section 16 of the Exchange Act.

  Executive Annual Incentive Plan. The Company adopted an Executive Annual Incentive Compensation Plan (the "Incentive Compensation Plan"). Under this Plan, a pool equal to 7.5% of the Company's consolidated operating profits (as defined in the Plan) may be set aside each year for the payment of cash awards to the five most highly compensated executive officers of the Company (including the Chief Executive Officer and such other officers as the Chief Executive Officer may designate). Shares of the pool will be allocated to participants designated by the Chief Executive Officer. Such allocations are intended to be made before the 90th day of the fiscal year to which the incentive pool relates. No more than 40% of the pool will be allocated to any participant. At any time before or after the close of the fiscal year and prior to the payment of cash awards for the fiscal year, the Chief Executive Officer may reduce or eliminate the incentive pool or the amount thereof granted to any participant. Upon the death of a participant, the award will be paid to his or her estate or beneficiary. Awards will be forfeited upon termination of employment unless the Chief Executive Officer determines otherwise.

  The Incentive Compensation Plan may be terminated or amended at any time by action of the Company's Board of Directors. The Incentive Compensation Plan is intended to be an unfunded plan and as such the participants shall have no rights with respect to amount payable under the Plan that are greater than those of a general creditor of the Company.

  For Federal income tax purposes, cash awards will be taxable to participants as ordinary compensation income as of the date of payment of such awards, and the Company will be entitled to a corresponding tax deduction in the year accrued.

                             CERTAIN TRANSACTIONS

RELATIONSHIP WITH AETNA AND WESTINGHOUSE PENSION PLAN

  Aetna. In January 1996, Federated entered into an agreement with Aetna to convert 1,000 shares of Trust Series A Preferred Shares into Trust Class B Common Shares and to sell the converted shares back to the Trust at a mutually agreed upon price. Each Series A Preferred Share was converted into approximately 5,303 Class B Common Shares (without adjusting for subsequent stock dividends). Immediately thereafter, these shares were repurchased from Aetna for $101,233,000. Aetna has no continuing equity interest in Federated. See Note 10 to Consolidated Financial Statements.

  Westinghouse Pension Plan. Under the Stock Purchase Agreement dated as of August 1, 1989 (the "Stock Purchase Agreement") between the Company and Westinghouse Credit Corporation ("Westinghouse"), Westinghouse originally acquired 1,200,000 Trust Class B Common Shares (7,200,000 shares after giving effect to subsequent stock dividends). On September 14, 1993, Westinghouse transferred these shares to Mellon Bank N.A., as Trustee. Pursuant to the terms of the Stock Purchase Agreement, the Westinghouse Pension Plan is entitled to participate in any public offering pro rata with all other existing holders of Class A Common Shares and Class B Common Shares to the extent any such holders are entitled to participate in any such public offering. See "Principal and Selling Shareholders." In addition, if the Company offers to issue any Class A Common Shares or Class B Common Shares to specified senior executives of the Company, Westinghouse Pension Plan is entitled to purchase its pro rata share at the same price as such executive. This right does not extend to shares issued under the Profit Sharing Plan or other employee stock arrangements. Westinghouse Pension Plan's percentage ownership of Federated is to be diluted on the same basis as the percentage ownership of all other holders of Class A Common Shares and Class B Common Shares in the event Federated issues any such shares to an unrelated third party or pursuant to a public offering. Under the terms of the Stock Purchase Agreement, Westinghouse Pension Plan cannot transfer any of its Class B Common Shares to any direct competitor of the Company or a person owning 50% or more of a competitor. Pursuant to the Merger, the obligations of Federated under the Stock Purchase Agreement will be assumed by the Company.

OTHER TRANSACTIONS

  Following the repurchase of Trust Class B Common Shares from Aetna described above, in February 1996 Federated also purchased 1,180,000 (without adjusting for subsequent stock dividends) Trust Class B Common Shares from other existing shareholders at a comparable per share price to that paid to Aetna, for a total purchase price of $22,420,000. See Note 10 to Consolidated Financial Statements. Among the Trust Class B Common Shares repurchased (without adjusting for subsequent stock dividends) were shares beneficially owned by certain directors and executive officers of the Company, as follows:
22,000 shares ($418,000) owned by Comax Company, a limited partnership of which Comax, Inc. is the general partner in which Mr. John F. Donahue is the sole shareholder, as to which shares Mr. Donahue disclaims beneficial ownership; 23,000 shares ($437,000) owned by Mr. Eugene F. Maloney; and 50,500 shares ($959,500) owned by Fairview Partners, a limited partnership of which Mr. John W. McGonigle is the sole general partner. In addition, the Federated Profit Sharing Plan sold 150,000 shares ($2,850,000) to Federated. Certain entities affiliated with Merrill Lynch & Co. ("Merrill Lynch") and an individual then employed by Merrill Lynch also sold to Federated an aggregate of 50,000 Trust Class B Common Shares (without adjusting for subsequent stock dividends) for $950,000. These entities are a wholly owned subsidiary engaged in investment activities and two limited partnerships in which the corporate general partners are indirect wholly owned subsidiaries of Merrill Lynch. These entities and the former employee of Merrill Lynch are among the selling shareholders in the Offering. Merrill Lynch, Pierce, Fenner & Smith Incorporated is a representative of the U.S. Underwriters and Merrill Lynch is a representative of the International Underwriters. See "Underwriting." Merrill Lynch also performs brokerage services for Federated and its affiliates and is part of Federated's broker/dealer network. See "Business-- Distribution--Broker/Dealer Market."

  Investment advisory, administrative, distribution and shareholder services are provided to the Federated group of funds pursuant to various contracts among subsidiaries of Federated. Terms of the contracts, including fees, are approved by the directors and trustees of the funds, including independent directors and trustees of the funds, none of whom are officers, trustees or employees of Federated.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following tables sets forth certain information regarding the beneficial ownership of the Company's Class A and Class B Common Stock as if the Merger had been consummated on April 21, 1998 (after giving effect to the stock dividend paid on April 15, 1998 as well as the one for two stock dividend paid on April 30, 1998, but without giving effect to the Underwriters' exercise of the over-allotment options), by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Class A or Class B Common Stock, (ii) each of the directors of the Company, (iii) named executive officers of the Company, (iv) all directors and executive officers of the Company as a group, and (v) other selling shareholders.

                             CLASS A COMMON STOCK

                         BENEFICIAL OWNERSHIP             BENEFICIAL OWNERSHIP
                         PRIOR TO OFFERINGS(2)             AFTER OFFERINGS(2)
                         ---------------------            ---------------------
                                               NUMBER OF
                         NUMBER OF % OF CLASS  SHARES TO  NUMBER OF % OF CLASS
NAME(1)                   SHARES   OUTSTANDING  BE SOLD    SHARES   OUTSTANDING
-------                  --------- ----------- ---------- --------- -----------
Voting Shares
 Irrevocable Trust
dated May 31, 1989......   6,000     100.0%        --       6,000     100.0%

  All of the outstanding shares of Class A Common Stock are held by the Voting Trust, the trustees of which are John F. Donahue, his wife and his son J. Christopher Donahue, for the benefit of members of the family of John F. Donahue. Under the terms of the Voting Trust, the trustees are authorized to vote shares held by the Voting Trust and the trustees additionally may sell, transfer or otherwise dispose of shares owned by the Voting Trust. The entire voting power of the Company is vested in the holders of the outstanding shares of Class A Common Stock, except as otherwise provided in the Restated Articles or required by applicable law. See "Description of Securities."

                             CLASS B COMMON STOCK


                           BENEFICIAL OWNERSHIP              BENEFICIAL OWNERSHIP
                          PRIOR TO OFFERINGS(2)               AFTER OFFERINGS(2)
                          ----------------------            ----------------------
                                                 NUMBER OF
                          NUMBER OF  % OF CLASS  SHARES TO  NUMBER OF  % OF CLASS
NAME(1)                     SHARES   OUTSTANDING  BE SOLD     SHARES   OUTSTANDING
-------                   ---------  ----------- ---------- ---------  -----------
Directors and Executive
 Officers
John F. Donahue(3)......  10,545,534    12.6%      586,870   9,958,664    11.6%
J. Christopher
 Donahue(4).............   4,272,918     5.1         --      4,272,918     5.0
John W. McGonigle(5)....   5,460,000     6.5       443,700   5,016,300     5.8
Arthur L. Cherry(6).....     474,000       *         --        474,000       *
James F. Getz...........     540,000       *         --        540,000       *
William D. Dawson III...     120,000       *         --        120,000       *
Thomas R. Donahue(7)....   1,721,838     2.1         --      1,721,838     2.0
John B. Fisher..........     300,000       *         --        300,000       *
Richard B. Fisher(8)....   4,800,000     5.8       835,200   3,964,800     4.6
Henry A. Frantzen.......     180,000       *         --        180,000       *
J. Thomas Madden........     150,000       *         --        150,000       *
Eugene F. Maloney(9)....     540,000       *        39,150     500,850       *
                          ----------             ---------  ----------
All directors and
 executive officers as a
 group (12 persons).....  29,104,290    34.9%    1,904,920  27,199,370    31.6%

                          BENEFICIAL OWNERSHIP             BENEFICIAL OWNERSHIP
                          PRIOR TO OFFERINGS(2)             AFTER OFFERINGS(2)
                          ---------------------            ---------------------
                                                NUMBER OF
                          NUMBER OF % OF CLASS  SHARES TO  NUMBER OF % OF CLASS
NAME(1)                    SHARES   OUTSTANDING  BE SOLD    SHARES   OUTSTANDING
-------                   --------- ----------- ---------- --------- -----------
Principal Shareholders
 and Other
 Selling Shareholders
Westinghouse Pension
 Plan(10)...............  7,200,000     8.6%    3,132,000  4,068,000     4.7%
James J. and Patricia D.
 Dolan(11)..............  4,825,236     5.8       652,500  4,172,736     4.8
John A. Staley, IV and
 Patricia D. Staley(12).  4,527,000     5.4     1,304,350  3,222,650     3.8
Glen Arden
 Associates(13).........  3,090,000     3.7       653,150  2,436,850     2.8
Merrill Lynch & Co.
 affiliates(14).........  3,300,000     4.0     1,305,000  1,995,000     2.3
Glen R. Johnson(15).....  2,434,800     2.9       798,260  1,636,540     1.9
The Jones Financial
 Companies(16)..........  2,400,000     2.9     1,957,500    442,500       *
FII Profit Sharing
 Trust(17)..............  2,700,000     3.2       234,900  2,465,100     2.9
Henry J. Gailliot(18)...  2,682,000     3.2       783,000  1,899,000     2.2
Gonzales Investment
 Company(19)............  1,890,000     2.3       122,670  1,767,330     2.1
Thomas J. Donnelly(20)..  1,200,000     1.4        65,250  1,134,750     1.3
Tiger Partners,
 L.P.(21)...............  1,125,000     1.4       217,500    907,500     1.1
Mary Elizabeth D. and
 Richard S. Donley......    360,000       *        31,500    328,500       *
Harry J. and Lois M.
 Donahue................    342,000       *       223,500    118,500       *
Edward Sean Donahue.....    132,000       *        27,825    104,175       *
R. Michael Donahue......    120,000       *        26,090     93,910       *
Christopher C. Donahue..    126,000       *        26,960     99,040       *
William J. and Janet O.
 Donahue(22)............    308,000       *        13,000    295,000       *
David and Sheila
 Johnson................     39,000       *        16,955     22,045       *
Vicki Lindgren..........     39,000       *        15,650     23,350       *
Theresa D. and Alfonso
 C. D'Orazio............    360,000       *        62,700    297,300       *
PKM/CDM Partners(23)....    358,000       *        62,000    296,000       *
David M. Taylor(24).....    660,000       *        26,100    633,900       *
Lori and Miles Wallace..     39,000       *        16,955     22,045       *

--------
  * Less than 1%.

(1) Except as indicated in the footnotes below, the address of each five percent shareholder is in care of the Company at its principal executive office. See "Management" for a description of the offices held by directors and executive officers.

(2) Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Unless stated below, each such person has sole voting and investment power with respect to all such shares.

(3) Includes 4,650,000 shares owned by The Beechwood Company, a limited partnership of which Mr. Donahue and Oyster Bay Properties, Inc., of which Mr. John F. Donahue is the sole shareholder, are general partners (Mr. Donahue disclaims beneficial ownership of 2,325,000 shares owned by The Beechwood Company); 4,566,372 shares owned by Comax Company, a limited partnership of which Comax, Inc. is the general partner; Mr. Donahue is the sole shareholder of Comax, Inc. (Mr. Donahue disclaims beneficial ownership of substantially all of the 4,566,372 shares owned by Comax Company); and 1,329,162 shares owned by Shamrock Partners LP, a limited partnership of which Mr. Donahue and Shamrock Properties, Inc., of which Mr. Donahue is the sole shareholder, are general partners. Of the 586,870 shares to be sold, 260,870 shares will be sold by Shamrock Partners LP and 326,000 shares will be sold by Comax Company.

(4) Includes 3,170,448 shares owned jointly with Mrs. Donahue; includes 838,890 shares for which Mr. Donahue has the power to sell, transfer or otherwise dispose under powers of attorney; includes 263,580 shares of which Mr. Donahue is a custodian of shares under the Uniform Trust for Minors Act. Does not include 1,125,000 shares held by Tiger Partners, L.P.

(5) All of the shares are owned by Fairview Partners, a limited partnership of which Mr. McGonigle is the sole general partner.

(6) Includes 300,000 shares subject to options which are currently exercisable. Includes 34,800 shares owned by or on behalf of Mr. Cherry's children; includes 64,200 shares owned jointly by Mr. and Mrs. Cherry.

(7) Includes 1,196,520 shares of which Mr. Donahue is a custodian of shares under the Uniform Trust for Minors Act; includes 261,318 shares owned jointly by Mr. and Mrs. Thomas R. Donahue.

(8) All of the shares are held by Fisher Investment Company, a limited partnership, of which Mr. Fisher is the sole general partner.

(9) Includes 210,000 shares owned by Mrs. Maloney.

(10) The address for Westinghouse Pension Plan is c/o Mellon Equity Associates, 500 Grant Street, Suite 3700, Pittsburgh, Pennsylvania 15258. See "Certain Transactions--Relationships with Aetna and Westinghouse Pension Plan."

(11) Mr. and Mrs. Dolan's address is c/o Access Data Corp., Two Chatham Center, Pittsburgh, Pennsylvania 15219. Includes 605,610 shares owned by Mrs. Dolan and 541,488 shares owned by Mr. Dolan. Based on information furnished to the Company, also includes 2,806,200 shares to be registered in Voyager One Investment Limited Partnership, a limited partnership of which Mr. Dolan and his wife are general partners, of which 443,700 shares are being sold in this Offering. Mr. Dolan is a former executive officer and a former trustee of the Trust.

(12) Mr. Staley's address is Staley Capital Advisers, Inc., One Oxford Centre, Suite 3950, Pittsburgh, Pennsylvania 15219. Mr. Staley is a former executive and a former trustee of the Trust.

(13) Glen Arden Associates is a limited partnership of which Mr. John A Staley, IV is the sole general partner.

(14) Includes 1,485,000 shares owned by ML IBK Positions, Inc.; 825,000 shares owned by Merrill Lynch KECALP LP 1989, a limited partnership; 825,000 shares owned by Merchant Banking L.P., a limited partnership; 165,000 shares owned by John G. Crosby, an individual formerly associated with Merrill Lynch. In February 1996, certain of these holders sold to Federated an aggregate of 50,000 Trust Class B Common Shares (without adjusting for subsequent stock dividends) for $950,000. Merrill Lynch & Co. performs brokerage services for Federated and its affiliates and is part of Federated's broker/dealer network. See "Business--Distribution-- Broker/Dealer Market." Merrill Lynch, Pierce, Fenner & Smith Incorporated is a representative of the U.S. Underwriters and Merrill Lynch International is a representative of the International Underwriters. See "Underwriting."

(15) Includes 600,000 shares owned by Family Investors, Inc., a corporation of which Mr. Johnson is the President and sole shareholder; includes 186,000 shares of which Mr. Johnson is a custodian of shares under the Uniform Trust for Minors Act. Mr. Johnson is a trustee of the Trust.

(16) An affiliate of the record shareholder is Edward D. Jones & Co., a broker/dealer which participates in a limited partnership with Federated and is part of Federated's broker/dealer network. See "Business-- Distribution--Broker/Dealer Market."

(17) Edward C. Gonzales is the trustee of the Federated Investors, Inc. Employees Profit Sharing Plan Trust and has the power to sell, transfer or otherwise dispose of shares owned by the Profit Sharing Plan. Certain officers and directors of the Company are participants in the Profit Sharing Plan, which does not by its terms allocate a fixed number of shares to a participant's account.

(18) Includes 540,000 shares of which Mrs. Gailliot is a custodian of shares under the Uniform Trust for Minors Act. Includes an additional 180,000 shares owned by Mrs. Gailliot. Of the 783,000 shares to be sold in the Offering, 208,695 shares are being sold by Mrs. Gailliot as custodian of shares held for her children under the Uniform Trust for Minors Act and 69,565 shares will be sold by Mrs. Gailliot, individually. Mr. Gailliot is a former trustee of the Trust.

(19) Gonzales Investment Company is a limited partnership, the general partners of which are Mr. Gonzales and his wife. Mr. Gonzales is a trustee of the Trust and trustee of the Federated Investors, Inc. Employees Profit Sharing Plan Trust.

(20) Mr. Donnelly is a trustee of the Trust.

(21) Tiger Partners, L.P. is a limited partnership formed for the benefit of Mr. and Mrs. J. Christopher Donahue and their descendants. Tiger Partners LLC, a limited liability company, through Tiger Holdings, L.P., a limited partnership, is the sole general partner of Tiger Partners, L.P. and has all voting and investment power with respect to the shares held by Tiger Partners, L.P. J. Christopher Donahue has a limited partnership interest in Tiger Partners, L.P. and does not have voting or investment power with respect to the shares held by Tiger Partners, L.P.

(22) Includes 12,000 shares of which Mr. Donahue is a custodian of shares under the Uniform Trust for Minors Act.

(23) The general partners are Mr. Patrick K. Moore and Mrs. Carol D. Moore.

(24) Mr. Taylor is a trustee of the Trust.

                           DESCRIPTION OF SECURITIES

  The authorized share capital of the Company consists of 20,000 shares of Class A Common Stock, no par value per share ("Class A Common Stock"), 900,000,000 shares of Class B Common Stock, no par value per share ("Class B Common Stock") and 100,000,000 shares of preferred stock, no par value per share ("Preferred Stock"). After completion of the Offering, there will be issued and outstanding 6,000 shares of Class A Common Stock, 86,037,000 shares of Class B Common Stock (without giving effect to the exercise in full of the Underwriters' over-allotment options) and no shares of Preferred Stock.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

 Voting Rights

  The entire voting power of the Company shall be vested in the holders of the outstanding shares of Class A Common Stock until the occurrence of the Agreement Date (as defined below). Except as otherwise provided in the Restated Articles or by applicable law, the holders of the outstanding Class B Common Stock shall have no voting rights. On all matters upon which shareholders are entitled to vote or give consent, each holder of a share of Class A Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Class A Common Stock held of record by such holder. After consummation of the Merger, the Voting Trust will have control of the Company through its ownership of all of the outstanding shares of the Class A Common Stock of the Company.

  With respect to any proposed amendment of the Restated Articles that would increase or decrease the number of authorized shares of either the Class A Common Stock or the Class B Common Stock, or alter or change the powers, preferences, relative voting power or special rights of the shares of the Class A Common Stock or the Class B Common Stock so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the class affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Class A Common Stock and the Class B Common Stock voting together as a single class as provided above.

  Notwithstanding the foregoing, the Company shall not, prior to the Agreement Date, take any of the following actions without the consent of the holders of a majority of the then outstanding shares of Class B Common Stock:

  (a) merge, consolidate with or otherwise acquire any corporation or other business entity; provided, however, that, in a transaction (i) in which the Company is the surviving entity and (ii) pursuant to which the Restated Articles have not been amended, altered, repealed or superseded, the Company may, without such consent, merge, consolidate with or otherwise acquire any corporation or other business entity;

  (b) sell, lease, exchange or otherwise dispose of all or substantially all of the assets of the Company or any subsidiary thereof to other than a wholly owned subsidiary of the Company; provided, however, that, (i) in any transaction or series of related transactions not exceeding in value $100,000,000 in the aggregate (taking into account all liabilities assumed by the Company or its subsidiaries in any such transaction or transactions) involving all or substantially all of the assets of any subsidiary, or (ii) in any transaction or series of transactions involving a securitization or other receivables sales transaction, the Company may, without such consent, sell, lease, exchange or otherwise dispose of all or substantially all of the assets of such subsidiary;

  (c) effect any amendment to the Restated Articles or Company Bylaws that adversely affects the rights, powers or preferences of the shares of Class B Common Stock; or

  (d) liquidate, dissolve or otherwise wind up the affairs of the Company.

  The "Agreement Date" is the first date on which the Company shall execute and deliver, and enter into, a legally binding and enforceable agreement providing for the issue by the Company of shares of Class B Common

Stock in a transaction constituting a business combination which, for financial reporting purposes, shall be accounted for as a pooling of interests in accordance with generally accepted accounting principles.

  From and after the Agreement Date, the holders of the outstanding shares of Class A Common Stock and the holders of the outstanding shares of Class B Common Stock, except as provided below, shall vote together as a single class, and every holder of the outstanding shares of the Class A Common Stock shall be entitled to cast 1,000 votes for each share of Class A Common Stock held of record by such holder, and every holder of the outstanding shares of the Class B Common Stock shall be entitled to cast one vote for each share of Class B Common Stock held of record by such holder. Notwithstanding the foregoing, from and after the Agreement Date the holders of the Class A Common Stock, voting separately as a class with each holder of the outstanding shares of Class A Common Stock being entitled to one vote in person or by proxy for each share of the Class A Common Stock held of record by such holder, shall have the right to elect that number of directors so that four-tenths ( 4/10) (calculated to the next highest whole number) of the total number of directors of the Company fixed from time to time by, or in the manner provided for in, the Bylaws of the Company, shall have been elected by the holders of the Class A Common Stock separately. Neither holders of the Class A Common Stock nor holders of the Class B Common Stock shall be entitled to cumulate their votes for election of directors of the Company.

  Directors elected by the holders of the Class A Common Stock voting separately as a class may be removed, with or without cause, only by the vote or consent of a majority of the votes then entitled to be cast by the holders of the Class A Common Stock, voting separately as a class. Directors elected by the holders of the Class A Common Stock and the Class B Common Stock voting together without regard to class, and directors filling vacancies and newly created directorships, may be removed, with or without cause, only by the vote or consent of a majority of the votes then entitled to be cast by the holders of the Class A Common Stock and the Class B Common Stock, voting together without regard to class. Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by holders of the Class A Common Stock or the Class B Common Stock, as the case may be, shall be filled by a majority vote of the remaining directors, so elected by
(x) the holders of the Class A Common Stock or (y) the holders of the Class A Common Stock and the Class B Common Stock, as the case may be, then in office, even though less than a quorum.

  At any time, when there shall be no shares of either Class A Common Stock but there shall be shares of Class B Common Stock outstanding, without any action by the Board of Directors or the holders of the shares of Class B Common Stock, the entire voting power of the Company shall then be vested in the holders of the outstanding shares of Class B Common Stock and each of such holders shall be entitled to cast one vote for each share of Class B Common Stock held by such holder. In such event, the provisions of the Restated Articles that provide for differing voting rights for the Class A Common Stock shall be of no further effect. All shares of either the Class A Common Stock or the Class B Common Stock that are then outstanding shall have equal and general voting power in the election of directors and in all other matters upon which shareholders of the Company are entitled to vote or give consent.

 Dividends and Distributions

  Under Pennsylvania law, the Board of Directors may authorize, and the Company may pay, dividends or make other distributions to shareholders unless, as a result (i) the Company would be unable to pay its debts as they become due in the usual course of business or (ii) the total assets of the Company would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of such distribution, to satisfy the preferential rights of holders of Preferred Stock. Dividends must be paid on both the Class A Common Stock and the Class B Common Stock at any time that dividends are paid on either.

  Shares of Class A Common Stock and shares of Class B Common Stock rank on a parity with respect to dividends and distributions; provided, however, that in the case of dividends or other distributions payable in stock of the Company (other than Preferred Stock), including distributions pursuant to stock split-ups or divisions, only shares of the Class A Common Stock shall be distributed with respect to the Class A Common Stock, and only shares of Class B Common Stock shall be distributed with respect to the Class B Common Stock.

  At any time shares of both the Class A Common Stock and the Class B Common Stock are outstanding, the Board of Directors may issue shares of the Class B Common Stock in the form of a distribution or distributions pursuant to a stock dividend on, or a split-up of, shares of the Class B Common Stock only to the then holders of the outstanding shares of the Class B Common Stock and in conjunction with and in the same ratio as a stock dividend on, or a split-up of, the shares of the Class A Common Stock.

  Except as otherwise required by applicable law or otherwise provided in the Restated Articles, each share of Class A Common Stock and each share of Class B Common Stock shall have identical powers, preferences and rights, including rights in liquidation. Upon liquidation of the Company, holders of Class A Common Stock and holders of Class B Common Stock are entitled to share ratably in the assets thereof that may be available for distribution after satisfaction of creditors. In addition, in connection with a Company Sale (as hereinafter defined), the holders of the Class A Common Stock and the Class B Common Stock shall receive the same amount of consideration per share, notwithstanding any differences in voting rights. The term "Company Sale" shall be deemed to include the following: (A) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation or stock purchase) and (B) a sale of all or substantially all of the assets of the Company. In any Company Sale, if the consideration received by the Company or its stockholders, as the case may be, is other than cash, its value, as determined in good faith by the Board of Directors will be deemed its fair market value.

 Preemptive Rights

  The holders of the Class B Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Company, whether now or hereafter authorized.

  Each holder of any shares of Class A Common Stock then outstanding shall be entitled to a preemptive right to purchase or subscribe for any unissued shares of Class A Common Stock to be issued by the Company for any reason, including any increase of the authorized number of shares of Class A Common Stock, or for any additional shares of any class of the capital stock of the Company or any bonds, certificates of indebtedness, debentures or other securities convertible into shares of Class A Common Stock, or carrying any rights to purchase shares of Class A Common Stock, whether such shares or bonds, certificates of indebtedness, debentures or other securities shall be issued for cash, property or other lawful consideration.

 Restrictions on Transfer

  Under the Company Bylaws, a shareholder shall not sell, transfer or otherwise dispose of the shares owned by such person, directly or indirectly, prior to the Offering in any public sale or distribution, including a sale under Rule 144 promulgated under the Securities Act during the period of seven days prior to, and 180 days after, the date this registration statement becomes effective, except as to those shares to be sold to or distributed by the underwriters in this Offering. This bylaw provision shall not be amended without the unanimous written consent of the shareholders of the Company. Notwithstanding anything contained in the Company Bylaws to the contrary, the Board of Directors of the Company may waive any restrictions set forth in this bylaw provision as it applies to any shareholder at any time or from time to time.

  This provision does not in any way restrict resale of shares of Class B Common Stock sold in this Offering.

PREFERRED STOCK

  The Company is authorized to issue 100,000,000 shares of Preferred Stock, of which no shares will be issued and outstanding after completion of the Offering. The Company has no plans to issue shares of Preferred Stock but believes that the grant of full authority to the Board of Directors of the Company to authorize the issuance of shares of Preferred Stock into one or more series, as described below, will enhance the financial flexibility of the Company. The Restated Articles grant full authority (to the extent permitted by law) to the Board of Directors of the Company to divide the shares of Preferred Stock into one or more series, to determine the designation and the number of shares of any series (within the total number of shares of the class authorized by the Restated Articles), and to determine the voting rights (whether full, limited, multiple, fractional or no voting rights), preferences, limitations and special rights, if any, of any series. Such division and determination may be made by action of the Board of Directors from time to time and shall constitute an amendment of the Restated Articles. It is not possible to state the actual effect of the authorization and issuance of any series of Preferred Stock upon the rights of the holders of the Class A Common Stock and the Class B Common Stock until the Board of Directors determines the specific terms, rights and preferences of a series of Preferred Stock. However, such effects might include, among other things, restricting dividends on the Class A Common Stock and the Class B Common Stock, diluting the voting power of the Class A Common Stock and the Class B Common Stock, or impairing liquidation rights of such shares without further action by holders of the Class A Common Stock and the Class B Common Stock. In addition, under certain circumstances, the issuance of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management.

ANTI-TAKEOVER CONSIDERATIONS

  The Restated Articles contain certain provisions that could make more difficult a change in control of the Company not having approval of the Board of Directors. The entire voting power of the Company is vested in the holders of the outstanding Class A Common Stock until the occurrence of the Agreement Date relating to an agreement by the Company to issue shares of Class B Common Stock in a business combination which is intended to be treated as a "pooling of interests" under generally accepted accounting principles. After the Offering, the Voting Trust will control the Company through the ownership of all of the outstanding shares of Class A Common Stock of the Company. After the Agreement Date, holders of the Class A Common Stock, voting separately as a class, will be entitled to elect four-tenths (calculated to the next highest whole number) of the total number of directors of the Company.

  The Restated Articles authorizes the issuance of blank check Preferred Stock. The Board of Directors may establish voting rights, liquidation preferences, redemption rights, conversion rights and other rights relating to such Preferred Stock, all or some of which may be senior to the Class A Common Stock and the Class B Common Stock, without the approval of the holders of the Class A Common Stock and the holders of the Class B Common Stock. In some circumstances, the Preferred Stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which the Board of Directors opposes.

TRANSFER AGENT

  The transfer agent of the Class B Common Stock is Boston EquiServe.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this Offering, the Company will have outstanding 86,037,000 shares of Class B Common Stock (assuming the Underwriters' over-allotment options are not exercised). The shares sold in this offering will be freely tradeable without restriction or further registration (except by affiliates of the Company or persons acting as underwriters) under the Securities Act. For purposes of federal securities law, the Class B Common Stock that will be held by the Company's current shareholders will be eligible for public sale in the United States if registered under the Securities Act or if sold pursuant to an exemption from registration under the Securities Act, including Rule 144 and Rule 701 promulgated thereunder.

  All officers, directors and Selling Shareholders of the Company have entered into contractual "lock-up" agreements providing that they will not during the period of 180 days from the date of this Prospectus, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise (collectively, the "Lock-Up"), subject to certain limited exceptions. With respect to the Selling Shareholders, the Lock-Up shall not apply to (A) the issuance of the securities being sold by the Selling Shareholders in the Offering, (B) any transfer of such securities to an affiliate of the Selling Shareholder which agrees in a writing in form and substance reasonably satisfactory to Merrill Lynch to agree to be bound by the provisions of the Lock-Up as if it was the Selling Shareholder, (C) any pledge prior to the date of this Prospectus by a shareholder of the Company of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, and (D) any pledge after the date of this Prospectus by a shareholder of the Company of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for the purpose of securing a bona fide loan by a financial institution to such shareholder. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rule 144 and Rule 701 promulgated under the Securities Act, which are summarized below, shares subject to lock-up agreements will not be saleable until the agreements expire.

  The Company has agreed not to, during the period of 180 days from the date of this Prospectus, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose, of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or
(ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise (collectively, the "Lock-Up"), subject to certain limited exceptions. With respect to the Company, the Lock-Up shall not apply to (A) the issuance of the securities being sold by the Company in the Offering, (B) any issuance of Common Stock by the Company upon the exercise of an option or warrant or the conversion or exchange of a security outstanding on the date hereof and referred to in the Prospectuses, (C) any issuance of Common Stock, or any grant of options to purchase Common Stock, pursuant to existing employee benefit plans of the Company referred to in the Prospectuses, (D) any issuance of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock by the Company in consideration of the acquisition by the Company from a third party of a business (whether through a merger, sale of assets or securities, or otherwise), provided that each transferee of such Common Stock or securities agrees in a writing in form and substance reasonably satisfactory to Merrill Lynch to agree to be bound by the provisions of the Lock-Up as if it was the Company, or the filing by the Company of a registration statement under the 1933 Act with respect to such issuance and acquisition.

  Under the Company Bylaws, an existing shareholder shall not sell, transfer or otherwise dispose of the shares owned by such person, directly or indirectly, prior to the Offering in any public sale or distribution, including a sale under Rule 144 promulgated under the Securities Act during the period of seven days prior to, and 180 days after, the date this registration statement becomes effective, except as to those shares to be sold to or distributed by the underwriters in this Offering. Notwithstanding anything contained in the Company Bylaws to the contrary, the Board of Directors of the Company may waive any restrictions set forth in this bylaw provision as it applies to any shareholder at any time or from time to time. This Company Bylaw provision does not restrict resales of Class B Common Stock by purchasers of such shares in this Offering.

  The 69,746,765 shares of Class B Common Stock held by existing shareholders upon completion of this Offering will be "restricted securities" as that term is defined in Rule 144, and may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years (including the holding period of any prior owner except an "affiliate" of the Company as that term is defined under Rule 144), is entitled to sell in "brokers' transactions" or to market makers, within any three-month period commencing 90 days after the completion of this Offering, a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Class B Common Stock then outstanding (approximately 860,370 shares immediately after the Offering without giving effect to the exercise of the Underwriters' over-allotment options); or (ii) the average weekly trading volume of the Class B Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are also generally subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Unless otherwise restricted, "144(k) shares" may, therefore, be sold immediately upon the completion of this Offering. Approximately 55,997,530 shares of the Class B Common Stock, based on facts and circumstances existing at the date of Offering, are expected to qualify as 144(k) shares. Rule 701 provides for an exemption from registration for the issuance of shares to employees under employee benefit plans, such as shares issued under the Restricted Stock Plan. Securities issued pursuant to Rule 701 are deemed to be "restricted securities" as defined in Rule 144. However, beginning 90 days after the date of this Prospectus, non-affiliates of the Company may resell securities issued pursuant to Rule 701 if the securities are sold in ordinary brokers' transactions or directly to a market maker, and affiliates may resell securities issued pursuant to Rule 701 by complying with the requirements of Rule 144 other than the two year holding period requirement.

  Prior to this Offering, there has been no trading market for shares of Class B Common Stock, and no prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of a substantial number of shares of Class B Common Stock could aversely affect prevailing market prices.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement (the "U.S. Purchase Agreement") among the Company, the Selling Shareholders and each of the underwriters named below (the "U.S. Underwriters"), and concurrently with the sale of Class B Common Stock to the International Underwriters, the Company and the Selling Shareholders have agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally has agreed to purchase, the aggregate number of shares of Class B Common Stock set forth opposite its name below.

                                                                        NUMBER
UNDERWRITERS                                                          OF SHARES
------------                                                          ----------
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated....................................................
PaineWebber Incorporated.............................................
Smith Barney Inc.....................................................




                                                                      ----------
  Total.............................................................. 13,032,190
                                                                      ==========

  Merrill Lynch, Pierce, Fenner & Smith Incorporated, PaineWebber
Incorporated, and Smith Barney Inc. are acting as representatives of the U.S.Underwriters (in such capacity, the "U.S. Representatives").

  The Company and the Selling Shareholders also have entered into a purchase agreement (the "International Purchase Agreement") with certain underwriters outside the United States and Canada (the "International Underwriters" and, together with the U.S. Underwriters, the "Underwriters") for whom Merrill Lynch International, PaineWebber International (U.K.) Ltd. and Smith Barney Inc. are acting as representatives (the "International Representatives"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 13,032,190 shares of Class B Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company and the Selling Shareholders have agreed to sell to the International Underwriters, and the International Underwriters severally have agreed to purchase, an aggregate of 3,258,045 shares of Class B Common Stock. The initial public offering price per share and the underwriting discount per share are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

  In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Class B Common Stock being sold pursuant to each such Purchase Agreement if any of the shares being sold pursuant to each such Agreement are purchased. Under certain circumstances, the commitments of non-defaulting U.S. Underwriters or International Underwriters (as the case may be) may be increased. The closings with respect to the sale of Class B Common Stock to the U.S. Underwriters and the International Underwriters are conditioned upon one another.

  The U.S. Underwriters and the International Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") which provides for the coordination of their activities. The Underwriters are permitted to sell Class B Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell Class B Common Stock will offer to sell or sell shares to persons who are United States or Canadian persons or to persons they believe intend to resell to persons who are United States or Canadian persons, and the International Underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to United States or Canadian persons or to persons they believe intend to resell to United States or Canadian persons, except, in each case, for transactions pursuant to such Agreement.

  The U.S. Representatives have advised the Company and the Selling Shareholders that the U.S. Underwriters propose initially to offer the Class B Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain selected dealers at such
price less a concession not in excess of $      per share. The U.S.
Underwriters may allow, and such dealers may reallow, a discount
not in excess of $      per share on sales to certain other dealers. After the
Offering, the public offering price, concession and discount may be changed.

  The Company and the Selling Shareholders have granted the U.S. Underwriters options, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 312,000 and 1,642,828 additional shares of Class B Common Stock, respectively, and have granted the International Underwriters options, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 78,000 and 410,707 additional shares of Class B Common Stock, respectively, in each case, at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The Underwriters may exercise these options only to cover over-allotments, if any, made on the sale of the Class B Common Stock offered hereby. To the extent that the U.S. Underwriters exercise their option, each U.S. Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such shares as the number of shares of Class B Common Stock to be purchased by it as shown in the foregoing table bears to the total number of such shares initially offered hereby.

  Pursuant to the U.S. Purchase Agreement, the Company, its officers and directors and the Selling Shareholders of the Company have agreed not to during the period of 180 days from the date of this Prospectus, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise (collectively, the "Lock-Up"), subject to certain limited exceptions. With respect to the Selling Shareholders, the Lock-Up shall not apply to (A) the issuance of the securities being sold by the Selling Shareholders in the Offering, (B) any transfer of such securities to an affiliate of the Selling Shareholder which agrees in a writing in form and substance reasonably satisfactory to Merrill Lynch to agree to be bound by the provisions of the Lock-Up as if it was the Selling Shareholder, (C) any pledge prior to the date of this Prospectus by a shareholder of the Company of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, and (D) any pledge after the date of this Prospectus by a shareholder of the Company of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for the purpose of securing a bona fide loan by a financial institution to such shareholder. With respect to the Company, the Lock-Up shall not apply to (A) the issuance of the securities being sold by the Company in the Offering, (B) any issuance of Common Stock by the Company upon the exercise of an option or warrant or the conversion or exchange of a security outstanding on the date hereof and referred to in the Prospectuses,
(C) any issuance of Common Stock, or any grant of options to purchase Common Stock, pursuant to existing employee benefit plans of the Company referred to in the Prospectuses, (D) any issuance of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock by the Company in consideration of the acquisition by the Company from a third party of a business (whether through a merger, sale of assets or securities, or otherwise), provided that each transferee of such Common Stock or securities agrees in a writing in form and substance reasonably satisfactory to Merrill Lynch to agree to be bound by the provisions of the Lock-Up as if it was the Company, or the filing by the Company of a registration statement under the 1933 Act with respect to such issuance and acquisition.

  Prior to the Offering, there has been no public market for the Class B Common Stock. The initial public offering price for Class B Common Stock offered hereby will be determined by negotiation among the Company, the Selling Shareholders and the U.S. Representatives and the International Representatives. Among the factors considered in determining the initial public offering price, in addition to prevailing market conditions, will be certain financial information of the Company, including earnings, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the management of the Company, the Company's past and present operations, the prospects for, and timing of, future revenues and earnings of the

Company, the present state of the Company's development and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Class B Common Stock or that the Class B Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

  Application has been made to list the Class B Common Stock on the New York Stock Exchange.

  The Underwriters do not intend to confirm sales of the Class B Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  In the U.S. Purchase Agreement and the International Purchase Agreement, the Company has agreed to indemnify the several Underwriters against certain civil liabilities which may be incurred in connection with the Offering, including certain liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  Until the distribution of the shares of Class B Common Stock to be sold in the Offering is completed, rules of the Commission may limit the ability of the U.S. Underwriters to bid for and purchase the shares of Class B Common Stock. As an exception to these rules, the U.S. Underwriters are permitted to engage in certain transactions that stabilize the price of the shares of Class B Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares of Class B Common Stock.

  If the U.S. Underwriters create a short position in the shares of Class B Common Stock in connection with the initial resale of the shares of Class B Common Stock to be sold in the Offering, i.e., if they sell more shares of Class B Common Stock than are set forth on the cover page of this Prospectus, the U.S. Underwriters may reduce such short position by purchasing shares of Class B Common Stock in the open market. The U.S. Underwriters may also elect to reduce any short position by exercising all or part of the overallotment option described above.

  The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Class B Common Stock in the open market to reduce the U.S. Underwriters' short position or to stabilize the price of the shares of Class B Common Stock, they may reclaim the amount of the selling concession from the U.S. Underwriters and selling group members who initially resold such shares.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that any transaction described above may have on the price of the shares of Class B Common Stock. In addition, neither the Company nor any Underwriter makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Certain of the Underwriters, including the U.S. Representatives, perform brokerage services for the Company and its affiliates and investment companies managed by them from time to time for which they receive customary compensation. Each of the U.S. Representatives distributes the Company's mutual fund products and provides shareholder services in connection with such products in the ordinary course of business for which they receive customary compensation. Affiliates of certain of the Underwriters own shares of Class B Common Stock of the Company and intend to sell a portion of their holdings in the Offering. See "Principal and Selling Shareholders." In February 1996, certain affiliates of Merrill Lynch sold an aggregate of 50,000 Trust Class B Common Shares (without taking into account subsequent stock splits) for an aggregate consideration of $950,000. Merrill Lynch has historically provided investment banking advisory services to the Company for which it received customary compensation.

PRICING OF THE OFFERING

  Prior to the Offering, there has been no public market for Class B Common Stock. The initial public offering price will be determined by negotiations between the Company on the one hand and the U.S. Representative on the other hand. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings, and certain other financial operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Prospectus is subject to change as a result of market conditions and other factors.

DIRECTED SHARE PROGRAM

  At the request of the Company, the Underwriters have reserved for sale, at the initial public offering price, up to 750,000 shares of the Class B Common Stock that will be offered by this Prospectus for directors, officers and employees of the Company. All purchasers of such reserved shares will have agreed in writing not to sell, transfer, assign, pledge or hypothecate such shares for six months from their date of purchase. The number of shares of Class B Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

                                 LEGAL MATTERS

  Certain legal matters in connection with the shares of the Class B Common Stock offered hereby will be passed upon for the Company by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania. Certain legal matters in connection with the sale of shares of Class B Common Stock in the Offering will be passed on for the Underwriters by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

  The consolidated financial statements of Federated as of December 31, 1997 and 1996, and for each of the two years in the period ended December 31, 1997, included in the Proxy Statement of Federated, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of the Trust for the year ended December 31, 1995, have been included herein and in the registration statement, in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  On October 25, 1996, a committee of the Board of Trustees of Federated Investors approved the engagement of Ernst & Young LLP as its independent auditors for the year ending December 31, 1996, to replace the firm of KPMG Peat Marwick LLP who after receiving Federated Investors' notice to solicit proposals for independent auditors, declined to stand for re-election as auditors of Federated Investors effective August 26, 1996.

  The report of KPMG Peat Marwick LLP on Federated Investors' consolidated financial statements for the year ended December 31, 1995, did not contain an adverse opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

  In connection with the audit of Federated Investors' consolidated financial statements for each of the two years ended December 31, 1995, and in the subsequent interim period through August 26, 1996, there were no disagreements with KPMG Peat Marwick LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which if not resolved to the satisfaction of KPMG Peat Marwick LLP would have caused KPMG Peat Marwick LLP to make reference to the matter in their report. Federated Investors requested KPMG Peat Marwick LLP to furnish a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter dated April 14, 1998 is filed as an Exhibit to the Registration Statement.

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors.......................... F-2
Report of KPMG Peat Marwick LLP, Independent Auditors ..................... F-3
Consolidated Balance Sheets as of December 31, 1997 and 1996............... F-4
Consolidated Statements of Income for the Three Years Ended
 December 31, 1997, 1996 and 1995.......................................... F-5
Consolidated Statements of Changes in Shareholders' Equity for the Three
 Years Ended
 December 31, 1997, 1996 and 1995.......................................... F-6
Consolidated Statements of Cash Flows for the Three Years Ended
 December 31, 1997, 1996 and 1995.......................................... F-7
Notes to Consolidated Financial Statements................................. F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Trustees and Shareholders
Federated Investors

  We have audited the consolidated balance sheets of Federated Investors and subsidiaries (Federated Investors) as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of Federated Investors' management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Federated Investors for the year ended December 31, 1995 were audited by other auditors whose report dated January 25, 1996, expressed an unqualified opinion on those statements.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federated Investors and subsidiaries at December 31, 1997 and 1996 and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                              ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
April 23, 1998

             REPORT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

The Board of Trustees and Shareholders
Federated Investors:

We have audited the consolidated statements of income, changes in shareholders' equity, and cash flows of Federated Investors for the year ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Federated Investors for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                          KPMG Peat Marwick LLP

Pittsburgh, Pennsylvania
January 25, 1996

                              FEDERATED INVESTORS

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                             DECEMBER 31,
                                                          --------------------
                                                            1997       1996
                                                          ---------  ---------
Current Assets:
 Cash and cash equivalents............................... $  22,912  $   6,561
 Marketable securities...................................     8,945     13,761
 Receivables--Federated Funds............................     5,772     11,276
 Receivables--Other, net of reserve of $3,266 and $1,584,
  respectively...........................................    26,306     13,806
 Prepaid expenses........................................     2,853      1,704
 Income taxes receivable.................................     7,519      6,558
 Other current assets....................................     1,805      3,196
                                                          ---------  ---------
  Total Current Assets...................................    76,112     56,862
                                                          ---------  ---------
Long-Term Assets:
 Customer relationships, net of accumulated amortization
  of $26,907 and $15,550, respectively...................    30,398     29,265
 Goodwill, net of accumulated amortization of $11,512 and
  $9,273, respectively...................................    37,356     39,653
 Other intangible assets, net............................       126        187
 Deferred sales commissions, net.........................   164,623     85,905
 Property and equipment, net.............................    22,163     29,357
 Other long-term assets..................................     6,378      6,148
                                                          ---------  ---------
  Total Long-Term Assets.................................   261,044    190,515
                                                          ---------  ---------
     Total Assets........................................ $ 337,156  $ 247,377
                                                          =========  =========
Current Liabilities:
 Cash overdraft.......................................... $   7,680  $   8,849
 Current portion of long-term debt--recourse.............       280     15,659
 Accrued expenses........................................    34,939     22,138
 Accounts payable........................................    18,634     15,645
 Other current liabilities...............................     2,520      8,354
                                                          ---------  ---------
  Total Current Liabilities..............................    64,053     70,645
                                                          ---------  ---------
Long-Term Liabilities:
 Long-term debt--recourse................................    98,950    244,125
 Long-term debt--nonrecourse.............................   185,388          0
 Deferred tax liability, net.............................    26,546     15,642
 Other long-term liabilities.............................     2,863      3,073
                                                          ---------  ---------
  Total Long-Term Liabilities............................   313,747    262,840
                                                          ---------  ---------
     Total Liabilities...................................   377,800    333,485
                                                          ---------  ---------
Minority Interest........................................       466        814
                                                          ---------  ---------
Shareholders' Equity:
 Common Stock:
  Class A, $1.00 stated value, 99,000 shares authorized,
   6,000 and 2,000 shares issued and outstanding,
   respectively..........................................         6          2
  Class B, $.01 stated value, 149,700,000 shares
   authorized, 90,094,000 and 34,476,000 shares issued
   and 90,094,000 and 34,476,000 shares outstanding,
   respectively..........................................       901        345
 Additional paid-in capital..............................    28,574     29,605
 Retained earnings.......................................    55,139      9,989
 Unrealized (loss) gain on marketable securities, net of
  tax....................................................       (85)        25
 Treasury stock, at cost, 6,667,000 and 6,488,000 shares
  Class B Common Stock, respectively.....................  (123,373)  (123,711)
 Equity adjustment for foreign currency translation......        (6)       (10)
 Employee restricted stock plan..........................    (2,266)    (3,167)
                                                          ---------  ---------
   Total Shareholders' Equity............................   (41,110)   (86,922)
                                                          ---------  ---------
     Total Liabilities, Minority Interest, and
     Shareholders' Equity................................ $ 337,156  $ 247,377
                                                          =========  =========

  (The accompanying notes are an integral part of these consolidated financial statements.)

                              FEDERATED INVESTORS

                       CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1997      1996      1995
                                                   --------  --------  --------
Revenue:
 Investment advisory fees, net--Federated Funds..  $213,361  $174,585  $155,032
 Investment advisory fees, net--Other............     5,507     4,636     3,930
 Administrative service fees, net--Federated         60,934    51,239    42,736
  Funds..........................................
 Administrative service fees, net--Other.........    24,495    21,684    24,957
 Other service fees, net--Federated Funds........    65,432    43,998    29,375
 Other service fees, net--Other..................    21,953    15,796    16,443
 Commission income (loss)--Federated Funds.......     2,641     1,535      (157)
 Interest and dividends..........................     3,032     2,160     1,109
 Marketable securities gains.....................        49     2,651     1,156
 Other income....................................     6,315     3,509     5,250
                                                   --------  --------  --------
  Total Revenue..................................   403,719   321,793   279,831
                                                   --------  --------  --------
Operating Expenses:
 Compensation and related........................   139,373   126,966   101,534
 Amortization of deferred sales commissions......    20,882    12,349     9,554
 Office and occupancy............................    28,608    29,859    23,272
 Systems and communications......................    23,373    22,288    22,829
 Advertising and promotional.....................    34,984    30,984    21,471
 Travel and related..............................    14,834    15,929    12,827
 Other...........................................    18,323    22,899    14,932
 Amortization of intangible assets...............    13,715     8,886    10,445
                                                   --------  --------  --------
  Total Operating Expenses.......................   294,092   270,160   216,864
                                                   --------  --------  --------
Operating income.................................   109,627    51,633    62,967
                                                   --------  --------  --------
Nonoperating Expenses:
 Interest expense................................    18,862    18,563     9,413
 Other debt expense..............................     1,198     1,724       413
                                                   --------  --------  --------
  Total Nonoperating Expenses....................    20,060    20,287     9,826
                                                   --------  --------  --------
Income before minority interest, income taxes and    89,567    31,346    53,141
 extraordinary item..............................
Minority interest................................     7,584     6,811     5,801
                                                   --------  --------  --------
Income before income taxes and extraordinary         81,983    24,535    47,340
 item............................................
Income tax provision.............................    30,957    10,930    18,809
                                                   --------  --------  --------
Income before extraordinary item.................    51,026    13,605    28,531
Extraordinary item related to debt restructuring
 costs, net of tax...............................       449       986         0
                                                   --------  --------  --------
Net income.......................................    50,577    12,619    28,531
Dividends on preferred stock.....................         0     3,025     6,000
                                                   --------  --------  --------
Net income applicable to common stock............  $ 50,577  $  9,594  $ 22,531
                                                   ========  ========  ========
Earnings per common share--basic:
 Income before extraordinary item................  $   0.62  $   0.13  $   0.25
 Extraordinary item related to debt restructuring
  costs, net of tax..............................     (0.01)    (0.01)     0.00
                                                   --------  --------  --------
 Net income per common share.....................  $   0.61  $   0.12  $   0.25
                                                   ========  ========  ========
Earnings per common share--assuming dilution:
 Income before extraordinary item................  $   0.61  $   0.13  $   0.24
 Extraordinary item related to debt restructuring
  costs, net of tax..............................     (0.01)    (0.01)     0.00
                                                   --------  --------  --------
 Net income per common share--assuming dilution..  $   0.60  $   0.12  $   0.24
                                                   ========  ========  ========
Cash dividends per common share..................  $ 0.0583  $ 0.0417  $ 0.1667
                                                   ========  ========  ========

  Per share amounts have been restated to reflect the one for one stock dividend paid in 1996, the one for one stock dividend paid on April 15, 1998 and the one for two stock dividend paid on April 30, 1998.

  (The accompanying notes are an integral part of these consolidated financial statements.)

                              FEDERATED INVESTORS

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        UNREALIZED
                                                                                        GAIN (LOSS)
                                                                             RETAINED       ON
                                                                ADDITIONAL   EARNINGS   MARKETABLE               FOREIGN
                                               PREFERRED COMMON  PAID-IN   (ACCUMULATED SECURITIES, TREASURY    CURRENCY
                                                 STOCK   STOCK   CAPITAL     DEFICIT)   NET OF TAX    STOCK    TRANSLATION
                                               --------- ------ ---------- ------------ ----------- ---------  -----------
Balance at January
 1, 1995..........                                $ 1     $152   $44,358     $(18,497)     $   0    $       0     $  1
Amortization of
 Employee
 Restricted Stock
 Plan.............                                  0        0         0            0          0            0        0
Dividends Declared
 on:
 Common Stock.....                                  0        0   (15,160)           0          0            0        0
 Preferred Stock,
  $6,000
  per share.......                                  0        0         0       (6,000)         0            0        0
Issuance of Stock
Under Employee
Restricted Stock
Plan,  Net........                                  0        1        88            0          0          173        0
Purchase of
 Treasury Stock...                                  0        0         0            0          0         (231)       0
Foreign Currency
 Translation......                                  0        0         0            0          0            0        1
Unrealized Gain on
 Marketable
 Securities, Net
 of Tax...........                                  0        0         0            0        624            0        0
Net Income........                                  0        0         0       28,531          0            0        0
                                                  ---     ----   -------     --------      -----    ---------     ----
Balance at
 December 31,
 1995.............                                  1      153    29,286        4,034        624          (58)       2
Amortization of
 Employee
 Restricted Stock
 Plan and
 Other Compensation
 Plans............                                  0        0       371            0          0            0        0
Dividends Declared
 on:
 Common Stock.....                                  0      141         0       (3,639)         0            0        0
 Preferred Stock,
  $3,025
  per share.......                                  0        0         0       (3,025)         0            0        0
Purchase of
 Treasury Stock...                                  0        0         0            0          0     (123,653)       0
Conversion of
 Preferred Stock
 to Common Stock..                                 (1)      53       (52)           0          0            0        0
Foreign Currency
 Translation......                                  0        0         0            0          0            0      (12)
Unrealized Loss on
 Marketable
 Securities, Net
 of Tax...........                                  0        0         0            0       (599)           0        0
Net Income........                                  0        0         0       12,619          0            0        0
                                                  ---     ----   -------     --------      -----    ---------     ----
Balance at
 December 31,
 1996.............                                  0      347    29,605        9,989         25     (123,711)     (10)
Amortization of
 Employee
 Restricted Stock
 Plan and
 Other Compensation
 Plans............                                  0        0       257            0          0            0        0
Dividends Declared
 on Common Stock..                                  0      560         0       (5,427)         0            0        0
Issuance of Stock
 Under Employee
 Restricted Stock
 Plan, Net........                                  0        0      (218)           0          0          440        0
Restricted Stock
 Forfeitures......                                  0        0    (1,070)           0          0            0        0
Purchase of
 Treasury Stock...                                  0        0         0            0          0         (102)       0
Foreign Currency
 Translation......                                  0        0         0            0          0            0        4
Unrealized Loss on
 Marketable
 Securities, Net
 of Tax...........                                  0        0         0            0       (110)           0        0
Net Income........                                  0        0         0       50,577          0            0        0
                                                  ---     ----   -------     --------      -----    ---------     ----
Balance at
 December 31,
 1997.............                                $ 0     $907   $28,574     $ 55,139      $ (85)   $(123,373)    $ (6)
                                                  ===     ====   =======     ========      =====    =========     ====
                                                EMPLOYEE
                                               RESTRICTED     TOTAL
                                                 STOCK    SHAREHOLDERS'
                                                  PLAN       EQUITY
                                               ---------- -------------
Balance at January
 1, 1995..........                              $(5,282)    $  20,733
Amortization of
 Employee
 Restricted Stock
 Plan.............                                  169           169
Dividends Declared
 on:
 Common Stock.....                                    0       (15,160)
 Preferred Stock,
  $6,000
  per share.......                                    0        (6,000)
Issuance of Stock
Under Employee
Restricted Stock
Plan,  Net........                                 (237)           25
Purchase of
 Treasury Stock...                                    0          (231)
Foreign Currency
 Translation......                                    0             1
Unrealized Gain on
 Marketable
 Securities, Net
 of Tax...........                                    0           624
Net Income........                                    0        28,531
                                               ---------- -------------
Balance at
 December 31,
 1995.............                               (5,350)       28,692
Amortization of
 Employee
 Restricted Stock
 Plan and
 Other Compensation
 Plans............                                2,183         2,554
Dividends Declared
 on:
 Common Stock.....                                    0        (3,498)
 Preferred Stock,
  $3,025
  per share.......                                    0        (3,025)
Purchase of
 Treasury Stock...                                    0      (123,653)
Conversion of
 Preferred Stock
 to Common Stock..                                    0             0
Foreign Currency
 Translation......                                    0           (12)
Unrealized Loss on
 Marketable
 Securities, Net
 of Tax...........                                    0          (599)
Net Income........                                    0        12,619
                                               ---------- -------------
Balance at
 December 31,
 1996.............                               (3,167)      (86,922)
Amortization of
 Employee
 Restricted Stock
 Plan and
 Other Compensation
 Plans............                                   28           285
Dividends Declared
 on Common Stock..                                    0        (4,867)
Issuance of Stock
 Under Employee
 Restricted Stock
 Plan, Net........                                 (197)           25
Restricted Stock
 Forfeitures......                                1,070             0
Purchase of
 Treasury Stock...                                    0          (102)
Foreign Currency
 Translation......                                    0             4
Unrealized Loss on
 Marketable
 Securities, Net
 of Tax...........                                    0          (110)
Net Income........                                    0        50,577
                                               ---------- -------------
Balance at
 December 31,
 1997.............                              $(2,266)    $ (41,110)
                                               ========== =============

  (The accompanying notes are an integral part of these consolidated financial statements.)

                              FEDERATED INVESTORS

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                   YEARS ENDED DECEMBER 31,
                                                  -----------------------------
                                                    1997       1996      1995
                                                  ---------  --------  --------
Operating Activities:
 Net income.....................................  $  50,577  $ 12,619  $ 28,531
 Adjustments to reconcile net income to net cash
  provided by operating activities:
 Extraordinary item related to debt
  restructuring costs...........................        690     1,516         0
 Amortization of intangible assets..............     13,715     8,886    10,445
 Depreciation and other amortization............      8,674     9,398     5,106
 Amortization of deferred sales commissions.....     20,882    12,349     9,554
 Minority interest..............................      7,584     6,811     5,801
 Loss on sale of property and equipment.........        271         0        42
 Write-off of property and equipment............          0       403         0
 Amortization of employee restricted stock and
  other compensation plans......................        285     2,554       169
 Provision for deferred income taxes............     11,117    17,088     5,153
 Net realized gain on sale of marketable
  securities....................................        (49)   (2,651)   (1,156)
 Foreign currency translation...................          4       (12)        1
 Deferred sales commissions.....................   (111,628)  (69,600)  (40,050)
 Contingent deferred sales charges received.....     12,027     8,191     8,634
 Other changes in assets and liabilities:
  Increase in receivables, net..................     (6,996)   (4,561)   (6,634)
  Decrease (increase) in prepaid expenses and
   other current assets.........................        116       684    (1,802)
  Increase in income taxes receivable...........       (961)   (2,066)   (4,566)
  (Increase) decrease in other long-term assets.     (1,870)   (4,805)    3,526
  Increase in accounts payable and accrued
   expenses.....................................     15,790    17,653     2,150
  (Decrease) increase in other current
   liabilities..................................     (4,904)   11,485     1,011
  (Decrease) increase in other long-term
   liabilities..................................       (257)    1,537    (2,711)
  Other.........................................          0         0       480
                                                  ---------  --------  --------
  Net Cash Provided by Operating Activities.....     15,067    27,479    23,684
                                                  ---------  --------  --------
Investing Activities:
 Proceeds from sale of property and equipment...      2,454        14       238
 Additions to property and equipment............     (3,129)  (12,362)   (7,406)
 Cash paid for acquisitions.....................    (14,699)  (12,128)        0
 Purchases of marketable securities.............    (24,531)  (60,769)  (27,218)
 Proceeds from redemptions of marketable
  securities....................................     29,230    65,122    16,463
 Other..........................................          0         0       (35)
                                                  ---------  --------  --------
 Net Cash Used by Investing Activities..........    (10,675)  (20,123)  (17,958)
                                                  ---------  --------  --------
Financing Activities:
 Distributions to minority interest.............     (7,932)   (6,824)   (6,107)
 Dividends paid.................................     (4,867)   (6,523)  (21,160)
 Proceeds from issuance of common stock.........         25         0        25
 Purchase of treasury stock.....................       (102) (123,653)     (231)
 Proceeds from new borrowings--Recourse.........     15,729   234,724    63,658
 Proceeds from new borrowings--Nonrecourse......    195,156         0         0
 Payments on debt--Recourse.....................   (176,282) (105,700)  (42,698)
 Payments on debt--Nonrecourse..................     (9,768)        0         0
                                                  ---------  --------  --------
 Net Cash Provided (Used) by Financing
  Activities....................................     11,959    (7,976)   (6,513)
                                                  ---------  --------  --------
Net Increase (Decrease) in Cash and Cash
 Equivalents....................................     16,351      (620)     (787)
Cash and Cash Equivalents, Beginning of Period..      6,561     7,181     7,968
                                                  ---------  --------  --------
Cash and Cash Equivalents, End of Period........  $  22,912  $  6,561  $  7,181
                                                  =========  ========  ========
Supplemental Disclosure of Cash Flow
 Information:
 Cash paid during the year for:
 Interest.......................................  $  19,668  $ 16,758  $  9,961
 Income taxes...................................     20,495       702    18,272

  (The accompanying notes are an integral part of these consolidated financial statements.)

                              FEDERATED INVESTORS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1997, 1996 AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Nature of Operations

  Federated Investors and its subsidiaries ("Federated Investors") sponsor, market and provide investment advisory, distribution and administrative services primarily to mutual funds. Federated Investors also provides investment advisory services and administrative services to corporations, employee benefit plans and private investment advisory accounts. The operations of Federated Investors are organized into three principal functions: investment advisory, distribution and services.

  A large portion of Federated Investors' revenue is derived from investment advisory services provided to mutual funds and separately managed accounts through various subsidiaries and affiliates pursuant to investment advisory contracts. These subsidiaries are registered as investment advisers under the Investment Advisers Act of 1940 and with certain states.

  Shares of the portfolios or classes of shares under management or administration by Federated Investors are distributed by indirect wholly-owned subsidiaries which are registered broker/dealers under the Securities Exchange Act of 1934 and under applicable state laws. Federated Investors' investment products are primarily distributed within the bank trust, broker/dealer and institutional markets.

  Through an indirect wholly-owned subsidiary, Federated Investors provides mutual fund services to support the operation and administration of all mutual funds it sponsors.

 (b) Basis of Presentation

  The consolidated financial statements include the accounts of Federated Investors and all of its subsidiaries including a special purpose entity ("SPE"). All significant intercompany accounts and transactions have been eliminated.

  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results will differ from those estimates, and such differences may be material to the consolidated financial statements.

 (c) Cash and Cash Equivalents

  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and investments which consist of interest-bearing deposits with banks, overnight federal funds sold, money market accounts, and other investments with an original maturity of less than three months.

 (d) Marketable Securities

  Investments consist of equity securities which are classified as "available for sale" and are carried at fair value. The unrealized gains or losses on these securities are carried as a separate component of shareholders' equity, net of tax. Realized gains and losses on these securities are computed on a specific identification basis and recognized in the statements of income.

 (e) Property and Equipment

  Property and equipment are recorded at cost, or fair value if acquired in connection with a business combination, and are depreciated using the straight-line method over their estimated useful lives ranging from

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

 (e) Property and Equipment, continued

three to ten years. Leasehold improvements are depreciated using the straight-line method over their estimated useful lives or their respective lease terms, whichever is shorter.

 (f) Intangible Assets

  Goodwill and other intangible assets are amortized on a straight-line basis over the estimated period of benefit not to exceed twenty-five years. Customer relationships are amortized using the straight-line method over their estimated period of benefit (five to nine years). Federated Investors continuously evaluates the remaining useful lives and carrying values of the intangible assets to determine whether events and circumstances indicate that a change in the useful life or impairment in value may have occurred. Indicators of impairment monitored by Federated Investors include a decline in the level of managed assets, changes to contractual provisions underlying certain intangible assets and reductions in operating cash flows. Should there be an indication of a change in the useful life or an impairment in value, Federated Investors compares the carrying value of the asset and its related useful life to the projected undiscounted cash flows expected to be generated from the underlying asset over its remaining useful life to determine whether an impairment has been triggered. If the carrying value of the asset exceeds the undiscounted cash flows, impairment is measured based on fair value using a discounted cash flow methodology. The discount rate utilized by Federated Investors reflects its weighted average cost of capital. Impairment from changes in contractual provisions is based on the carrying value of the underlying asset, or component of the underlying asset when the restrictions change.

  Measuring impairment for the customer relationship intangible asset is dependent upon the level of remaining managed assets for those relationships. A decline in the remaining managed asset balance in excess of the estimated attrition rate for those managed assets could have a considerable impact on the underlying value of the customer relationship intangible.

 (g) Deferred Sales Commissions

  Certain subsidiaries of Federated Investors pay commissions to broker/dealers ("deferred sales commissions") to promote investments in certain mutual funds. These deferred sales commissions are capitalized and amortized on a straight-line basis over estimated periods of benefit not to exceed contingent deferred sales charge ("CDSC") periods and are subject to recoverability tests. Mutual fund shareholders redeeming Class B Shares within six full years of the purchase date will be charged a CDSC. Any CDSC will be imposed on the lesser of the net asset value of the redeemed shares at the time of purchase or the net asset value of the redeemed shares at the time of redemption. The CDSC is determined in accordance with a predetermined declining scale over the full six year period. Any CDSCs collected are used to reduce deferred sales commissions.

 (h) Foreign Currency Translation

  In consolidating a foreign subsidiary, the subsidiary's financial statements are converted to U.S. currency resulting in an equity adjustment for foreign currency translation on the Consolidated Balance Sheets.

 (i) Revenue Recognition

  Revenue is recognized during the period in which the services are performed. Federated Investors may waive certain fees for services (primarily investment advisory fees) for competitive reasons, or to meet regulatory requirements.

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

 (j) Reporting on Advertising Costs

  Federated Investors reports the cost of all advertising as expenses as incurred.

 (k) Income Taxes

  Federated Investors accounts for income taxes under the liability method which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

 (l) Earnings per Share

  In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share replaces the previous calculation of fully diluted earnings per share. All earnings per share amounts for all periods have been presented to conform to SFAS 128 requirements.

 (m) Stock-Based Compensation Plans

  The Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which was effective for Federated Investors' fiscal year ended December 31, 1996. SFAS 123 defines a fair value-based method of accounting for stock-based employee compensation plans. Under the fair value-based method, compensation cost is measured at the grant date based upon the value of the award and is recognized over the service period. While the standard encourages entities to adopt this method of accounting for employee stock compensation plans, it also allows an entity to continue to measure compensation costs for its plans as prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25"). Federated Investors has elected to continue to apply APB 25 and has disclosed the pro forma effect on earnings with SFAS 123 applied (see Note 8).

 (n) Reclassification of Prior Periods' Statements

  Certain items previously reported have been reclassified to conform with the current year's presentation.

 (o) Recent Accounting Pronouncements

  Statement of Financial Standards No. 130, "Reporting Comprehensive Income," ("SFAS 130") is effective for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting and display of comprehensive income and its components. Comprehensive income includes net income and all other changes in shareholders' equity except those resulting from investments and distributions to owners.

  Statement of Financial Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") is effective for financial statements for periods beginning after December 15, 1997. SFAS 131 requires financial and descriptive information about an entity's operating segments to be included in the annual financial statements.

  Federated Investors believes that the impact of the adoptions of SFAS 130 and SFAS 131 will not have a material impact on its financial statements.

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995


(2) MARKETABLE SECURITIES

  A summary of the cost and estimated market value of marketable securities is as follows:

                                                 GROSS UNREALIZED     ESTIMATED
                                                 ------------------    MARKET
                                          COST   GAINS    (LOSSES)      VALUE
                                         ------- -------  ---------   ---------
                                                   (IN THOUSANDS)
Available for sale:
Investments in fluctuating value mutual
 funds
  December 31, 1997..................... $ 9,075 $    61   $   (191)   $ 8,945
                                         ======= =======   ========    =======
  December 31, 1996..................... $13,722 $   115   $    (76)   $13,761
                                         ======= =======   ========    =======

  Gross realized gains and (losses) on the sale of marketable securities were approximately $275,000 and ($226,000); $3,126,000 and ($475,000); and
$1,169,000 and ($13,000), respectively, for the years ended December 31, 1997, 1996, and 1995.

  Federated Investors enters into futures contracts to hedge against changes in market values related to investing in mutual funds it sponsors. These investments enable the funds to build a diversified portfolio and are redeemed as outside investors purchase the funds. The futures contracts are carried at fair value in Marketable Securities on the Consolidated Balance Sheets. At December 31, 1997, the futures contracts had maturities of less than one year.

(3) PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
                                                              (IN THOUSANDS)
Leasehold improvements...................................... $ 18,187  $ 18,432
Computer equipment..........................................   32,988    31,229
Office furniture and equipment..............................   10,508    10,706
Transportation equipment....................................    1,851     5,699
                                                             --------  --------
                                                               63,534    66,066
  Accumulated depreciation..................................  (41,371)  (36,709)
                                                             --------  --------
Property and equipment, net................................. $ 22,163  $ 29,357
                                                             ========  ========

  Depreciation expense was approximately $7,599,000, $7,961,000, and $5,106,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995


(4) INTANGIBLE ASSETS

  Intangible assets consist of customer relationships, goodwill and other intangible assets. The other intangible assets consisted of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
                                                               (IN THOUSANDS)
Employment contracts.......................................... $ 2,634  $ 2,634
Computer software.............................................      10       10
Organization expenses.........................................   1,067    1,067
                                                               -------  -------
                                                                 3,711    3,711
  Accumulated amortization....................................  (3,585)  (3,524)
                                                               -------  -------
Other intangible assets, net.................................. $   126  $   187
                                                               =======  =======

  In 1997, Federated Investors assumed the investment management and distribution responsibilities for seven retail mutual funds. The acquisition was accounted for as a purchase for which Federated Investors recorded a customer relationship intangible and paid $13,282,000 in cash.

  In 1996, Federated Investors acquired the right to advise, distribute, administer and provide management services for fund assets for a total of $11,280,000 in cash plus a percentage of certain assets over a two year period. Additionally in 1996, Federated Investors acquired the right to negotiate new administration or sub-administration and/or distribution agreements for cash of $800,000. Both acquisitions resulted in Federated Investors recording customer relationship intangibles.

(5) LONG-TERM DEBT--RECOURSE

  Federated Investors' long-term debt consisted of the following:

                                                                 DECEMBER 31,
                                                               ----------------
                                                                1997     1996
                                                               ------- --------
                                                                (IN THOUSANDS)
Senior Secured Credit Agreement............................... $     0 $160,300
Senior Secured Note Purchase Agreement........................  98,000   98,000
Capitalized Leases............................................   1,230    1,484
                                                               ------- --------
  Total Debt..................................................  99,230  259,784
Less: Current Portion.........................................     280   15,659
                                                               ------- --------
Total Long-Term Debt.......................................... $98,950 $244,125
                                                               ======= ========

  In 1996, Federated Investors obtained a bank Senior Secured Credit Agreement ("Senior") maturing in 2001 consisting of a Revolving Credit Facility and a Term Loan Facility. Also in 1996, Federated Investors entered into a $98,000,000 Senior Secured Note Purchase Agreement ("Note") maturing in 2006. Pursuant to these agreements, Federated Investors must meet certain financial and nonfinancial covenants. At December 31, 1997 and 1996, respectively, Federated Investors was in compliance with all such covenants.

  In 1996, Federated Investors entered into an interest rate cap agreement ("Cap") to reduce the impact of increases in interest rates on the Senior. The premium paid was amortized to interest expense until the Cap was sold in 1997 concurrent with the extinguishment of the Term Loan Facility.

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(5) LONG-TERM DEBT--RECOURSE, CONTINUED

  The obligations of Federated Investors under the Senior and the Note are secured by pledges of all the outstanding common stock or shares of beneficial interest of all of the subsidiaries owned by Federated Investors.

 (a) Senior Secured Credit Agreement

  The Term Loan Facility was fully repaid as of December 31, 1997. The Revolving Credit Facility is used for general business purposes. At December 31, 1997, the outstanding balance was $0, with availability of $148,961,000. The $160,300,000 outstanding balance at December 31, 1996 had a weighted-average borrowing rate of 6.90%.

 (b) Senior Secured Note Purchase Agreement

  The Note is due in seven equal annual installments beginning in the year 2000 and maturing in 2006. The Note carries a fixed interest rate of 7.96%.

 (c) Maturities

  The aggregate contractual maturities of the recourse debt for the years following December 31, 1997 are:

                                                                  (IN THOUSANDS)
   1998..........................................................    $   280
   1999..........................................................        238
   2000..........................................................     14,258
   2001..........................................................     14,280
   2002..........................................................     14,174
   2003 and thereafter...........................................     56,000
                                                                     -------
     Total Recourse Debt.........................................    $99,230
                                                                     =======

(6) SECURITIZATION OF B-SHARE ASSETS AND NONRECOURSE DEBT

  Federated Investors has entered into an agreement with a third party to sell the rights to the future revenue streams associated with the 12b-1, shareholder service and CDSC fees of the Class B shares of various mutual funds it manages. This agreement includes both an initial sale of existent rights to future revenue streams as well as establishing a program to sell on a continuous basis the future rights associated with future revenue streams relating to the ongoing sale of B shares. For accounting purposes, transactions executed under the agreement are reflected as financings and nonrecourse debt has been recorded.

  In the fourth quarter of 1997, Federated Investors exchanged its rights to certain future cash flows associated with net deferred sales commission assets with a remaining book value of $88,738,000 for $110,214,000 in cash. Two SPEs were established for the purpose of the initial transaction. A bankruptcy remote SPE was formed by Federated Investors to purchase the rights to the future cash flows from a subsidiary and in turn it sold these future cash flows to a third party's SPE. The third party's SPE funded this purchase by issuing Class A and Class B notes.

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(6) SECURITIZATION OF B-SHARE ASSETS AND NONRECOURSE DEBT, CONTINUED

  The cash flows of the B-share assets will be used by the third party SPE to first pay trustee fees and other program related expenses. After these fees are paid, interest and principal are paid in the following succession: Class A interest, Class B interest, Class A principal, and Class B principal (only upon full payment of Class A principal). Any residual cash flow after full payment of all principal on the notes will be paid 90% to Federated Investors and 10% to the holders of the Class B notes. This debt is nonrecourse debt to Federated Investors in the event the future cash flows associated with the rights sold do not cover the full obligation of the notes.

  The Class A notes had an outstanding balance at December 31, 1997 of $97,873,000 at a fixed interest rate of 7.44%. The Class B notes had an outstanding balance at December 31, 1997 of $9,700,000 at a fixed interest rate of 9.80%.

  Also in the fourth quarter of 1997, Federated Investors exchanged additional net deferred sales commission assets with a remaining book value of $79,190,000 for $81,056,000 in cash. The transactions were also accounted for as financings, and the nonrecourse debt has been recorded with an imputed interest rate of 7.6%. Cash flows associated with these B-share assets will be applied by the third party in the following succession: i) fees and other program related expenses; ii) interest and iii) principal. Federated will also participate in 49.6% of any residual cash flow after full payment of program obligations. As of December 31, 1997, the outstanding balance of this nonrecourse debt was $77,815,000. The nonrecourse debt does not contain a contractual maturity but is repaid dependent upon the cash flows of the transaction.

  For a period of three years, the third party has agreed to purchase on a semi-monthly basis the rights associated with certain future revenue streams of B shares sold during that period.

(7) EMPLOYEE BENEFIT PLANS

  The employees of Federated Investors participate in a 401(k)/Profit Sharing Plan.

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(7) EMPLOYEE BENEFIT PLANS, CONTINUED

 (a) 401(k)

  Federated Investors offers a 401(k) plan covering substantially all employees. Under the 401(k) plan, employees can make contributions at a rate of one to fifteen percent of their compensation (as defined in the 401(k) plan), subject to Internal Revenue Code limitations. Federated Investors makes a matching contribution in an amount equal to 100% of a participant's first 2% of contributions and 50% of the next 4% of contributions. Forfeitures of unvested matching contributions are used to offset future matching contributions.

  In order to vest in Federated Investors' matching contributions, a participant in the 401(k) plan must be employed at least three years and work at least 1,000 hours per year. Upon completion of three years of service, 20% of a participant's balance vests and 20% vests for each of the following four years, if the participant works 1,000 hours per year. Employees are immediately vested in their 401(k) salary reduction contributions.

  Matching contributions to the 401(k) plan amounted to $2,537,000, $2,596,000 and $1,322,000, for the years ended December 31, 1997, 1996 and 1995, respectively.

 (b) Profit Sharing

  An employee of Federated Investors becomes eligible to participate in the Profit Sharing plan upon the first day of employment. The Profit Sharing plan is a defined contribution plan to which Federated Investors contributes amounts as authorized by its Board of Trustees. An employee will receive a portion of Federated Investors' contribution upon completion of 500 hours of service and if employed on the last day of the plan year. No contributions have been made to the Profit Sharing plan in 1997, 1996 and 1995.

(8) OTHER COMPENSATION PLANS

 (a) Deferred Compensation Plans

  (1) In 1997, a deferred compensation arrangement was established for a group of key employees for the purpose of providing incentive to certain individuals who contribute to the success of Federated Investors. Each annual award provided under this program is deferred for a period of four years with the vesting period beginning in 1997. Termination of employment for any reason other than death, disability or retirement prior to the plan's vesting date of the third quarter 2001 causes the participant's benefit to be forfeited. The liability at December 31, 1997 is $73,000 and is included in Other Long-Term Liabilities on the Consolidated Balance Sheet.

  (2) A deferred compensation arrangement ("Deferred Comp") was established for a group of employees for the purpose of providing incentive to individuals who contribute to the success of Federated Investors by their superior performance. A portion of the Deferred Comp award through December 31, 1991 was deferred for a period of five years. Termination of employment prior to the five-year vesting period causes the participant's benefit to be forfeited. The Deferred Comp terminated in 1996 and all liabilities under the plan were paid with interest to participants by December 31, 1996. Amounts forfeited during these periods were not significant. Amounts included in compensation and related expense on the Consolidated Statements of Income were $0, $44,000 and $4,299,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

 (b) Employee Restricted Stock Plan

  Under the Employee Restricted Stock Plan, Federated Investors has sold to certain key employees, subject to restrictions, shares of Class B Common Stock (nonvoting). During the restricted period, the recipient receives

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(8) OTHER COMPENSATION PLANS, CONTINUED

dividends on the shares. The compensation cost to Federated Investors (the difference between the estimated fair value of the stock and the amount paid by the key employees at issuance) is charged to expense over the period of employee performance during which the restrictions lapse, not to exceed ten years. In 1997, 1996, and 1995, 75,000, 0, and 240,000 shares of Class B
Common Stock (nonvoting) were sold under the Employee Restricted Stock Plan, respectively. Forfeitures of 612,000, 132,000, and 90,000 shares occurred in 1997, 1996 and 1995, respectively. For the years ended December 31, 1997, 1996 and 1995, compensation expense related to the Employee Restricted Stock Plan was $28,000, $2,183,000, and $169,000, respectively.

 (c) Stock Appreciation Rights

  In 1994, Federated Investors established an Employee Stock Appreciation Rights Plan ("SARS Plan") to reward employees who have contributed to the success of Federated Investors and to provide incentive to increase their efforts on behalf of Federated Investors. In 1995 and 1994, 615,000 and 2,694,000 rights were issued under the SARS Plan, respectively. The SARS Plan rights are valued over a period of up to ten years. The value at the time of issuance and subsequent valuations to measure compensation expense is based on an independent appraisal of the Class B Common Stock. Vesting occurs over a period of five to ten years and is subject to the fulfillment of certain defined criteria. The awards can be paid in cash or in shares of Class B Common Stock at the end of the vesting period. Forfeitures of 24,000 and 240,000 rights of the 1994 SARS Plan occurred in 1996 and 1995, respectively. At January 31, 1996, the SARS Plan rights previously issued were converted to stock options with the exception of 48,000 rights which remained with the SARS Plan.

 (d) Stock Options

  In the first quarter of 1996, 2,997,000 SARS Plan rights were converted to stock options ("Replacement Options"). In 1997, 1,683,000 stock options ("1997 Options") were granted to a group of key employees. All options are part of a Stock Incentive Plan offered by Federated Investors to reward employees who have contributed to the success of Federated Investors and to provide incentive to increase their efforts on behalf of Federated Investors. The difference between the independent appraisal of the Class B Common Stock and the exercise price of the options at the time of issuance is charged to compensation expense over the vesting period. The fair value of the 1997 Options and the Replacement Options on the date of grant was $3.36 and $2.29 per option. For existing plans vesting occurs over a nine year period, a ten-year period, or on a predetermined date and is subject to the fulfillment of certain defined criteria. Each vested Replacement Option may be exercised for the purchase of one share of Class B Common Stock at the exercise price.

  For the year ended December 31, 1997 and 1996, compensation expense related to the stock options was $231,000 and $365,000, respectively. At December 31, 1997, the weighted-average remaining contractual life of outstanding options was 8 years, 1 month.

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(8) OTHER COMPENSATION PLANS, CONTINUED

  The following table summarizes the changes in the stock options outstanding during 1997:

                                                                     WEIGHTED
                                                       NUMBER OF     AVERAGE
                                                        SHARES    EXERCISE PRICE
                                                       ---------  --------------
Outstanding at beginning of year...................... 2,709,000      $1.91
  Granted............................................. 1,683,000       5.53
  Exercised...........................................         0         --
  Forfeited/Expired...................................  (397,500)      1.91
                                                       ---------
Outstanding at end of year............................ 3,994,500       3.43
                                                       =========
Exercisable at end of year............................         0         --
                                                       =========

 (e) Pro Forma Net Income

  Federated Investors accounts for stock options and employee restricted stock in accordance with APB 25. The following pro forma information regarding net income assumes the adoption of SFAS 123 for stock options and employee restricted stock granted subsequent to December 31, 1994. (Disclosure is not required for options granted prior to 1995.) The estimated fair value of the options is amortized to expense over the option and vesting period. The fair value was estimated at the date of grant using the Minimum Value option pricing model with the following weighted-average assumptions for 1997: nine and ten year risk-free interest rates of 5.69% and 5.75%, respectively; a dividend yield of 1.6% and an expected life of nine to ten years based upon the specific plans valued. The estimated fair value of the restricted stock is amortized to expense over the vesting period. The fair value was estimated at the market price on the grant date. The pro forma results are estimates of statements of income as if compensation expense had been recognized for all stock-based compensation plans and are not indicative of the impact on future periods.

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1997    1996    1995
                                                        ------- ------- -------
Pro forma net income (In Thousands).................... $50,501 $12,630 $28,483
                                                        ======= ======= =======
Pro forma Basic Earnings per common share.............. $  0.61 $  0.12 $  0.25
                                                        ======= ======= =======
Pro forma Diluted Earnings per common share............ $  0.60 $  0.11 $  0.24
                                                        ======= ======= =======

(9) MINORITY INTEREST IN SUBSIDIARY

  A subsidiary of Federated Investors has a majority interest (50.5%) and acts as the general partner in Passport Research, Ltd., a limited partnership. Edward D. Jones & Co. is the limited partner with a 49.5% interest. The Partnership acts as investment adviser to two regulated investment companies.

(10) COMMON AND PREFERRED STOCK

  In 1996, Federated Investors entered into an agreement to convert 1,000 shares of Series A Preferred Stock ("Series A Preferred") into 5,302,758 Class B Common Stock and to buy the converted shares back for $19.09 per share, or $101,233,000. In 1996, Federated Investors purchased 1,180,000 shares of Class B Common Stock from existing shareholders at $19.00 per share for a total of $22,420,000. The repurchased Class A and Class B shares were recorded as treasury stock at cost.

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995
(10) COMMON AND PREFERRED STOCK, CONTINUED

  Federated Investors has authorized 125,000 shares of no par Series B Cumulative Nonconvertible Preferred Stock ("Series B Preferred"). The Series B Preferred is entitled to dividends of $1,000 per share and is subject to a mandatory redemption date of August 1, 1999. In the event of Federated Investors' liquidation, Series B Preferred shareholders are entitled to $1,000 per share plus unpaid dividends. No Series B Preferred shares have been issued to date. Federated Investors has also authorized 75,000 shares of no par Series C Preferred Stock ("Series C Preferred"). The Series C Preferred is not entitled to receive dividends as long as the Series A and Series B Preferred are outstanding. No Series C Preferred shares have been issued to date.

  The Class A Common Stock ("Class A Common") and Class B Common Stock ("Class B Common"), (collectively "Common Shares") are entitled to receive dividends only after all dividends on the Series A, B and C Preferred have been paid.

  The holders of the Class A Common have the entire voting rights of Federated Investors; however, without the consent of the majority of the holders of the Class B Common, Class A Common shareholders cannot alter its structure, dispose of all or substantially all of its assets, amend the Declaration of Trust or Bylaws of Federated Investors to adversely affect the Class B Common, or liquidate or dissolve Federated Investors.

  Dividend payments on Common Shares may not exceed $5,000,000 in any fiscal year nor exceed the sum of $5,000,000 plus 50% of the net income of Federated Investors during the period from January 1, 1996 to and including the date of payment. A cash dividend of $0.0583, $0.0417, and $0.1667 per share, or $4,867,000, $3,498,000, and $15,160,000 was paid in 1997, 1996 and 1995, respectively, to holders of Common Shares.

(11) LEASES

  Federated Investors and its subsidiaries have various operating lease agreements primarily involving facilities, office and computer equipment, and vehicles. These leases are noncancellable and expire on various dates through the year 2007.

  The following is a schedule by year of future minimum rental payments required under the operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1997:

                                                                  (IN THOUSANDS)
   1998..........................................................    $16,267
   1999..........................................................     10,183
   2000..........................................................      9,172
   2001..........................................................      8,914
   2002..........................................................      9,179
   2003 and thereafter...........................................     45,636
                                                                     -------
     Total Minimum Lease Payments................................    $99,351
                                                                     =======

  Rent expense was approximately $14,293,000, $14,674,000, and $12,841,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(12) INCOME TAXES

  Federated Investors files a consolidated federal income tax return with its subsidiaries. Financial statement tax expense is determined under the liability method.

  Income tax expense (benefit) consists of the following:

                                                     YEARS ENDED DECEMBER 31,
                                                    ----------------------------
                                                       1997      1996      1995
                                                    --------  --------  --------
                                                          (IN THOUSANDS)
Current:
  Federal..........................................  $19,597   $(6,672)  $13,548
  State............................................      243       514       108
                                                    --------  --------  --------
                                                      19,840    (6,158)   13,656
Deferred:
  Federal..........................................   11,117    17,088     5,153
  Extraordinary Item...............................     (241)     (530)        0
                                                    --------  --------  --------
Total..............................................  $30,716   $10,400   $18,809
                                                    ========  ========  ========

  For the years ended December 31, 1997, 1996 and 1995, the foreign subsidiary had net operating income (losses) of $1,449,000, $(257,000), and $(447,000), respectively, for which no income tax expense (benefit) has been provided.

  The reconciliation between the federal statutory income tax rate and Federated Investors' effective income tax rate consists of the following:

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1997      1996      1995
                                                   --------  --------  --------
Expected statutory rate...........................     35.0%     35.0%     35.0%
Increase:
  State income taxes..............................      0.2       1.4       0.1
  Amortization of goodwill........................      1.0       3.2       1.7
  Meals and entertainment limitation..............      1.2       4.6       1.9
  Other...........................................      0.4       0.3       1.0
                                                   --------  --------  --------
  Total...........................................     37.8%     44.5%     39.7%
                                                   ========  ========  ========

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(12) INCOME TAXES, CONTINUED

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities consist of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1997    1996
                                                                ------- -------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Intangible assets............................................ $14,946 $14,641
  Organization costs...........................................   1,399   1,399
  Deferred compensation plans..................................       0      29
  Employee restricted stock plan...............................     170      38
  Reserve for rent escalation..................................       0     126
  Reserve for bad debts........................................   1,068       0
  Other........................................................     246   1,021
                                                                ------- -------
    Total gross deferred tax asset.............................  17,829  17,254
Deferred tax liabilities:
  Deferred sales commissions...................................  12,730  30,052
  Deferred gain................................................  29,023       0
  Property and equipment depreciation..........................     101     875
  Other........................................................   2,521   1,969
                                                                ------- -------
    Total gross deferred tax liability.........................  44,375  32,896
                                                                ------- -------
Net deferred tax liability..................................... $26,546 $15,642
                                                                ======= =======

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(13) EARNINGS PER SHARE

  The following table sets forth the computation of basic and diluted earnings per share:

                                                         1997    1996    1995
                                                        ------- ------- -------
                                                         (IN THOUSANDS, EXCEPT
                                                            PER SHARE DATA)
Numerator:
  Income from continuing operations.................... $50,577 $12,619 $28,531
  Preferred stock dividends............................       0   3,025   6,000
                                                        ------- ------- -------
  Numerator for basic earnings per share for continuing
   operations--
   income available to common stockholders.............  50,577   9,594  22,531
  Effect of dilutive securities:
  Preferred stock dividends............................       0       0   6,000
                                                        ------- ------- -------
  Numerator for diluted earnings per share for
   continuing operations-- income available to common
   stockholders after assumed conversions.............. $50,577 $ 9,594 $28,531
                                                        ======= ======= =======
Denominator:
  Denominator for basic earnings per share--
   weighted-average shares.............................  82,392  83,159  88,995
  Effect of dilutive securities:
  Restricted Stock.....................................     435     117       0
  Employee stock options/SARs..........................     837     474     132
  Convertible preferred stock..........................       0       0  31,817
                                                        ------- ------- -------
  Dilutive potential common shares.....................   1,272     591  31,949
  Denominator for diluted earnings per share--
   adjusted weighted-average shares and assumed
   conversions.........................................  83,664  83,750 120,944
                                                        ======= ======= =======
Basic earnings per share............................... $  0.61 $  0.12 $  0.25
                                                        ======= ======= =======
Diluted earnings per share............................. $  0.60 $  0.12 $  0.24
                                                        ======= ======= =======

--------
The convertible preferred stock is antidilutive at December 31, 1996, as such, it was excluded from the computation of diluted earnings per share.

(14) DISCLOSURES OF FAIR VALUE

  Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of estimated fair values of certain on- and off-balance sheet financial instruments. The fair value estimates, as well as the related methods and assumptions used to value each of Federated Investors' significant financial instruments, are set forth below.

 (a) Cash, Cash Equivalents, and Marketable Securities

  The carrying amount of cash and cash equivalents approximates fair value due to the short maturities of these instruments. The fair value of marketable securities is based on quoted market prices.

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(14) DISCLOSURES OF FAIR VALUE, CONTINUED

 (b) Receivables, Accounts Payable, and Accrued Expenses

  The carrying amounts of these financial instruments approximate fair value due to the short maturities of these instruments.

 (c) Long-Term Debt

  As described in Note 5, the majority of Federated Investors' debt is comprised of the Note. Because of the difficulty in obtaining quoted market values for comparable debt with similar terms and limitations, Federated Investors considered the maturity date, underlying collateral and borrowing rates available to Federated Investors for loans with similar terms and maturities. Based upon these factors, Federated Investors estimates that the recorded amount approximates fair value.

 (d) Futures Contracts

  Federated Investors entered into futures contracts during 1997 and 1996 to hedge against changes in market values related to the shares purchased of mutual funds. Federated Investors' carrying value of $45,000 approximates the estimated fair value at December 31, 1997.

(15) SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

  Noncash investing and financing activities are as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                               -----------------
                                                               1997 1996  1995
                                                               ---- ---- -------
                                                                (IN THOUSANDS)
Increase to employee restricted stock plan, net............... $ 0  $ 0  $   237
Sale of deferred sales commissions............................   0    0   21,737
Payoff of the revolving credit facility.......................   0    0   21,737

(16) COMMITMENTS AND CONTINGENCIES

  Federated Investors is contingently liable to an insurance company for unanticipated expenses or losses in an amount not to exceed 180% of Federated Investors' annual premium. At December 31, 1997, this amount is secured by an irrevocable stand-by letter of credit for $1,039,000.

  Federated Investors has claims asserted against it that result from litigation in the ordinary course of business. Management believes that the ultimate resolution of such matters will not materially affect the financial position or statements of income of Federated Investors.

(17) RELATED PARTY TRANSACTIONS

  Federated Investors provides investment advisory, administrative, distribution and shareholder services to the Federated group of funds (Federated Funds). All of these services provided for the Federated Funds are under contracts that definitively set forth the fees to be charged for these services and are approved by the funds' independent Directors/Trustees. Federated Investors may waive certain fees charged for these services (primarily investment advisory fees) in order to make the funds more competitive or to meet regulatory requirements.

  In 1996, prior to the stock dividends, Federated Investors repurchased from related parties 956,000 shares of Class B Common Stock for $19.00 per share. During 1995, Federated Investors repurchased from an executive officer 20,000 shares of Class B Common Stock. Federated Investors paid $11.58 per share, the estimated fair value at that date. The Class B Common Stock repurchases were recorded as treasury stock.

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(18) SUBSEQUENT EVENTS

  On February 20, 1998, the Board of Directors declared a one for one stock dividend payable on April 15, 1998 to stockholders of record on March 17, 1998. On April 16, 1998 the Board of Directors declared a one for two stock dividend payable on April 30, 1998 to stockholders of record on April 21, 1998. Federated Investors has recorded these stock dividends effective December 31, 1997.

(19) YEAR 2000 DISCLOSURE (UNAUDITED)

  Federated Investors utilizes software and related technologies throughout its businesses including both proprietary systems as well as those provided by outside vendors. Significant functions such as portfolio accounting/- recordkeeping and shareholder services rely on systems provided by outside vendors. It is anticipated that these systems will be affected by the date change in the year 2000. The year 2000 issue exists because many computer sys-tems and applications currently use two-digit date fields to designate a year. As the century date change occurs, certain date-sensitive systems may recog-nize the year 2000 as 1900, or not at all. This inability to recognize or properly treat the year 2000 may cause systems to process critical financial and operational information incorrectly. Federated Investors, like many other companies, is expected to incur expenditures over the next two years to ad-dress this issue.

  Federated Investors formed a team of employees in 1997 to determine the full scope and related costs to ensure both proprietary and third party vendor systems will be year 2000 compliant, meeting both internal needs and those of our customers. Federated Investors' assessment of internal systems is substantially complete and plans are in place for all proprietary applications within Federated Investors to be renovated or replaced. Completion of renovation or replacement and the subsequent testing and implementation are scheduled for 1998, with 1999 being reserved for industry-wide, cooperative testing. The assessment process is in progress for the related infrastructure and third party desktop software products. Based on management's identification of resource requirements for both plan implementation and overall project management, it is anticipated that the Year 2000 costs, which are being expensed as incurred, will be, at a minimum, $10 million for internal systems and do not reflect the impact of outside vendors to become Year 2000 compliant. Accordingly, a final cost estimate cannot be determined at this time.

                                   APPENDIX A

                                FEDERATED FUNDS

                            NUMBER
                           OF SHARE                                                ASSETS AS OF
                           CLASSES                                                 DECEMBER 31,
                          (EFFECTIVE                                      -------------------------------
FUND NAME                 12/31/97)             FUND CATEGORY                  1996            1997        LOAD
---------                 ---------- ------------------------------------ --------------- ---------------  ----
EQUITY FUNDS:
-------------
Federated Aggressive
 Growth Fund                  3              Equity Fund--Growth          $     2,742,110 $    15,443,427    Y
Federated American
 Leaders Fund Inc.            4         Equity Fund--Growth and Income      1,217,910,260   2,420,064,141    Y
Federated American
 Leaders Fund II              1         Equity Fund--Growth and Income        142,224,512     305,545,226    N
Federated Asia Pacific
 Growth Fund                  3              International/Global               7,298,873      10,819,646    Y
Federated Capital
 Appreciation Fund            3              Equity Fund--Growth              119,753,858     171,017,026    Y
Federated Emerging
 Markets Commingled
 Trust                        1              International/Global                       0       6,687,486    N
Federated Emerging
 Markets Fund                 3              International/Global              23,105,068      65,645,088    Y
Federated Equity Income
 Fund Inc.                    4                     Equity                    853,771,703   1,784,748,326    Y
Federated Equity Income
 Fund II                      1                     Equity                            250      32,844,161    N
Federated European
 Growth Fund                  3              International/Global               5,787,273      24,584,145    Y
Federated Growth
 Strategies Fund              3              Equity Fund--Growth              407,637,010     535,183,400    Y
Federated Growth
 Strategies Fund II           1              Equity Fund--Growth               16,974,721      47,285,644    N
Federated International
 Equity Commingled Trust      1           International Equity Fund                     0      15,217,125    N
Federated International
 Equity Fund                  3           International Equity Fund           179,760,868     169,378,474    Y
Federated International
 Equity Fund II               1           International Equity Fund            17,712,105      36,632,959    N
Federated International
 Growth Fund                  3              International/Global                       0      17,562,764*   Y
Federated International
 Small Company Fund           3              International/Global              41,860,221     243,457,088    Y
Federated Latin American
 Growth Fund                  3              International/Global               6,211,234      26,098,839    Y
Federated Managed
 Aggressive Growth Fund       2             Asset Allocation Fund              83,337,894     123,008,134    N
Federated Managed Growth
 and Income Fund              2             Asset Allocation Fund             201,206,202     211,069,083    N
Federated Managed Growth
 Fund                         2             Asset Allocation Fund             207,475,731     232,642,423    N
Federated Max-Cap Fund        3      Equity Fund--Growth and Income/Index   1,040,266,524   1,505,674,816    N
Federated Mid-Cap Fund        1      Equity Fund--Growth and Income/Index      61,762,357      76,880,645    N
Federated Mini-Cap Fund       2      Equity Fund--Growth and Income/Index     162,006,934     141,145,187    N
Federated Small Cap
 Strategies Fund              3              Equity Fund--Growth               85,939,913     354,802,532    Y
Federated Stock and Bond
 Fund Inc.                    3                    Balanced                   139,607,292     175,650,186    N
Federated Stock Trust         1         Equity Fund--Growth and Income        848,901,207   1,214,033,787    N
Federated Utility Fund
 Inc.                         4         Equity Fund--Domestic Utility       1,602,120,398   1,591,521,530    Y
Federated Utility Fund
 II                           1         Equity Fund--Domestic Utility          63,622,066     104,624,536    N
Federated World Utility
 Fund                         4           International Equity Fund            26,902,347      50,232,042    Y
                                                                          --------------- ---------------
TOTAL EQUITY FUNDS                                                          7,565,898,931  11,709,499,866
                                                                          --------------- ---------------

                            NUMBER
                           OF SHARE                                                    ASSETS AS OF
                           CLASSES                                                     DECEMBER 31,
                          (EFFECTIVE                                            ---------------------------
FUND NAME                 12/31/97)                FUND CATEGORY                    1996          1997      LOAD
---------                 ---------- ------------------------------------------ ------------- ------------- ----
FIXED INCOME FUNDS:
-------------------
Capital Preservation
 Fund                         1      Short-Term Corporate Bond Fund--High Grade $ 342,722,431 $ 417,759,807   N
Federated Adjustable
 Rate U.S. Government
 Fund Inc                     1                 Government Bond Fund              228,691,534   186,479,811   Y
Federated Arms Fund           2         Adjustable Rate Mortgage-Backed Fund      695,179,969   578,223,937   N
Federated Bond Fund           4         Long Corporate Bond Fund--High Grade      483,784,230   728,421,452   Y
Federated Bond Index
 Fund                         2               General Investment Grade             15,887,339    41,762,873   N
Federated California
 Municipal Income Fund        2                 Municipal Bond Fund                18,562,847    24,267,134   Y
Federated Fund for
 U.S. Government
 Securities Inc               3                 Mortgage Backed Fund            1,388,620,876 1,321,961,235   Y
Federated Fund for
 U.S. Government
 Securities II                1                 Mortgage Backed Fund               34,564,332    62,956,566   N
Federated GNMA Trust          2                 Mortgage Backed Fund            1,277,484,826 1,177,662,093   N
Federated Government
 Fund                         2                 Mortgage Backed Fund                        0     5,089,480   N
Federated Government
 Income Securities Inc.       4                 Mortgage Backed Fund            1,837,405,491 1,616,905,208   Y
Federated High Income
 Advantage Fund               1                   High Yield Fund                  67,673,744    81,451,667   Y
Federated High Income
 Bond Fund Inc.               3                   High Yield Fund               1,139,981,699 1,721,706,367   Y
Federated High Income
 Bond Fund II                 1                   High Yield Fund                  65,943,516   155,904,138   N
Federated High Yield
 Trust                        1                   High Yield Fund                 887,295,468 1,124,796,914   N
Federated Income Trust        2                 Mortgage Backed Fund              884,593,043   802,961,772   N
Federated Institutional
 Short-duration Govt
 Fund                         1                 Government Bond Fund                  100,165    72,147,181   N
Federated Intermediate
 Income Fund                  2               General Investment Grade            124,548,822   154,924,847   N
Federated Intermediate
 Municipal Trust              1                 Municipal Bond Fund               220,475,382   213,573,637   N
Federated International
 High Income Fund             3               International Bond Fund               9,047,897    68,091,362   Y
Federated International
 Income Fund                  3               International Bond Fund             218,848,630   191,743,672   Y
Federated Limited
 Duration Fund                2                 Mortgage Backed Fund                5,030,432    13,311,146   N
Federated Limited
 Duration Government
 Fund                         2                 Mortgage Backed Fund                        0     5,044,431   N
Federated Limited Term
 Fund                         2      Short-Term Corporate Bond Fund--High Grade   120,548,249   100,247,491   Y
Federated Limited Term
 Municipal Fund               2                 Municipal Bond Fund                80,649,411    73,320,274   Y
Federated Managed Income
 Fund                         2                Asset Allocation Fund               92,397,617   108,328,147   N
Federated Michigan
 Intermediate Municipal
 Trust                        1                 Municipal Bond Fund                64,348,907    70,520,019   Y
Federated Municipal
 Opportunities Fund Inc.      4                 Municipal Bond Fund               480,900,702   449,915,918   Y
Federated Municipal
 Securities Fund Inc.         3                 Municipal Bond Fund               718,376,203   702,225,798   N
Federated New York
 Municipal Income Fund        1                 Municipal Bond Fund                22,906,380    22,229,612   Y
Federated Ohio Municipal
 Income Fund                  1                 Municipal Bond Fund                70,022,184    75,259,449   Y
Federated Pennsylvania
 Intermediate Municipal
 Trust                        1                 Municipal Bond Fund                15,974,422    19,453,785   N

                            NUMBER
                           OF SHARE                                                      ASSETS AS OF
                           CLASSES                                                       DECEMBER 31,
                          (EFFECTIVE                                            -------------------------------
FUND NAME                 12/31/97)                FUND CATEGORY                     1996            1997       LOAD
---------                 ---------- ------------------------------------------ --------------- --------------- ----
Federated Pennsylvania
 Municipal Income Fund        2                 Municipal Bond Fund             $    83,679,301 $   232,249,705   Y
Federated Short-Term
 Income Fund                  2      Short-Term Corporate Bond Fund--High Grade     245,865,811     215,937,678   N
Federated Short-Term
 Municipal Trust              2                 Municipal Bond Fund                 216,508,345     186,689,845   N
Federated Strategic
 Income Fund                  4                       Balanced                      188,951,571     448,868,772   Y
Federated Total Return
 Bond Fund                    2                 Mortgage Backed Fund                  5,538,923      34,122,125   N
Federated
 U.S. Government Bond
 Fund                         1                 Mortgage Backed Fund                 77,197,701      74,172,813   N
Federated U.S.
 Government Securities
 Fund: 1-3 Years              2                 Government Bond Fund                736,732,262     652,532,235   N
Federated U.S.
 Government Securities
 Fund: 2-5 Years              2                 Government Bond Fund                808,583,629     727,473,811   N
Federated U.S.
 Government Securities
 Fund: 5-10 Yrs               2                 Government Bond Fund                 14,119,899      38,108,896   N
Highlander Income Fund
 Inc. (co-advised)            1                   High Yield Fund                    28,229,014      29,172,140   N
Liberty Term Trust
 Inc.--1999                   1                 Mortgage Backed Fund                 43,081,252      38,903,367   N
                                                                                --------------- ---------------
TOTAL FIXED INCOME FUNDS                                                         14,061,054,456  15,066,878,610
                                                                                --------------- ---------------
TOTAL NON-MONEY MARKET
 FUNDS                                                                           21,626,953,387  26,776,378,476
                                                                                --------------- ---------------

                            NUMBER
                           OF SHARE                                        ASSETS AS OF
                           CLASSES                                         DECEMBER 31,
                          (EFFECTIVE                              -------------------------------
FUND NAME                 12/31/97)         FUND CATEGORY              1996            1997       LOAD
---------                 ---------- ---------------------------- --------------- --------------- ----
MONEY MARKET FUNDS:
-------------------
Alabama Municipal Cash
 Trust                        1         Municipal Money Market    $   203,205,912 $   201,067,195   N
Automated Cash
 Management Trust             2        Prime Money Market Fund      2,040,045,042   2,242,457,787   N
Automated Government
 Cash Reserves                1      Government Money Market Fund     650,076,109     715,038,147   N
Automated Government
 Money Trust                  1      Government Money Market Fund   2,456,083,048   2,544,309,698   N
Automated Treasury Cash
 Reserves                     1      Government Money Market Fund     304,616,991     348,747,499   N
California Municipal
 Cash Trust                   2         Municipal Money Market        154,685,649     294,521,703   N
Connecticut Municipal
 Cash Trust                   1         Municipal Money Market        258,339,849     285,340,770   N
Edward D. Jones Daily
 Passport Cash Trust          1      Government Money Market Fund   4,535,259,470   5,359,163,532   N
Federated Master Trust        1        Prime Money Market Fund        644,277,076     484,444,229   N
Federated Prime Money
 Fund II                      1        Prime Money Market Fund         45,746,377      59,899,921   N
Federated Short-term
 U.S. Government Trust        1      Government Money Market Fund     609,567,479     489,275,595   N
Federated Short-term
 U.S. Prime Fund              1      Government Money Market Fund      74,382,060     212,779,692   N
Federated Short-term
 U.S. Govt Securities
 Fund                         3      Government Money Market Fund     400,342,086     643,663,153   N
Federated Short-term
 U.S. Treasury
 Securities Fund              1      Government Money Market Fund     134,997,310     663,034,892   N
Federated Tax-Free Trust      1         Municipal Money Market        731,890,372     548,044,591   N
Florida Municipal Cash
 Trust                        2         Municipal Money Market      1,217,168,027   1,516,718,171   N
Georgia Municipal Cash
 Trust                        1         Municipal Money Market        129,586,145     158,064,583   N
Government Cash Series        1      Government Money Market Fund     527,180,029     621,040,238   N
Government Obligations
 Fund                         2      Government Money Market Fund   3,042,001,963   4,588,450,925   N
Government Obligations
 Tax Managed Fund             2      Government Money Market Fund     838,195,596   1,569,456,609   N
Liberty U.S. Government
 Money Market Trust           2      Government Money Market Fund     661,218,883     642,514,903   N
Liquid Cash Trust             1      Government Money Market Fund     379,585,110     431,214,316   N
Maryland Municipal Cash
 Trust                        1         Municipal Money Market         52,447,144      56,194,345   N
Massachusetts Municipal
 Cash Trust                   2         Municipal Money Market        181,614,968     273,563,664   N
Michigan Municipal Cash
 Trust                        2         Municipal Money Market        120,499,515     171,013,062   N
Minnesota Municipal Cash
 Trust                        2         Municipal Money Market        435,095,416     512,334,959   N
Money Market Management
 Inc.                         1        Prime Money Market Fund         87,490,017      81,323,868   N
Money Market Trust            1        Prime Money Market Fund        485,379,613     453,659,354   N
Municipal Cash Series         1         Municipal Money Market        593,032,465     581,837,364   N
Municipal Cash Series II      1         Municipal Money Market        262,925,236     242,291,266   N
Municipal Obligations
 Fund                         3         Municipal Money Market        167,100,850     225,366,244   N
New Jersey Municipal
 Cash Trust                   2         Municipal Money Market        162,011,810     213,102,234   N

                            NUMBER
                           OF SHARE                                        ASSETS AS OF
                           CLASSES                                         DECEMBER 31,
                          (EFFECTIVE                              -------------------------------
FUND NAME                 12/31/97)         FUND CATEGORY              1996            1997       LOAD
---------                 ---------- ---------------------------- --------------- --------------- ----
New York Municipal Cash
 Trust                         2        Municipal Money Market    $   407,422,822 $   478,857,695   N
North Carolina Municipal
 Cash Trust                    1        Municipal Money Market        139,229,169     189,867,579   N
Ohio Municipal Cash
 Trust                         3        Municipal Money Market        360,428,860     386,764,947   N
Pennsylvania Municipal
 Cash Trust                    3        Municipal Money Market        289,850,278     386,705,001   N
Prime Cash Obligations
 Fund                          3       Prime Money Market Fund      2,014,934,193   1,671,284,478   N
Prime Cash Series              1       Prime Money Market Fund      2,261,082,894   3,311,349,879   N
Prime Obligations Fund         2       Prime Money Market Fund      4,433,858,005   7,458,749,393   N
Prime Value Obligations
 Fund                          3       Prime Money Market Fund        298,418,962     747,771,108   N
Tax-Free Instruments
 Trust                         2        Municipal Money Market      1,715,010,067   1,785,482,665   N
Tax-Free Obligations
 Fund                          2        Municipal Money Market      1,947,545,321   2,159,766,868   N
Tennessee Municipal Cash
 Trust                         2        Municipal Money Market         45,431,477      44,971,066   N
Treasury Cash Series           1     Government Money Market Fund     769,987,496     837,236,142   N
Treasury Cash Series II        1     Government Money Market Fund     344,129,911     180,580,680   N
Treasury Obligations
 Fund                          3     Government Money Market Fund   7,018,704,138  10,628,218,627   N
Trust for Government
 Cash Reserves                 1     Government Money Market Fund   1,129,469,505     727,412,486   N
Trust for Short-term
 U.S. Government
 Securities                    1     Government Money Market Fund     823,592,333     695,374,444   N
Trust for U.S. Treasury
 Obligations                   1     Government Money Market Fund   2,431,870,853   2,009,131,516   N
U.S. Treasury Cash
 Reserves                      2     Government Money Market Fund   1,634,087,219   1,835,432,074   N
Virginia Municipal Cash
 Trust                         2        Municipal Money Market        217,822,882     248,279,256   N
                                                                  --------------- ---------------
TOTAL MONEY MARKET FUNDS                                           50,868,924,002  63,213,170,413
                                                                  --------------- ---------------
Discontinued Fund Total                                                 8,994,794               0
                             ---                                  --------------- ---------------
MANAGED FUND TOTAL           238                                   72,504,872,183  89,989,548,889
                             ---                                  --------------- ---------------
Other Managed Assets                                                2,338,094,698   2,550,709,865
                                                                  --------------- ---------------
TOTAL MANAGED ASSETS                                              $74,842,966,881 $92,540,258,754
                                                                  =============== ===============

      SUMMARY:
Total Number of Load Funds: 32
Total Number of No-Load Funds: 92
Total Number of Funds: 124

* "fund-of-funds" product which invests principally in shares of other Federated managed funds

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------
                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Additional Information....................................................    2
Prospectus Summary........................................................    3
Risk Factors..............................................................   13
Federated.................................................................   18
Use of Proceeds...........................................................   21
Dilution..................................................................   21
Dividend Policy...........................................................   22
Capitalization............................................................   23
Selected Consolidated Financial Data......................................   24
Recent Developments.......................................................   25
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   27
Business..................................................................   40
Management................................................................   55
Certain Transactions......................................................   65
Principal and Selling Shareholders........................................   66
Description of Securities.................................................   70
Shares Eligible for Future Sale...........................................   73
Underwriting..............................................................   76
Legal Matters.............................................................   79
Experts...................................................................   79
Index to Financial Statements.............................................  F-1
Appendix A................................................................  A-1

                               ----------------
 UNTIL           , 1998 (25 DAYS AFTER THE DATE HEREOF), ALL DEALERS EFFECTING
TRANSACTIONS IN THE CLASS B COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENTS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               16,290,235 SHARES

                           FEDERATED INVESTORS, INC.
                                    CLASS B
                                 COMMON STOCK
                                 (NON-VOTING)


                               ----------------

                                  PROSPECTUS

                               ----------------


                              MERRILL LYNCH & CO.

                           PAINEWEBBER INCORPORATED

                             SALOMON SMITH BARNEY


                                        , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
[Alternate Page for International Prospectus]
                             SUBJECT TO COMPLETION,

                 PRELIMINARY PROSPECTUS DATED MAY 7, 1998

PROSPECTUS
                               16,290,235 SHARES
                                      LOGO
                                   Federated
                                  World-Class
                               Investment Manager
                           FEDERATED INVESTORS, INC.

                              CLASS B COMMON STOCK
                                  (NON-VOTING)

                                  ----------

  Of the 16,290,235 shares of Class B Common Stock ("Class B Common Stock") offered hereby, 3,258,045 shares are being offered outside the United States and Canada by the International Underwriters (the "International Offering") and 13,032,190 shares are being offered concurrently in the United States and Canada by the U.S. Underwriters (the "U.S. Offering"). Such offerings are collectively referred to as the "Offering." The offering price and underwriting discount in the U.S. Offering and the International offering are identical. See "Underwriting."

  Of the 16,290,235 shares of Class B Common Stock offered hereby, 2,610,000 shares will be issued and sold by Federated Investors, Inc., a Pennsylvania corporation (the "Company"), and 13,680,235 shares will be sold by certain selling shareholders (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any proceeds from the sale of the shares by the Selling Shareholders.

  The Company has two classes of authorized Common Stock consisting of Class A Common Stock and Class B Common Stock. Except as provided in the Restated Articles of the Company or by applicable law, the entire voting power of the Company is vested in the holders of Class A Common Stock. Until the occurrence of a specified future event (the "Agreement Date" as defined in the Restated Articles), the holders of Class B Common Stock shall have no voting rights, except as otherwise required by law. With the exception of voting rights and except as otherwise required by applicable law or otherwise provided in the Restated Articles of the Company, each share of Class A Common Stock has identical powers, preferences and rights, including rights in liquidation. See "Description of Securities."

  Prior to this Offering, there has been no public market for the Class B Common Stock. It is currently estimated that the initial public offering price will be between $18.00 and $20.00 per share of Class B Common Stock. For a discussion of the factors which will be considered in determining the initial public offering price, see "Underwriting." For a description of the terms of the Company's Class B Common Stock, see "Description of Securities."

  The Offering is conditioned upon the consummation of a concurrent merger of Federated Investors, a Delaware business trust, into its wholly owned subsidiary, the Company (the "Merger"). Unless otherwise stated, this Prospectus assumes consummation of the Merger. See "Federated--Merger."

  Application has been made to list the Class B Common Stock on the New York Stock Exchange.

FOR INFORMATION CONCERNING CERTAIN CONSIDERATIONS RELATING TO THIS OFFERING, SEE "RISK FACTORS" ON PAGE 13 IMMEDIATELY FOLLOWING THE SUMMARY.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
  THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                         UNDERWRITING PROCEEDS TO PROCEEDS TO SELLING
                         PRICE TO PUBLIC DISCOUNT (1) COMPANY (2)  SHAREHOLDERS (2)
-------------------------------------------------------------------------------------
Per Share............... $               $            $           $
-------------------------------------------------------------------------------------
Total (3)............... $               $            $           $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1)The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2)Before deducting estimated expenses of the Offering of $    , of which $
will be paid by the Company and $     will be paid by the Selling Shareholders.
(3)The Company and the Selling Shareholders have granted the U.S. and International Underwriters 30 day options to purchase up to 390,000 and 2,053,535 additional shares of Class B Common Stock, respectively, solely to cover over-allotments, if any. If such options are exercised in full, the total price to public, underwriting discount, proceeds to the Company and proceeds to
the Selling Shareholders will be $    , $    , $    , and $    , respectively.
See "Underwriting."

  The Class B Common Stock is offered by the several Underwriters, subject to prior sale, when, as and if issued or sold to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Class B Common Stock will be made in New York,
New York on or about May   , 1998.

                                    --------
MERRILL LYNCH INTERNATIONAL
                           PAINEWEBBER INTERNATIONAL
                                              SALOMON SMITH BARNEY INTERNATIONAL
                                    --------

                  The date of this Prospectus is May   , 1998.

[Alternate Page for International Prospectus]
    CERTAIN UNITED STATES TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

  The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Class B Common Stock by a person that, for United States federal income tax purposes, is (a) neither a citizen nor resident of the United States, (b) a corporation or partnership created or organized in or under the laws of a country other than the United States, or (c) a foreign estate or trust (collectively referred to as a "non-U.S. holder"). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently effective and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to subsequent purchasers of Class B Common Stock, does not consider tax consequences to persons who are considered residents of the United States, does not consider the particular facts and circumstances of each non-U.S. holder's situation (including the tax position of certain U.S. expatriates) and does not address U.S. state and local or foreign tax consequences. Each non-U.S. holder as well as any person who may be considered a resident of the United States is urged to consult his or her own tax advisor with respect to the application of the United States federal income and estate tax laws to his or her particular situation, as well as the tax consequences arising under the applicable laws of any state, municipality, foreign country or other taxing jurisdiction.

 Dividends

  Dividends received by a non-U.S. holder on Class B Common Stock will be subject to United States federal withholding tax at a 30% rate upon the actual payment of the dividends except as described below and except where an applicable tax treaty provides for the reduction or elimination of such withholding tax. However, a non-U.S. holder generally will be taxed in the same manner as a United States corporation or resident individual with respect to such income if it is effectively connected with the conduct of a trade or business in the United States or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of such holder. Such effectively connected income received by a non-U.S. holder that is a corporation may, in certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or, if applicable, a lower treaty rate.

  To determine the applicability of a tax treaty providing for a lower rate of withholding under the currently effective Treasury Regulations (the "Current Regulations"), dividends paid to an address in a foreign country are presumed to be paid to a resident of that country absent knowledge to the contrary. Under Treasury Regulations issued on October 6, 1997 (the "Final Regulations"), generally effective for payments made after December 31, 1999, non-U.S. holders (including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.

 Disposition of Class B Common Stock

  A non-U.S. holder generally will not be subject to United States federal income or withholding tax in respect of gain recognized on the disposition of Class B Common Stock unless (i) the holder is an individual who holds the Class B Common Stock as a capital asset and was present in the United States for 183 days or more during the taxable year and either (a) such holder has a "tax home" in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such holder, (ii) the gain is effectively connected with a United States trade or business of the holder or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the holder, or (iii) the Company is or has been a United States real property holding corporation ("USRPHC") for United States federal income tax purposes and, so long as the Class B Common Stock is regularly traded on an established securities market, the non-U.S. holder has held actually or constructively more than 5% of the Class B Common Stock at some time during the shorter of (a) the five-year period ending on the disposition of such Class B Common Stock or (b) the period during which the non-U.S. holder held such Class B Common Stock. The Company does not believe that it is or has been a USRPHC, and for purposes of this discussion it is assumed that the Company is not a USRPHC.

 Federal Estate Taxes

  If an individual non-U.S. holder holds Class B Common Stock at the time of his or her death, such Class B Common Stock will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

 Information Reporting and Backup Withholding

  Dividends paid to non-U.S. holders outside the United States that are subject to the withholding tax described above will generally be exempt from United States backup withholding, but the payor must report annually to the United States Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld from such payment, regardless of whether withholding was required. Backup withholding and information reporting generally will apply, however, to dividends paid on shares of Class B Common Stock to a non-U.S. holder at an address in the United States, if such holder fails to establish an exemption or to provide certain other information to the payor.

  Generally, the payor of the dividends may rely on the payee's address outside the United States (absent knowledge to the contrary) in determining that the withholding tax discussed above applies, and consequently, that the backup withholding provisions do not apply.

  Under the Current Regulations, the payment of the proceeds of the sale of Class B Common Stock to or through the United States office of a broker will be subject to information reporting and possible backup withholding at a rate of 31% unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the sale of Class B Common Stock to or through the foreign office of a broker generally will not be subject to backup withholding, but will be subject to information reporting if the broker is, for U.S. federal tax purposes, a United States person, a "controlled foreign corporation" for United States federal income tax purposes, or a foreign person 50% or more of whose gross income for a specified period is derived from activities that are effectively connected with the conduct of a United States trade or business, or for payments made after December 31, 1999, a foreign partnership, in which one or more U.S. persons in the aggregate, own more than 50% of the income or capital interests in the partnership or which is engaged in a trade or business in the United States at any time during its tax year, unless the broker has documentary evidence in its files that the owner is a non-United States person and the broker has no actual knowledge to the contrary or the holder otherwise establishes an exemption.

  Under the Final Regulations, the payment of dividends or the payment of proceeds from the disposition of Class B Common Stock to a non-U.S. holder may be subject to information reporting and backup withholding unless such recipient satisfies applicable certification requirements or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder's United States federal income tax, provided that the required information is furnished to the IRS.

[Alternate Page for International Prospectus]
                                 UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement (the "International Purchase Agreement") among the Company, the Selling Shareholders and each of the underwriters named below (the "International Underwriters"), and concurrently with the sale of Class B Common Stock to the U.S. Underwriters, the Company and the Selling Shareholders have agreed to sell to the International Underwriters, and each of the International Underwriters severally has agreed to purchase, the aggregate number of shares of Class B Common Stock set forth opposite its name below.

                                                                       NUMBER OF
UNDERWRITERS                                                            SHARES
------------                                                           ---------
Merrill Lynch International...........................................
PaineWebber International (U.K.) Ltd..................................
Smith Barney Inc......................................................




                                                                       ---------
Total................................................................. 3,258,045
                                                                       =========

Merrill Lynch International, PaineWebber International (U.K.) Ltd., and Smith Barney Inc. are acting as representatives of the International Underwriters (in such capacity, the "International Representatives").

  The Company and the Selling Shareholders also have entered into a purchase agreement (the "U.S. Purchase Agreement") with certain underwriters within the United States and Canada (the "U.S. Underwriters" and, together with the International Underwriters, the "Underwriters") for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, PaineWebber Incorporated and Smith Barney Inc. are acting as representatives (the "U.S. Representatives"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 3,258,045 shares of Class B Common Stock to the International Underwriters pursuant to the International Purchase Agreement, the Company and the Selling Shareholders have agreed to sell to the U.S. Underwriters, and the U.S. Underwriters severally have agreed to purchase, an aggregate of 13,032,190 shares of Class B Common Stock. The initial public offering price per share and the underwriting discount per share are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

  In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Underwriters and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Class B Common Stock being sold pursuant to each such Purchase Agreement if any of the shares being sold pursuant to each such Agreement are purchased. Under certain circumstances, the commitments of non-defaulting International Underwriters or U.S. Underwriters (as the case may be) may be increased. The closings with respect to the sale of Class B Common Stock to the International Underwriters and the U.S. Underwriters are conditioned upon one another.

  The International Underwriters and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") which provides for the coordination of their activities. The Underwriters are permitted to sell Class B Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the International Underwriters and any dealer to whom they sell Class B Common Stock will offer to sell or sell shares to persons who are non-United States or non-Canadian persons or to persons they believe intend to resell to persons who are non-United States or non-Canadian persons, and the U.S. Underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to non-United States or non-Canadian persons or to persons they believe intend to resell to non-United States or non-Canadian persons, except, in each case, for transactions pursuant to such Agreement.

  The International Representatives have advised the Company and the Selling Shareholders that the International Underwriters propose initially to offer the Class B Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain selected dealers
at such price less a concession not in excess of $     per share. The
International Underwriters may allow, and such dealers may reallow, a discount
not in excess of $     per share on sales to certain other dealers. After the
Offering, the public offering price, concession and discount may be changed.

  The Company and the Selling Shareholders have granted the International Underwriters options, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 78,000 and 410,707 additional shares of Class B Common Stock, respectively, and have granted the U.S. Underwriters options, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 312,000 and 1,642,828 additional shares of Class B Common Stock, respectively, in each case, at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The Underwriters may exercise these options only to cover over-allotments, if any, made on the sale of the Class B Common Stock offered hereby. To the extent that the International Underwriters exercise their option, each International Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such shares as the number of shares of Class B Common Stock to be purchased by it as shown in the foregoing table bears to the total number of such shares initially offered hereby.

  Pursuant to the International Purchase Agreement, the Company, its officers and trustees and certain other shareholders of the Company have agreed not to during the period of 180 days from the date of this prospectus, without the prior written consent of Merrill Lynch International, directly or indirectly,
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise (collectively, the "Lock-Up"), subject to certain limited exceptions. With respect to the Selling Shareholders, the Lock-Up shall not apply to (A) the issuance of the securities being sold by the Selling Shareholders in the Offering; (B) any transfer of such securities to an affiliate of the Selling Shareholder which agrees in a writing in form and substance reasonably satisfactory to Merrill Lynch to agree to be bound by the provisions of the Lock-Up as if it was the Selling Shareholder, (C) any pledge prior to the date of this Prospectus by a shareholder of the Company of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, and (D) any pledge after the date of this Prospectus by a shareholder of the Company of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for the purpose of securing a bona fide loan by a financial institution to such shareholder. With respect to the Company, the Lock-Up shall not apply to (A) the issuance of the securities being sold by the Company in the Offering, (B) any issuance of Common Stock by the Company upon the exercise of an option or warrant or the conversion or exchange of a security outstanding on the date hereof and referred to in the Prospectuses,
(C) any issuance of Common Stock, or any grant of options to purchase Common Stock, pursuant to existing employee benefit plans of the Company referred to in the Prospectuses, (D) any issuance of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock by the Company in consideration of the acquisition by the Company from a third party of a business (whether through a merger, sale of assets or securities, or otherwise), provided that each transferee of such Common Stock or securities agrees in a writing in form and substance reasonably satisfactory to Merrill Lynch to agree to be bound by the provisions of the Lock-Up as if it was the Company, or the filing by the Company of a registration statement under the 1933 Act with respect to such issuance and acquisition.

  Prior to the Offering, there has been no public market for the Class B Common Stock. The initial public offering price for Class B Common Stock offered hereby will be determined by negotiation among the Company, the Selling Shareholders and the U.S. Representatives and the International Representatives. Among the factors considered in determining the initial public offering price, in addition to prevailing market conditions, will be certain financial information of the Company, including earnings, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the management of the Company, the Company's past and present operations, the prospects for, and timing of, future revenues and earnings of the Company, the present state of the Company's development and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Class B Common Stock or that the Class B Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

  Application has been made to list the Class B Common Stock on the New York Stock Exchange.

  The Underwriters do not intend to confirm sales of the Class B Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  In the International Purchase Agreement and the U.S. Purchase Agreement, the Company has agreed to indemnify the several Underwriters against certain civil liabilities which may be incurred in connection with the Offering, including certain liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  Until the distribution of the shares of Class B Common Stock to be sold in the Offering is completed, rules of the Commission may limit the ability of the International Underwriters to bid for and purchase the shares of Class B Common Stock. As an exception to these rules, the International Underwriters are permitted to engage in certain transactions that stabilize the price of the shares of Class B Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares of Class B Common Stock.

  If the International Underwriters create a short position in the shares of Class B Common Stock in connection with the initial resale of the shares of Class B Common Stock to be sold in the Offering, i.e., if they sell more shares of Class B Common Stock than are set forth on the cover page of this Prospectus, the International Underwriters may reduce such short position by purchasing shares of Class B Common Stock in the open market. The International Underwriters may also elect to reduce any short position by exercising all or part of the overallotment option described above.

  The International Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the International Representatives purchase shares of Class B Common Stock in the open market to reduce the International Underwriters' short position or to stabilize the price of the shares of Class B Common Stock, they may reclaim the amount of the selling concession from the International Underwriters and selling group members who initially resold such shares.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that any transaction described above may have on the price of the shares of Class B Common Stock. In addition, neither the Company nor any Underwriter makes any representation that the International Representatives will engage in such transactions, once commenced, will not be discontinued without notice.

  Certain of the Underwriters, including the International Representatives, perform brokerage services for the Company and its affiliates and investment companies managed by them from time to time for which they receive customary compensation. Each of the International Representatives distributes the Company's mutual fund products and provides shareholder services in connection with such products in the ordinary course of business for which they receive customary compensation. Affiliates of certain of the Underwriters own shares of Class B Common Stock of the Company and intend to sell a portion of their holdings in the Offering. See "Principal and Selling Shareholders." In February 1996, certain affiliates of Merrill Lynch sold an aggregate of 50,000 Trust Class B Common Shares (without taking into account subsequent stock splits) for an aggregate consideration of $950,000. Merrill Lynch has historically provided investment banking advisory services to the Company for which it received customary compensation.

  Each International Underwriter has agreed that (i) it has not offered or sold, and will not offer or sell, in the United Kingdom by means of any document any Class B Common Stock other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"), (ii) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 and the Regulations with respect to anything done by it in relation to the Class B Common Stock in, from or otherwise involving the United Kingdom and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issuance of Class B Common Stock if that person is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom the document may otherwise lawfully be issued or passed on.

  Purchasers of Class B Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the offering price set forth on the cover page hereof.

DIRECTED SHARE PROGRAM

  At the request of the Company, the Underwriters have reserved for sale, at the initial public offering price, up to 750,000 shares of the Class B Common Stock that will be offered by this Prospectus for directors, officers and employees of the Company. All purchasers of such reserved shares will have agreed in writing not to sell, transfer, assign, pledge or hypothecate such shares for six months from their date of purchase. The number of shares of Class B Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

                                 LEGAL MATTERS

  Certain legal matters in connection with the shares of the Class B Common Stock offered hereby will be passed upon for the Company by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania. Certain legal matters in connection with the sale of shares of Class B Common Stock in the Offering will be passed on for the Underwriters by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

  The consolidated financial statements of Federated as of December 31, 1997 and 1996, and for each of the two years in the period ended December 31, 1997, included in the Proxy Statement of Federated, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of the Trust for the year ended December 31, 1995, have been included herein and in the registration statement, in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  On October 25, 1996, a committee of the Board of Trustees of Federated Investors approved the engagement of Ernst & Young LLP as its independent auditors for the year ending December 31, 1996, to replace the firm of KPMG Peat Marwick LLP who after receiving Federated Investors' notice to solicit proposals for independent auditors, declined to stand for re-election as auditors of Federated Investors effective August 26, 1996.

  The report of KPMG Peat Marwick LLP on Federated Investors' consolidated financial statements for the year ended December 31, 1995, did not contain an adverse opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

  In connection with the audit of Federated Investors' consolidated financial statements for each of the two years ended December 31, 1995, and in the subsequent interim period through August 26, 1996, there were no disagreements with KPMG Peat Marwick LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which if not resolved to the satisfaction of KPMG Peat Marwick LLP would have caused KPMG Peat Marwick LLP to make reference to the matter in their report. Federated Investors requested KPMG Peat Marwick LLP to furnish a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter dated April 14, 1998 is filed as an Exhibit to the Registration Statement.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
 NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER
THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Additional Information....................................................    2
Prospectus Summary........................................................    3
Risk Factors..............................................................   13
Federated.................................................................   18
Use of Proceeds...........................................................   21
Dilution..................................................................   21
Dividend Policy...........................................................   22
Capitalization............................................................   23
Selected Consolidated Financial Data......................................   24
Recent Developments.......................................................   25
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   27
Business..................................................................   40
Management................................................................   55
Certain Transactions......................................................   65
Principal and Selling Shareholders........................................   66
Description of Securities.................................................   70
Shares Eligible for Future Sale...........................................   73
Certain United States Tax Considerations for Non-United States Holders....   74
Underwriting..............................................................   76
Legal Matters.............................................................   79
Experts...................................................................   79
Index to Financial Statements.............................................  F-1
Appendix A................................................................  A-1

 UNTIL             , 1998 (25 DAYS AFTER THE DATE HEREOF), ALL DEALERS
EFFECTING TRANSACTIONS IN THE CLASS B COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENTS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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[Alternate Page for International Prospectus]
                               16,290,235 SHARES

                           FEDERATED INVESTORS, INC.

                                    CLASS B
                                 COMMON STOCK
                                 (NON-VOTING)

                                ---------------

                                  PROSPECTUS

                                ---------------

                          MERRILL LYNCH INTERNATIONAL

                           PAINEWEBBER INTERNATIONAL

                      SALOMON SMITH BARNEY INTERNATIONAL

                                         , 1998

-------------------------------------------------------------------------------
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

                           FEDERATED INVESTORS, INC.

                        PRIVATE PLACEMENT IN CANADA OF
                             CLASS B COMMON STOCK

THE OFFERING

  The shares of Class B Common Stock (the "Class B Common Stock") being offered hereby are part of an offering by Federated Investors, Inc., a Pennsylvania corporation (the "Company"), and by certain shareholders of the Company (the "Selling Shareholders"), of 16,290,235 shares of Class B Common Stock (18,733,770 shares of Class B Common Stock if the Underwriters' over-allotment options are exercised in full). Of the 16,290,235 shares of Class B Common Stock being offered initially, 13,032,190 shares of Class B Common Stock are being offered in the United States and Canada and 3,258,045 shares of Class B Common Stock are being offered outside of the United States and Canada.

  Attached hereto is a copy of the prospectus (the "U.S. Prospectus") filed with the Securities and Exchange Commission in the United States regarding the offering being made in the United States. The offering in Canada is being made solely in the Provinces of Ontario and British Columbia.

RESALE RESTRICTIONS

  The distribution of the shares of Class B Common Stock in Canada is being made on a private placement basis. Accordingly, any resale of such shares must be made in accordance with an exemption from the registration and prospectus requirements of applicable securities laws, which vary depending on the province. Purchasers of shares of Class B Common Stock are advised to seek legal advice prior to any resale of the shares of Class B Common Stock.

REPRESENTATION BY PURCHASERS

  Confirmations of the acceptance of offers to purchase the shares of Class B Common Stock will be sent to purchasers in Canada who have not withdrawn their offers to purchase prior to the issuance of such confirmations. Each purchaser who receives a purchase confirmation will, by the purchaser's receipt thereof, be deemed to represent to the Company, the Selling Shareholders and the dealer from whom such purchase confirmation is received that such purchaser is a person or company to which shares of Class B Common Stock may be sold without the benefit of a prospectus qualified under applicable provincial securities laws.

ENFORCEMENT OF LEGAL RIGHTS

  The shares of Class B Common Stock being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

  All of the Company's directors and officers, the Selling Shareholders and the experts named in the U.S. Prospectus may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or such persons outside of Canada.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered*:

   SEC Registration Fee................................................ $110,529
   NASD Fee............................................................   30,500
   NYSE Listing Fees...................................................   86,022
   Printing and Engraving Expenses.....................................    **
   Accounting Fees and Expenses........................................    **
   Legal Fees and Expenses.............................................    **
   Blue Sky Fees and Expenses..........................................    5,000
   Transfer Agent Fees and Expenses....................................    **
   Miscellaneous.......................................................    **
                                                                        --------
     Total............................................................. $  **
                                                                        ========

--------
 * The Selling Shareholders will bear their respective pro rata portion of certain expenses of the Offering.
**To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the "PBCL") provide that a business corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, has no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

  PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the director, officer, employee or agent of the corporation has met the applicable standard of conduct. Such determination shall be made:

    (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or

    (2) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

    (3) by the shareholders.

  Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above as contained in sections 1741 and 1742, or in defense of any claim therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  PBCL Section 1745 provides that expenses (including attorneys' fees) incurred by an officer, director, employee or agent of a business corporation in defending any such proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the director, officer, employee or agent of the corporation is not entitled to be indemnified by the corporation.

  PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise both as to action in such person's official capacity and as to action in another capacity while holding office, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

  The By-Laws of the Registrant provide that the Directors, officers, agents and employees of the Registrant shall be indemnified as of right to the fullest extent now or hereafter not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Registrant or otherwise) arising out of their service to the Registrant or to another enterprise at the request of the Registrant.

  PBCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another threatened, pending or completed action or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

  The By-Laws of the Registrant provide that the Registrant may purchase and maintain insurance to protect itself and any Director, officer, agent or employee entitled to indemnification under the By-Laws against any liability asserted against such person and incurred by such person in respect of the service of such person to the Registrant whether or not the Registrant would have the power to indemnify such person against such liability by law or under the provisions of the By-Laws.

  The Registrant maintains directors' and officers' liability insurance covering its Directors and officers with respect to liabilities, including liabilities under the Securities Act of 1933, as amended, which they may incur in connection with their serving as such. Under this insurance, the Registrant may receive reimbursement for amounts as to which the Directors and officers are indemnified by the Registrant under the foregoing By-Law indemnification provision. Such insurance also provides certain additional coverage for the Directors and officers against certain liabilities even though such liabilities may not be covered by the foregoing By-Law indemnification provision.

  As permitted by PBCL Section 1713, the By-Laws of the Registrant provide that no Director shall be personally liable for monetary damages for any action taken, unless such Director's breach of duty or failure to perform constituted self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a Director pursuant to any criminal statute or the liability of a Director for the payment of taxes pursuant to Federal, state or local law. It may also not apply to liabilities imposed upon directors by the Federal securities laws. PBCL
Section 1715(d) creates a presumption, subject to exceptions, that a Director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a Director owes to the corporation, provides that a Director stands in a fiduciary relation to the corporation and must perform his duties as a Director or as a member of any committee of the Board in good faith, in a manner he reasonably believes to be in the best interest of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  During the three years ended December 31, 1997, the Company's predecessor, Federated Investors, sold the following securities in transactions exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder by the Commission:

  1. On March 17, 1995, Federated issued 25,000 Trust Class B Common Shares (without adjusting for subsequent stock dividends) to a senior executive for a total cash consideration of $25,000 pursuant to Federated's Restricted Stock Plan.

  2. On November 27, 1995, Federated issued 15,000 Trust Class B Common Shares (without adjusting for subsequent stock dividends) to a senior executive for a total cash consideration of $15,000 pursuant to Federated's Restricted Stock Plan.

  3. On March 6, 1997, Federated issued 25,000 Trust Class B Common Shares (without adjusting for subsequent stock dividends) to a senior executive for a total cash consideration of $25,000 pursuant to Federated's Restricted Stock Plan.

  4. In January 1996, Federated granted nonqualified stock options to employees under the Stock Incentive Plan with respect to an aggregate of 205,000 Trust Class B Common Shares having an exercise price of $11.58 per share in reliance on Rule 701. The number of shares and the price per share do not reflect the stock dividends declared in November 1996, February 1998 and April 1998.

  5. In December 1997, Federated granted nonqualified stock options to employees under the Stock Incentive Plan with respect to an aggregate of 561,000 Trust Class B Common Shares having an exercise price of $18.00 per share in reliance on Rule 701. The number of shares and the price per share do not reflect the stock dividends declared in February 1998 and April 1998.

  In addition, the Company offered to holders of stock appreciation rights ("SARs") an opportunity to exchange outstanding SARs for an equivalent number of nonqualified stock options to be granted under Federated's Stock Incentive Plan adopted on October 31, 1995. A total of 507,500 SARs then outstanding were exchanged at exercise prices of $11.42 to $11.58 per share (without adjusting for subsequent stock dividends). The exchange was exempt from registration under Section 3(a)(9) of the Securities Act of 1933. The grant of nonqualified options under the Stock Incentive Plan having exercise prices of $11.42 to $11.58 per share, an aggregate of up to $5,878,130 for SARs tendered in exchange, was made in reliance on Rule 701. The foregoing numbers of shares and prices per share do not reflect the subsequent stock dividends declared in November 1996, February 1998, and April 1998.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are filed as part of this registration statement:

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   1.01  Forms of Purchase Agreements (Filed herewith)
   2.01  Agreement and Plan of Merger dated as of February 20, 1998 between
         Federated Investors and the Company(1)
   3.01  Restated Articles of Incorporation of the Company(1)
   3.02  Restated By-Laws of the Company(1)
   4.01  Form of Class A Common Stock certificate(1)
   4.02  Form of Class B Common Stock certificate(1)
   4.04  Stock Purchase Agreement dated August 1, 1989 between the Company and
         Westinghouse Credit Corporation(1)
   4.05  Intercompany Subordination Agreement dated as of June 15, 1996 by and among the Company and its subsidiaries(1)
   4.06  Shareholder Rights Agreement dated August 1, 1989 between the Company and The Standard Fire Insurance Company, as amended through January
         31, 1996(1)
   4.07  Senior Secured Credit Agreement, dated as of January 31, 1996, by and among Federated and the Banks set forth therein and PNC, National
         Association(1)
   4.08  Federated Note Purchase Agreement, dated as of June 15, 1996(1)
   4.09  Federated Program Master Agreement, dated as of October 24, 1997, among Federated, Federated Funding 1997-1, Inc., Federated Management
         Company, Federated Securities Corp., Wilmington Trust Company, PLT
         Finance, L.P., Putnam, Lovell & Thornton Inc. and Bankers Trust
         Company*(1)
   4.10  Federated Investors Program Initial Purchase Agreement, dated as of
         October 24, 1997, between Federated Funding 1997-1, Inc., and
         Wilmington Trust Company, solely as Trustee of the PLT Finance Trust
         1997-1(1)(2)
   4.11  Federated Investors Program Revolving Purchase Agreement, dated as of
         October 24, 1997, between Federated Funding 1997-1, Inc., and PLT
         Finance, L.P.(1)(2)
   4.12  Federated Investors Program Fee Agreement, dated as October 24, 1997, between Federated Investors and PLT Finance, L.P.(1)
   4.13  Schedule X to Federated Program Master Agreement, dated as of October
         24, 1997, among Federated, Federated Funding 1997-1, Inc., Federated
         Management Company, Federated Securities Corp., Wilmington Trust
         Company, PLT Finance, L.P., Putnam, Lovell & Thornton Inc. and Bankers
         Trust Company(1)
   5.01  Opinion of Kirkpatrick & Lockhart LLP as to the legality of the securities being registered (Filed herewith)
   9.01  Voting Shares Irrevocable Trust dated May 31, 1989(1)
  10.01  Stock Incentive Plan(1)
  10.02  Executive Annual Incentive Plan(1)
  10.03  Federated Investors Tower Lease dated January 1, 1993(1)
  10.04  Federated Investors Tower Lease dated February 1, 1994(1)
  10.05  Centre City Tower Lease dated July 23, 1992, as amended(1)
  10.06  Employment Agreement dated January 16, 1997 between Federated
         Investors and Arthur L. Cherry(1)
  10.07  Employment Agreement dated March 17, 1995 between Federated Investors and Henry A. Frantzen(1)
  10.08  Employment Agreement dated December 28, 1990 between Federated
         Investors and John B. Fisher(1)
  10.09  Employment Agreement dated December 22, 1993 between Federated
         Securities Corp. and James Getz(1)
  16.01  Letter of KPMG Peat Marwick LLP(1)
  21.01  Subsidiaries of the Registrant**
  23.01  Consent of Kirkpatrick & Lockhart LLP (included in opinion filed as
         Exhibit 5.01)(1)
  23.02  Consent of Ernst & Young LLP (Filed herewith)
  23.03  Consent of KPMG Peat Marwick LLP (Filed herewith)

 EXHIBIT
 NUMBER                     DESCRIPTION
 -------                    -----------
  24.01  Power of Attorney (included on signature page)**
  27.01  Financial Data Schedule**

--------
 * To be filed by amendment.
** Previously filed.
(1) Incorporated by reference from exhibits to the Company's Registration Statement on Form S-4 (No. 333-48361) originally filed on March 20, 1998 and as amended.
(2) Certain portions of this exhibit have been omitted based upon a request for confidential treatment filed by the Company with the Secretary of the Commission on March 26, 1998, as amended on April 23, 1998. The omitted portion of this exhibit has been separately filed with the Commission.

  (b) Financial statement schedules have been omitted because they are inapplicable, are not required under applicable provisions of Regulation S-X, or the information that would otherwise be included in such schedules is contained in the Registrant's consolidated financial statements or accompanying notes.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on May 7, 1998.

                                          FEDERATED INVESTORS, INC.

                                              /s/ J. Christopher Donahue
                                          By:
                                             ----------------------------------
                                             J. Christopher Donahue
                                             President and Chief Executive
                                             Officer

  Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                  CAPACITY
                                                                DATE




            *                 Chairman and Director          May 7, 1998
-------------------------
John F. Donahue




/s/ J. Christopher Donahue    President, Chief Executive     May 7, 1998
-------------------------      Officer and Director
J. Christopher Donahue




            *                 Director                       May 7, 1998
-------------------------
John W. McGonigle




/s/ Thomas R. Donahue         Chief Financial Officer        May 7, 1998
-------------------------      (Principal Financial and
Thomas R. Donahue              Accounting Officer)

*By: /s/ Thomas R. Donahue
  ----------------------
  Thomas R. Donahue
  Attorney-in-Fact